     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 1999


                                                      REGISTRATION NO. 333-72687

                                                      REGISTRATION NO. 333-36209
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                 PRE-EFFECTIVE
                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                               CLAIMSNET.COM INC.

             (Exact name of Registrant as specified in its charter)

                DELAWARE                                    7374                                   75-2649230
      (State or other jurisdiction                   (Primary Standard                          (I.R.S. Employer
          of incorporation or                    Industrial Classification                    Identification No.)
             organization)                              Code Number)

                            ------------------------

                               CLAIMSNET.COM INC.

                         12801 North Central Expressway

                              Dallas, Texas 75243

                    (Address of principal place of business)

                                  BO W. LYCKE

                President and Chairman of the Board of Directors

                               Claimsnet.com inc.

                         12801 North Central Expressway

                              Dallas, Texas 75243

                                 (972) 458-1701

 (Name, address, and telephone number of principal executive offices and agent for service)

                                   COPIES TO:

      ROBERT STEVEN BROWN, ESQ.                  SPENCER G. FELDMAN, ESQ.
      GERARDO A. LAPETINA, ESQ.                     Greenberg Traurig
        Brock Silverstein LLC                        MetLife Building
         One Citicorp Center                         200 Park Avenue
         153 East 53rd Street                    New York, New York 10166
    New York, New York 10022-4611            (212) 801-9200 / (212) 801-6400
   (212) 371-2000 / (212) 371-5500                      (Telecopy)
              (Telecopy)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. /X/

    IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

    IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

    IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
                               SEE ATTACHED PAGE.
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                        PROPOSED         PROPOSED
                                                         MAXIMUM          MAXIMUM
                                                     OFFERING PRICE      AGGREGATE        AMOUNT OF
   TITLE OF EACH CLASS OF          AMOUNT TO BE            PER           OFFERING       REGISTRATION
 SECURITIES TO BE REGISTERED        REGISTERED          UNIT (1)         PRICE (1)           FEE
Common Stock,
 par value $.001 per share...  1,035,000 shares (2)       $8.00         $8,280,000        $2,806.78
Representatives' Warrants....  90,000 warrants (3)        0.001           $90.00            0.04
Common Stock, par value,
 $.001 per share, issuable
 upon exercise of the
 representatives' warrants...   90,000 shares (4)         13.20          1,188,000         402.72
    Total....................           --                 --           $9,468,090     $3,209.54 (5)(6)

(1) Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2) Includes 135,000 shares of the common stock, par value $.001 per share, of the Registrant, which the underwriters have the option to purchase solely to cover over-allotments, if any.

(3) To be acquired by the representatives.

(4) Issuable upon exercise of the representatives' warrants.


(5) Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included herein relates to two registration statements on Form S-1 (Registration Nos. 333-36209 and 333-72687). The filing of this registration statement constitutes Post-Effective Amendment No. 5 of the registration statement on Form S-1 (333-36209) and Pre-Effective Amendment No. 4 of the registration statement on Form S-1 (333-72687). A filing fee of $11,430.82 was paid by the Registrant in connection with registration statement on Form S-1 (333-36209). The prospectus included herein relates, in addition to the securities referred to above, to the securities referred to in the Calculation of Registration Fee table included in registration statement on Form S-1 (333-36209) consisting of the following: (i) an aggregate of 1,840,000 shares of Common Stock (including 240,000 shares of Common Stock of the Registrant which the underwriters have the option to purchase solely to cover over-allotments, if any); (ii) representatives' warrants to be acquired by the representatives pursuant to which they are entitled to acquire an aggregate of 160,000 shares of Common Stock of the Registrant; and (iii) an aggregate of 160,000 shares of Common Stock issuable upon exercise of such representatives' warrants.


(6) Filing fee previously paid.

                   SUBJECT TO COMPLETION, DATED APRIL 2, 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                2,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               ------------------

    This is an initial public offering of 2,500,000 shares of common stock of Claimsnet.com.

    The common stock has been approved for quotation on the Nasdaq SmallCap-Registered Trademark- Market under the symbol "CLAI," and has been approved for listing on the Boston Stock Exchange under the symbol "CLA."

    WE EXPECT THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $7.00 AND $9.00 PER SHARE.

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                         PER SHARE       TOTAL
Public Offering Price.................................................................   $           $
Underwriting Discount.................................................................   $           $
Proceeds, before expenses, to Claimsnet.com...........................................   $           $

                            ------------------------

    The underwriters may, under some circumstances, for 45 days after the date of this prospectus purchase up to an additional 375,000 shares of common stock from us at the initial public offering price less the underwriting discount.

[CRUTTENDEN ROTH INCORPORATED LOGO]

                                                           [LOGO]

                         THE DATE OF THIS PROSPECTUS IS

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND OUR BUSINESS AND THIS OFFERING FULLY, YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES BEGINNING ON PAGE F-1. REFERENCES IN THIS PROSPECTUS TO "CLAIMSNET.COM," "WE," "OUR," AND "US" REFER TO CLAIMSNET.COM INC., A DELAWARE CORPORATION, TOGETHER WITH ITS SUBSIDIARY AND THEIR PREDECESSORS.

                                 CLAIMSNET.COM

OUR BUSINESS

    We are an electronic commerce company providing healthcare transaction processing for the medical and dental industries by means of the Internet. Our proprietary software, which was developed over the last six years and is installed only on our servers, allows healthcare providers such as doctors and dentists to prepare and enter healthcare claims interactively on the Internet and electronically transmits the claims to us for processing. Our proprietary software also allows us to download claims from the healthcare providers' computers directly to our servers. Our software provides real time editing of the claims data for compliance with the format and content requirements of payors, such as insurance companies and health management organizations, and converts the claims to satisfy the payor's specific processing requirements. We then electronically transmit processed claims on behalf of healthcare providers by means of the Internet, directly or indirectly, to medical and dental payors that accept claims processing transmissions electronically. In addition, our software provides for secure encryption of all claims data transmitted in compliance with Federal regulations. The payors to which we have submitted processed claims, primarily through clearinghouses, such as HBO & Company and Envoy Corporation with which we have agreements, include plans and affiliates of Aetna Life & Casualty Company, Inc., MetLife Healthcare/Metropolitan Healthcare Corporation, Cigna Healthcare, Inc., The Prudential Insurance Company of America, Blue Cross/Blue Shield of Louisiana and United Healthcare Corporation.

    We believe that the following are significant advantages of our electronic claims transmission services over other currently available services:

    - the ability of healthcare providers using our website to interactively prepare claims on the Internet and receive real time edits prior to claim submission,

    - the ease and availability of our training over the Internet,

    - the minimal software and processing power required for providers to use our proprietary software, and

    - the ability to add incremental services, such as patient statements, eligibility verification, electronic remittance advices, and data modeling, through the same browser interface and website as our claims processing services.

    We believe that the improved claims processing procedure will result in a sharply reduced average number of outstanding accounts receivable days, which should improve the healthcare provider's working capital. We believe that the services offered by most of our competitors are generally based on legacy mainframe technology, proprietary networks, and proprietary file formats, which limit their ability to offer interactive Internet-based processing services on an economical basis. In addition, our competitors' services generally require extensive formal training, the installation of substantial software on each healthcare provider's computer, and significant processing power.

    We seek to generate revenue from claim processing services by charging commercial payors, or clearinghouses acting for commercial payors, a transaction fee for claims submitted electronically and by charging healthcare providers a subscription fee for use of our services. Generally, we collect a monthly subscription fee of $19.95 from customers who subscribed to our services on or after January 1, 1998. We have, however, determined to waive all provider subscription fees through January 31, 1999 for customers who subscribed to our services prior to January 1, 1998 as part of our marketing strategy to attract healthcare providers to use our services. We may be unable to collect subscription fees from these healthcare providers after January 31, 1999.

    In December 1998, we began offering patient statement processing services for healthcare providers. We began generating revenue by charging a transaction fee for each statement processed and using a subcontractor to print and mail the bar-coded and customized statements together with a return envelope. We also began offering real time eligibility verification of patient benefit coverage. We seek to generate revenue for these services by charging the healthcare provider an additional subscription fee as well as transaction fees for our verification services.

CUSTOMER CONTRACTS AND RELATIONSHIPS

    In February 1998, we entered into a development and marketing agreement with Millbrook Corporation, a Microsoft solution provider, to be the default claims processing, statement, and remittance advice vendor for all healthcare provider customers of Millbrook. The processing solution we offer Millbrook is tightly integrated through distinctive software allowing automatic updates within each provider's practice management system.

    In April 1998, we signed an agreement with Island Automated Medical Services, Inc., to provide physician billing services to over 2,500 Island customers. We and Island will jointly market the program through training programs, newsletters, and a fee reduction for new customers utilizing the Island standard software.

    In September 1998, we entered into an agreement with Electronic Data Interchange Services, a department of Blue Cross/Blue Shield of Louisiana, to provide claim processing services to Blue Cross/ Blue Shield of Louisiana network providers. Under this agreement, we and Blue Cross/Blue Shield of Louisiana will jointly promote our services to the 9,600 network providers of Blue Cross/Blue Shield of Louisiana through website links, Blue Cross/Blue Shield of Louisiana network communication resources, educational seminars, telemarketing, and direct mail campaigns.

    In September 1998, we entered into a group purchasing agreement with Provider Select, Inc., an affiliate of Premier, Inc., the nation's largest alliance of hospitals and healthcare organizations. Under this agreement, we will provide claim processing, patient statements, eligibility verification, and other services to participating members of Premier.

    In October 1998, as part of our private placements of our securities consummated in 1998, DVI Business Credit Corporation made a strategic investment of $500,000 in us by purchasing shares of our common stock at $6.00 per share. DVI Business Credit Corporation is a wholly-owned subsidiary of DVI, Inc., a leading publicly-traded independent specialty finance company for healthcare providers.

    In November 1998, we signed an agreement with Southern Medical Association, a physician association which provides services to over 35,000 physicians in seventeen Southern states. Under the agreement, we will provide claim processing, patient statements, eligibility verification, and other services to participating members of Southern Medical Association.

ELECTRONIC CLAIMS PROCESSING MARKET

    The healthcare claims processing market, including dental claims, was estimated by Health Data Management, an industry publication, to be over 4.0 billion healthcare claim and HMO encounter or claim form submissions in 1998. This publication has estimated that electronically submitted claims volume increased by 11% in 1998 over 1997 levels, that physicians submitted approximately 40% of their claims electronically in 1998, compared to 38% in 1997, and that the percent of dental claims submitted electronically increased from 13% in 1997 to 15.5% in 1998.

OUR BUSINESS STRATEGY

    Our business strategy is as follows:

    - to aggressively market electronic claims processing services to outpatient healthcare providers, including clinics, hospitals, physicians, HMOs, third party administrators, dentists, and other outpatient service providers;

    - to expand our services to include additional transaction processing functions, such as HMO encounter forms, and practice management functions in order to diversify sources of revenue;

    - to acquire and integrate electronic claims processing companies that enable us to accelerate our entry into the inpatient hospital claims market; and

    - to license our claims processing technology for other applications, including stand-alone purposes, Internet systems, private label use, and original equipment manufacturers.

OUR HISTORY AND STRUCTURE

    We were incorporated under the laws of the State of Delaware in September 1997 under the name Claimsnet.com inc. as a wholly-owned subsidiary of American Net Claims. American Net Claims was incorporated under the laws of the State of Texas in April 1996. In December 1998, American Net Claims merged into Claimsnet.com. Our principal office is located at 12801 North Central Expressway, Suite 1515, Dallas, Texas 75243, and our telephone number is (972) 458-1701.

    In July 1996, we acquired all of the Internet software, licenses, intellectual property rights, and technology developed by an affiliated company, American Medical Finance. See "Use of Proceeds" and "Related Party Transactions." In June 1997, we acquired 100% of the capital stock of Medica Systems, Inc. a software development firm from which we had licensed a portion of our healthcare transaction processing software. We operated in the development stage through March 1997, and then commenced processing claims for healthcare providers. We maintain our Web page at http://claimsnet.com and have registered the Internet domain of Claimsnet.com. Information contained on our Web page does not constitute part of this prospectus.
                            ------------------------

    UNLESS OTHERWISE STATED, THE INFORMATION IN THIS PROSPECTUS DOES NOT GIVE EFFECT TO:

    - THE REPRESENTATIVES' WARRANTS OR THE EXERCISE OF THESE WARRANTS,

    - THE UNDERWRITERS' OVER-ALLOTMENT OPTION OR ITS EXERCISE,

    - UP TO AN AGGREGATE OF 669,230 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF OPTIONS WHICH MAY BE GRANTED PURSUANT TO OUR EXISTING STOCK OPTION PLANS, AND

    - UP TO 31,154 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF OUTSTANDING WARRANTS.

    UNLESS OTHERWISE STATED, THE INFORMATION IN THIS PROSPECTUS REFLECTS:

    - ALL STOCK SPLITS AND REVERSE STOCK SPLITS PRIOR TO THE DATE OF THIS PROSPECTUS AND

    - OUR 1999 PRIVATE PLACEMENT OF SECURITIES. PLEASE SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                                  THE OFFERING

Common Stock Offered.........................  2,500,000 shares

Common Stock Outstanding Immediately Prior to
  this Offering..............................  3,750,000 shares

Shares of Common Stock Outstanding
  Immediately Following this Offering........  6,250,000 shares

Use of Proceeds..............................  We intend to use the net proceeds of this offering as follows:
                                                   - to repay indebtedness, including
                                                   indebtedness to American Medical Finance
                                                     representing solely indebtedness
                                                     incurred by American Medical Finance to
                                                     develop our proprietary software and to
                                                     finance our operations,
                                                   - to increase marketing and research and
                                                     development,
                                                   - to acquire additional capital
                                                   equipment, and
                                                   - for general corporate and working
                                                   capital purposes, including possible
                                                     acquisitions of, and investment in,
                                                     competing or complementary businesses.
                                                     See "Use of Proceeds."

Risk Factors.................................  An investment in our common stock is highly speculative, involves a high degree of risk,
                                               and should be made only by investors who can
                                               afford a complete loss. See "Risk Factors"
                                               and "Dilution."

Nasdaq SmallCap-Registered Trademark- Market
  Trading Symbol.............................  "CLAI"

Boston Stock Exchange Trading Symbol.........  "CLA"

                 SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

    The following selected statement of operations data is for the period from our inception on April 8, 1996 through December 31, 1996 and the years ended December 31, 1997 and 1998. The selected balance sheet data as of December 31, 1996, 1997, and 1998 and statement of operations data are derived from Claimsnet.com's consolidated financial statements and related notes included elsewhere in this prospectus audited by King Griffin & Adamson, P.C., independent certified public accountants for Claimsnet.com. The selected statement of operations data for the year ended December 31, 1997 includes the results of operations of Medica from June 2, 1997, its date of acquisition. The pro forma, as adjusted balance sheet data as of December 31, 1997 and 1998 is adjusted to reflect the following:

    - the net proceeds of $900,000 from our 1999 private placement as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," and

    - the receipt of estimated net proceeds of approximately $17,000,000 from the sale of our common stock at the initial public offering price of $8.00 per share and the initial application of these proceeds as described under "Use of Procceds."

    The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Claimsnet.com's consolidated financial statements and the related notes appearing elsewhere in this prospectus.

                                                                    PERIOD FROM
                                                                   APRIL 8, 1996
                                                                    (INCEPTION)       YEAR ENDED DECEMBER 31,
                                                                      THROUGH       ----------------------------
STATEMENT OF OPERATIONS DATA:                                    DECEMBER 31, 1996      1997           1998
                                                                 -----------------  -------------  -------------
Revenues.......................................................    $    --          $      81,712  $     154,653
                                                                 -----------------  -------------  -------------
Total operating expenses.......................................          147,918        2,514,290      4,509,553
                                                                 -----------------  -------------  -------------
Interest expense--affiliate....................................          158,123          389,548        313,680
Interest income................................................         --                (40,817)        (6,113)
                                                                 -----------------  -------------  -------------
Net loss.......................................................    $    (306,041)   $  (2,781,309) $  (4,662,467)
                                                                 -----------------  -------------  -------------
                                                                 -----------------  -------------  -------------
Loss per weighted average common share outstanding (basic and
  diluted).....................................................    $       (0.13)   $       (0.98) $       (1.41)
                                                                 -----------------  -------------  -------------
                                                                 -----------------  -------------  -------------
Weighted average common shares outstanding (basic and
  diluted).....................................................        2,348,894        2,850,796      3,309,280
                                                                 -----------------  -------------  -------------
                                                                 -----------------  -------------  -------------

                                                DECEMBER 31, 1997      DECEMBER 31, 1998
                                              ---------------------  ---------------------
                                                         PRO FORMA,   ACTUAL    PRO FORMA,
                                                             AS      ---------      AS
BALANCE SHEET DATA:                            ACTUAL     ADJUSTED               ADJUSTED
                                              ---------  ----------  (UNAUDITED) ----------
Current assets..............................  $ 419,329  $16,462,712 $ 105,691  $12,974,106
Total assets................................  2,174,597  18,281,277  1,653,479  14,205,352
Working capital.............................     36,202  15,979,585  (1,088,978) 11,904,437
Long-term debt..............................  3,468,320      --      4,323,127      --
Stockholders' equity (deficit)..............  (1,676,850) 17,698,150 (3,864,317) 13,035,683

    This prospectus contains forward-looking statements and information relating to Claimsnet.com. We intend to identify forward-looking statements in this prospectus by using words such as "believes," "intends," "expects," "may," "will," "should," "plan," "projected," "contemplates," "anticipates," or similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Our actual future results may differ significantly from the results discussed in the forward-looking statements in this prospectus. Some, but not all, of the factors that may cause this kind of difference include those which we discuss in the Risk Factors section beginning on page 9 of this prospectus.

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK, AND SHOULD BE MADE ONLY BY INVESTORS WHO CAN AFFORD A COMPLETE LOSS. YOU SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE OTHER MATTERS REFERRED TO IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK.

RISKS SPECIFIC TO CLAIMSNET.COM

    WE HAVE A DEFICIT IN STOCKHOLDERS' EQUITY AND WE ANTICIPATE LOSSES

    As of December 31, 1996, 1997 and 1998, we had working capital of $15,659, $36,202, and $(1,088,978), respectively, and stockholders' deficit of $(3,430,041), $(1,676,850), and $(3,864,317), respectively. See the consolidated financial statements and the related notes. We generated revenues of $81,712 through December 31, 1997 and $154,653 for the year ended December 31, 1998. We have incurred net losses since inception and expect to continue to operate at a loss for the foreseeable future. For the period from our inception in April 1996 through December 1996 and the years ended December 31, 1997, and 1998, we incurred net losses of $(306,041), $(2,781,309), and $(4,662,467), respectively.
We may never achieve profitability. In addition, during the year ended December 31, 1998, we recorded negative cash flow of $351,152. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--In General."

    A significant portion of our revenues for the year ended December 31, 1997 were from software licensing fees to a former customer of Medica. The customer was a home-based claims processing business opportunity vendor. License revenues to the customer, totalling $51,011, are included in our revenues for the year ended December 31, 1997. We have since cancelled the contract.

    BECAUSE WE HAVE BEEN IN BUSINESS FOR A SHORT PERIOD OF TIME, THERE IS LIMITED INFORMATION UPON WHICH YOU CAN EVALUATE OUR BUSINESS

    We were organized in April 1996 and were a development stage company through March 31, 1997. We are currently processing claims for approximately 1,000 providers and have entered into agreements with clearinghouses providing access to more than 150 payors which, on average, pay us $.10 per claim. Consequently, we have a very limited operating history upon which you may base an evaluation of us and determine our prospects for achieving our intended business objectives. We are prone to all of the risks inherent to the establishment of any new business venture. You should consider the likelihood of our future success to be highly speculative in light of our limited operating history, as well as the limited resources, problems, expenses, risks, and complications frequently encountered by similarly situated companies in the early stages of development, particularly companies in new and rapidly evolving markets, such as electronic commerce. To address these risks, we must, among other things:

    - maintain and increase our customer base,

    - implement and successfully execute our business and marketing strategy,

    - continue to develop and upgrade our technology and transaction-processing systems,

    - continually update and improve our website,

    - provide superior customer service,

    - respond to competitive developments, and

    - attract, retain, and motivate qualified personnel.

    We may not be successful in addressing these risks, and our failure to do so could have a material adverse effect on our business, prospects, financial condition, and results of operations.

    FLUCTUATIONS IN OUR OPERATING RESULTS MAY AFFECT OUR STOCK PRICE

    We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside our control. Factors that may adversely affect our quarterly operating results include:

    - our ability to retain existing customers, attract new customers at a steady rate, and maintain customer satisfaction,

    - the announcement or introduction of new sites, services, and products by us and our competitors,

    - price competition or higher prices in the industry,

    - the level of use of the Internet and online services and the rate of market acceptance of the Internet and other online services for the purchase of "business to business" services, such as those which we offer,

    - our ability to upgrade and develop our systems and infrastructure in a timely and effective manner,

    - the amount of traffic on our website,

    - technical difficulties, system downtime, or Internet brownouts,

    - the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, and infrastructure,

    - government regulation, and

    - general economic conditions and economic conditions specific to the Internet, electronic commerce, and the medical claims processing industry.

    As a result of these factors, in one or more future quarters, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of the common stock would likely be materially adversely affected.

    OUR MARKETING STRATEGY HAS NOT BEEN TESTED AND MAY NOT RESULT IN SUCCESS

    To date, we have conducted limited marketing efforts. To penetrate our market we will have to exert significant efforts to create awareness of, and demand for, our products and services. We intend to upgrade our marketing efforts to include advertising on the Internet, direct mail, e-mail, and an expanded sales staff. We seek to generate revenue by charging commercial payors, or clearinghouses acting on behalf of commercial payors, a transaction fee for each claim submitted and healthcare providers a monthly subscription fee for the use of our services. We have, however, as part of our marketing plan, decided to waive all provider subscription fees through at least January 31, 1999 for those customers which subscribed to our services prior to January 1, 1998. All of our marketing efforts have been largely untested in the marketplace, and may not result in sales of our products and services. Further, we may be unable to build a provider customer base or collect subscription fees from these healthcare providers after January 31, 1999. Our failure to develop our marketing capabilities, succesfully market our products or services, or recover the cost of our services would have a material adverse effect on our business, prospects, financial condition, and results of operations. Our waiver of subscriber fees through January 31, 1999 could have a material adverse effect on our business, prospects, financial condition, and results of operations. See "Use of Proceeds," "Business--Business Strategy," and "Business--Customers."

    IF WE ARE UNABLE TO UPGRADE OUR SYSTEMS, WE MAY BE UNABLE TO PROCESS AN INCREASED VOLUME OF CLAIMS

    A key element of our strategy is to generate a high volume of traffic on, and use of, our website. If the volume of traffic on our website or the number of claims submitted by customers substantially increases, we will have to expand and further upgrade our technology, claims processing systems, and network infrastructure to accommodate these increases or our systems may suffer from unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of claims processing, and delays in reporting accurate financial information. Our inability to add additional software and hardware or to develop and upgrade our existing technology, claims processing systems, or network infrastructure to accommodate increased traffic on our website or increased claims submission volume through our claims processing systems may cause. We may be unable to effectively upgrade and expand our claims processing system or to integrate smoothly any newly developed or purchased modules with our existing systems, which could have a material adverse effect on our business, prospects, financial condition, and results of operations. See "Business-- Business Strategy."

    BECAUSE WE DEPEND UPON A SINGLE SITE FOR OUR COMPUTER AND COMMUNICATIONS SYSTEMS WE ARE MORE VULNERABLE TO THE EFFECTS OF NATURAL DISASTERS, COMPUTER VIRUSES, AND SIMILAR DISRUPTIONS

    Our ability to successfully receive and process claims and provide high-quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Our proprietary software resides solely on our servers, all of which, as well as all of our communications hardware, are located in a monitored server facility in Washington, DC. Our systems and operations are in a secured facility with hospital-grade electrical power, redundant telecommunications connections to the Internet backbone, uninterruptible power supplies, and generator back-up power facilities. Further, we maintain redundant systems at a separate facility for backup and disaster recovery. Despite such safeguards, we remain vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake, and similar events. In addition, we do not, and may not in the future, carry sufficient business interruption insurance to compensate us for losses that may occur. Despite our implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions, which could lead to interruptions, delays, loss of data, or the inability to accept and process customer claims. The occurrence of any of these events could have a material adverse effect on our business, prospects, financial condition, and results of operations. See "Business--Healthcare Transaction Processing Software and Security," and "Business--Facilities."

    WE RELY ON INTERNALLY DEVELOPED SYSTEMS WHICH ARE INEFFICIENT, WHICH MAY PUT US AT A COMPETITIVE DISADVANTAGE

    We use an internally developed system for our website and for a portion of our claims processing software. As we developed these systems primarily to support the rapid growth of claim submission volume and customer service and less on traditional accounts, control, and reporting, these systems are inefficient and require a significant amount of manual effort to prepare information for financial and accounting reporting. Such manual effort is time-consuming and costly and may place us at a competitive disadvantage when compared to competitors with more efficient systems. We intend to upgrade and expand our claims processing systems and to integrate newly-developed and purchased modules with our existing systems in order to improve the efficiency of our reporting methods and support increased transaction volume, although we are unable to predict whether these upgrades will improve our competitive position when compared to our competitors.

    BECAUSE OUR MANAGEMENT WILL CONTINUE TO OWN A SUBSTANTIAL PORTION OF OUR COMMON STOCK FOLLOWING THIS OFFERING, INVESTORS MAY HAVE DIFFICULTY OBTAINING THE NECESSARY STOCKHOLDER VOTE FOR CORPORATE ACTIONS CONTRARY TO THE WISHES OF MANAGEMENT

    Upon the completion of this offering, our current directors and executive officers will together beneficially own approximately 2,282,589, or 36.5%, of the outstanding shares of common stock, or approximately 34.5% of the outstanding shares of common stock if the underwriters' over-allotment option is exercised in full. As a result,

    - our current officers and directors will have the ability to substantially influence the outcome of all matters on which stockholders are entitled to vote, including the elections of our directors and the approval of significant corporate transactions, and

    - investors in this offering may have difficulty attaining the necessary stockholder vote required for corporate actions contrary to the wishes of management.

    AS WE HAVE ALLOCATED A PORTION OF THE NET PROCEEDS OF THIS OFFERING GENERALLY, INVESTORS WILL NOT HAVE THE OPPORTUNITY TO REVIEW THE SPECIFIC ALLOCATION OF THESE NET PROCEEDS IN DECIDING WHETHER TO PURCHASE SHARES OF COMMON STOCK IN THIS OFFERING

    Management has allocated approximately $11,177,000, or 65.7%, of the estimated net proceeds of this offering for marketing, research and development, and general corporate and working capital purposes. Accordingly, management will have broad discretion as to the application of these net proceeds, and investors will not have the opportunity to review the specific allocation of these net proceeds in deciding whether to purchase shares of common stock in this offering. See "Use of Proceeds."

    OUR MANAGEMENT TEAM IS RELATIVELY NEW, WE HAVE LIMITED SENIOR MANAGEMENT RESOURCES, AND WE NEED TO ATTRACT AND RETAIN HIGHLY SKILLED PERSONNEL; WE MAY BE UNABLE TO EFFECTIVELY MANAGE GROWTH WITH OUR LIMITED RESOURCES

    From our inception on April 8, 1996 to December 31, 1996, and during the years ended December 31, 1997 and 1998, we expanded from one to 11 employees, from 11 to 23 employees, and from 23 to 45 employees, respectively. The majority of our senior management joined us after January 1, 1997, and some officers have no prior senior management experience at public companies. Our new employees include a number of key managerial, technical, financial, marketing, and operations personnel who have not yet been fully integrated into our operations and we expect to add additional key personnel in the near future. We expect the expansion of our business to place a significant strain on our limited managerial, operational, and financial resources. We will be required to expand our operational and financial systems significantly and to expand, train, and manage our work force in order to manage the expansion of our operations. Our failure to fully integrate our new employees into our operations could have a material adverse effect on our business, prospects, financial condition, and results of operations. Our ability to attract and retain highly skilled personnel is critical to our operations and expansion. We face competition for these types of personnel from other technology companies and more established organizations, many of which have significantly larger operations and greater financial, marketing, human, and other resources than we have. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms, or at all. If we are not successful in attracting and retaining these personnel, our business, prospects, financial condition, and results of operations will be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Business Strategy," and "Business--Employees."

    WE DEPEND UPON OUR SENIOR MANAGEMENT AND THEIR LOSS OR UNAVAILABILITY COULD PUT US AT A COMPETITIVE DISADVANTAGE

    We currently depend upon the efforts and abilities of our senior executives. The loss or unavailability of the services of any these individuals for any significant period of time could have a material adverse effect on our business, prospects, financial condition, and results of operations. We have obtained, own, and are the sole beneficiary of, key-person life insurance in the amount of $2,000,000 on the life of Bo W. Lycke, our Chairman of the board of directors, President, and Chief Executive Officer. This insurance may not continue to be available to us on reasonable terms, or at all. Mr. Lycke and Messrs. Ward L. Bensen and Robert H. Brown Jr., two of our Directors, serve as the Chairman of the board of directors, a Director and Senior Vice President, and a Director, respectively, of American Medical Finance. See "Related Party Transactions." In addition, while we have entered into an employment agreement with Mr. Lycke, he may terminate the agreement on 30 days' notice. See "Management--Employment Agreements."

    WE MAY BE REQUIRED TO USE FUNDS WHICH WE WOULD OTHERWISE USE FOR GROWTH TO RESCIND OUR 1998 PRIVATE PLACEMENTS AND OUR 1999 PRIVATE PLACEMENT

    During 1998 and 1999 we completed our 1998 private placements and our 1999 private placement for aggregate gross proceeds of approximately $3,475,000. Pursuant to the Securities Act the rules and regulations under the Securities Act, and the interpretations of the Commission, we may be required to offer the investors in our 1998 private placements and our 1999 private placement the opportunity to require us to repurchase the securities which they purchased in these private placements for a price equal to the amount they paid for these securities when they were purchased from us. If we are so required to offer the investors this opportunity to rescind these investments and all of the investors in our 1998 private placements and our 1999 private placement determine to exercise these rescission rights, we would be required to refund all of the gross proceeds of these private offerings to the investors. These proceeds would be paid in part with the net proceeds of this offering. In that event, our business, prospects, financial condition, and results of operations could be materially adversely affected. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS

    Our ability to compete effectively will depend on our ability to maintain the proprietary nature of our services and technologies, including our proprietary software and the proprietary software of others with which we have entered into software licensing agreements. A portion of the proprietary software that we received in the Medica acquisition was the subject of litigation between Vision Software, Inc. and Medica. The litigation was settled and withdrawn with prejudice. We hold no patents and rely on a combination of trade secrets and copyright laws, nondisclosure, and other contractual agreements and technical measures to protect our rights in our technological know-how and proprietary services. In addition, we have been advised that trademark and service mark protection of our corporate name is not available. We depend upon confidentiality agreements with our officers, directors, employees, consultants, and subcontractors to maintain the proprietary nature of our technology. These measures may not afford us sufficient or complete protection, and others may independently develop know-how and services similar to ours, otherwise avoid our confidentiality agreements, or produce patents and copyrights that would materially and adversely affect our business, prospects, financial condition, and results of operations. We believe that our services are not subject to any infringement actions based upon the patents or copyrights of any third parties; however, our know-how and technology may in the future be found to infringe upon the rights of others. Others may assert infringement claims against us, and if we should be found to infringe upon their patents or copyrights, or otherwise impermissibly utilize their intellectual property, our ability to continue to use our technology could be materially restricted or prohibited. If this event occurs, we may be required to obtain licenses from the holders of this intellectual property, enter into royalty agreements, or redesign our products so as not to utilize this intellectual property, each of which may prove to be uneconomical or otherwise impossible. Licenses or royalty agreements required in order for us to use this technology may not be available on terms acceptable to us, or at all. These claims could result in litigation, which could materially adversely affect our business, prospects, financial condition, and results of operations. See "Business-- Intellectual Property."

    WE INTEND TO USE FUNDS WHICH WE WOULD OTHERWISE USE FOR GROWTH TO REPAY INDEBTEDNESS TO AN AFFILIATE, WHICH COULD LIMIT OUR ABILITY TO EXPAND

    We intend to use approximately $4,373,000, or 25.7%, of the net proceeds of this offering to repay our promissory note to American Medical Finance and to repay advances accrued under our line of credit with American Medical Finance. As a result, we will be unable to utilize these funds for growth, which could limit our ability to implement our current plans for expansion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Related Party Transactions."

    WE CANNOT PREDICT OUR FUTURE CAPITAL NEEDS AND WE MAY NOT BE ABLE TO SECURE ADDITIONAL FINANCING

    We believe that the net proceeds of this offering, together with anticipated revenues from operations, will be sufficient to satisfy our capital requirements for at least the next 18 months. Our belief is based on our operating plan which in turn is based on assumptions, which may prove to be incorrect. See "Risk Factors--We may be required to rescind our 1998 private placements and our 1999 private placement." As a result, our financial resources may not be sufficient to satisfy our capital requirements for this period. If our financial resources are insufficient and, in any case, after this 18-month period, we may require additional financing in order to meet our plans for expansion. We cannot predict whether this additional financing will be in the form of equity or debt, or be in another form. We may not be able to obtain the necessary additional capital on a timely basis or on acceptable terms, if at all. In any of these events, we may be unable to implement our current plans for expansion or to repay our debt obligations as they become due. In the event that any future financing should take the form of equity securities, the holders of the common stock may experience additional dilution. See "Use of Proceeds," "Dilution," and "Business--Business Strategy."

    WE WOULD LOSE REVENUES AND INCUR SIGNIFICANT COSTS IF OUR SYSTEMS OR MATERIAL THIRD PARTY SYSTEMS ARE NOT YEAR 2000 COMPLIANT

    Although we have already completed an internal review, we are conducting a formal assessment to determine the Year 2000 readiness of our proprietary software. We are also in the process of contacting third party vendors, licensors of hardware, and software, and services, and customers regarding their Year 2000 readiness. Following our assessment and after contacting these third parties, we will be able to make an evaluation of our state of readiness, our risks and costs, and determine whether a contingency plan is necessary. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

    BECAUSE WE WILL NOT PAY CASH DIVIDENDS, INVESTORS MAY HAVE TO SELL CLAIMSNET.COM SHARES IN ORDER TO REALIZE THEIR INVESTMENT

    We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Any credit agreements which we may enter into with institutional lenders may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, and any other factors that the board of directors decides is relevant. See "Dividend Policy" and "Description of Securities--Common Stock."

    SOME PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS MAY DETER OUR ACQUISITION

    Some of the provisions of our certificate of incorporation, our by-laws, and the laws of the State of Delaware could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. See "Description of Securities."

RISKS SPECIFIC TO OUR INDUSTRY

    INTERNET SECURITY POSES RISKS TO OUR ENTIRE BUSINESS

    The electronic submission of healthcare claims and other electronic healthcare transaction processing services by means of our proprietary software involves the transmission and analysis of confidential and proprietary information of the patient, the healthcare provider, or both, as well as our own confidential and proprietary information. The compromise of our security or misappropriation of proprietary information could have a material adverse effect on our business, prospects, financial condition, and results of operations. We rely on encryption and authentication technology licensed from other companies to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as medical information. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the technology used by us to protect customer transaction data. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. Concerns over the security of the Internet and other online transactions and the privacy of users may also inhibit the growth of the Internet and other online services generally, and the website in particular, especially as a means of conducting commercial transactions. To the extent that our activities or the activities of others involve the storage and transmission of proprietary information, such as diagnostic and treatment data, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches. Our failure to prevent these security breaches may have a material adverse effect on our business, prospects, financial condition, and results of operations. See "Business--Healthcare Transaction Processing Software and Security."

    WE WILL ONLY BE ABLE TO EXECUTE OUR BUSINESS PLAN IF ELECTRONIC COMMERCE CONTINUES TO GROW

    Our future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce by submitters of medical claims. Rapid growth in the use of, and interest in, the Internet, the Web, and online services is a recent phenomenon, and may not continue on a lasting basis. In addition, customers may not adopt, and continue to use, the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and few services and products have generated profits. For us to be successful, the healthcare community must accept and use novel and cost efficient ways of conducting business and exchanging information.

    In addition, the public in general, and the healthcare industry in particular, may not accept the Internet and other online services as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet and other online "business to business" services continue to experience significant growth in the number of users, their frequency of use, or in their bandwidth requirements, the infrastructure for the Internet and online services may be unable to support the demands placed upon them. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in, or insufficient availability of, telecommunications services to support the Internet or other online services also could result in slower response times and adversely affect usage of the Internet and other online services generally and our product and services in particular. If use of the Internet and other online services does not continue to grow or grows more slowly than we expect, if the infrastructure for the Internet and other online services does not effectively support the growth that may occur, or if the Internet and other online services do not become a viable commercial marketplace, our business, prospects, financial condition, and results of operations could be materially adversely affected.

    WE MAY NOT BE ABLE TO ADAPT AS THE INTERNET, ELECTRONIC COMMERCE, AND CUSTOMER DEMANDS CONTINUE TO EVOLVE

    The Internet and the electronic commerce industry are characterized by:

    - rapid technological change,

    - changes in user and customer requirements and preferences,

    - frequent new product and service introductions embodying new technologies, and

    - the emergence of new industry standards and practices that could render our existing website and proprietary technology and systems obsolete.

    Our success will depend, in part, on our ability to:

    - enhance and improve the responsiveness and functionality of our online claims processing services,

    - license leading technologies useful in our business, enhance our existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our prospective or current customers, and

    - respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

    The development of website and other proprietary technology will involve significant technical and business risks. We may not be able to successfully adapt to such demands. Our failure to respond in a timely manner to changing market conditions or customer requirements would have a material adverse effect on our business, prospects, financial condition, and results of operations. See "Business-- Business Strategy."

    WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY IN OUR INDUSTRY

    The medical claims processing industry is highly competitive and is dominated by a number of significantly larger companies with greater resources than we have. We may not successfully compete in any market in which we conduct or may conduct operations. In addition, in certain market segments, including psychiatry and surgery, we believe that we are not currently able to compete with existing potential competitors and, accordingly, we have designed our business plan to address other market segments. See "Business--Electronic Claims Processing Market" and "Business--Competition."

    REGULATORY AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS

    We are not currently subject to direct regulation by any government agency other than laws or regulations applicable to electronic commerce, but we process information which, by law, must remain confidential. The U.S. Healthcare Financing Administration has defined security requirements for Internet communications including healthcare data. We operate in compliance with these requirements. Due to the increasing popularity and use of the Internet and other online services, federal, state, and local governments may adopt laws and regulations, or amend existing laws and regulations, with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws to impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our services and increase our cost of doing business, or otherwise have a material adverse effect on our business, prospects, financial condition, and results of operations. Moreover, the relevant governmental authorities have not resolved the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership and personal privacy and it may take time to resolve these issues definitively. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on our business, prospects, financial condition, and results of operations.

RISKS SPECIFIC TO THIS OFFERING

    THERE IS NOT CURRENTLY A PUBLIC MARKET FOR OUR COMMON STOCK, THE OFFERING PRICE OF OUR COMMON STOCK IS ARBITRARY, AND WE MUST SATISFY THE APPLICABLE REQUIREMENTS FOR OUR COMMON STOCK TO TRADE ON THE NASDAQ SMALLCAP MARKET

    There is not currently a public market for our common stock, and an active trading market may not develop or be sustained. Unless and until a public market develops, purchasers of our common stock may have difficulty selling their shares of common stock.

    The initial public offering price of the shares was arbitrarily determined by negotiations between the underwriters and us, and does not necessarily bear any relationship to our assets, book value, results of operations, or any other generally accepted indicia of value. See "Underwriting." From time to time after this offering, the market price of our common stock may experience significant volatility. Our quarterly results, announcements by us or our competitors regarding acquisitions or dispositions, new procedures or technology, changes in general conditions in the economy, and general market conditions could cause the market price of the common stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' common stock and have often been unrelated to the operating performance of these companies.

    Under the currently effective criteria for initial listing of securities on the Nasdaq SmallCap Market, a company must have at least $4,000,000 in net tangible assets, a minimum bid price of $4.00 per share, and securities in the hands of the public with a market value of at least $5,000,000. For continued listing, a company must maintain $2,000,000 in net tangible assets, a minimum bid price of $1.00, and a public float of at least $1,000,000. If we cannot maintain the standards for continued listing, our common stock could be subject to delisting from the Nasdaq SmallCap Market. Trading, if any, in our common stock would then be conducted in the over-the-counter market on the OTC Bulletin Board established for securities that do not meet the Nasdaq SmallCap Market listing requirements or in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our shares.

    THE MARKET FOR THE COMMON STOCK MAY SUFFER IN THE EVENT OF DELISTING FROM THE NASDAQ SMALLCAP MARKET AND IF OUR COMMON STOCK IS "PENNY STOCK"

    If our common stock were delisted from the Nasdaq SmallCap Market, and no other exclusion from the definition of a "penny stock" under the Exchange Act were available, our common stock would be subject to the penny stock rules that impose additional sales practice requirements on broker-dealers who sell these securities to persons other than established customers and accredited investors. Accredited investors are generally those investors with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with a spouse. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase, and must have received the purchaser's written consent to the transaction prior to sale. As a result, delisting, if it were to occur, could materially adversely affect the ability of broker-dealers to sell our common stock and the ability of purchasers in this offering to sell their shares in the secondary market.

    INVESTORS MAY HAVE DIFFICULTY SELLING THEIR SHARES OF COMMON STOCK AND THE MARKET PRICE OF THE COMMON STOCK MAY DECLINE IF CRUTTENDEN ROTH OR ISG DISCONTINUE MAKING A MARKET FOR ANY REASON

    A significant number of the shares sold in this offering may be sold to customers of the underwriters. These customers may engage in transactions for the sale or purchase of the shares through or with the underwriters. Although they have no obligation to do so, Cruttenden Roth Incorporated and ISG Solid Capital Markets, LLC intend to make a market in the shares and may otherwise effect transactions in the common stock. If they participate in the market, they may influence the market, if one develops, for the common stock. They may discontinue making a market in the common stock at any time. Moreover, if Cruttenden Roth or ISG sells the shares of common stock issuable upon exercise of the representatives' warrants, they may be required under the Exchange Act to temporarily suspend its market-making activities. The price and liquidity of the common stock may be significantly affected by the degree, if any, of their direct or indirect participation in the market.

    INVESTORS IN THIS OFFERING WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION

    The initial public offering price per share exceeds the net tangible book value per share. Accordingly, investors purchasing shares in this offering will
(1) pay a price per share which substantially exceeds the value of our assets after subtracting our intangible assets and liabilities and (2) contribute 73.8% of the total amount invested to date to fund us, but will only own 40% of the shares of common stock outstanding. See "Dilution."

    FUTURE SALES OF COMMON STOCK BY OUR EXISTING STOCKHOLDERS COULD ADVERSELY AFFECT OUR STOCK PRICE

    The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, or the perception that these sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After this offering, we will have outstanding 6,250,000 shares of common stock. Of these shares, the 2,500,000 shares being offered in this offering will be freely tradeable. This leaves 3,750,000 shares eligible for sale in the public market. Our directors and officers and a number of our stockholders who hold 2,341,847 shares in the aggregate have entered into lock-up agreements by which they have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of the underwriters for a period of 24 months from the date of this prospectus. Some of our stockholders who hold 1,408,153 shares in the aggregate have entered into lock-up agreements by to which they have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of the underwriters for a period of 12 months from the date of this prospectus. The number of shares of common stock and the dates when these shares will become freely tradeable in the market, subject to the lock-up agreements, is as follows:

NUMBER OF SHARES   DATE
-----------------  ---------------------------------------------------------------------------
     3,111,458     On the date of this prospectus
       239,343     Within six months of the date of this prospectus
       399,199     Between six and twelve months from the date of this prospectus

    As of the date of this prospectus, warrants to purchase a total of 11,154 shares of common stock are outstanding and currently exercisable. Following this offering, we intend to file a registration statement to register for issuance and resale the 669,230 shares of common stock reserved for issuance under our existing stock option plans described in "Management-- Director Compensation" and "Management--1997 Stock Option Plan." We expect that registration statement to become effective immediately upon filing. Shares issued upon the exercise of stock options granted under the 1997 Plan will be eligible for resale in the public market from time to time subject to vesting and, in the case of some options, the expiration of the lock-up agreements referred to in the preceding paragraph.

    Upon the closing of this offering, we intend to grant non-qualified stock options to purchase approximately 400,000 shares of common stock to a number of our officers and employees. The exercise price per share of these options is expected to be the initial public offering price of the common stock. These option grants are expected to vest in the following manner: 25% per year for four years commencing on the one year anniversary of the grant of the option. None of the shares issuable upon the exercise of these options will be subject to a lock-up agreement with the underwriters as described below.

    Some of our stockholders, holding approximately 1,110,644 shares of common stock, have the right, subject to a number of conditions and limitations, to include their shares in registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the market price of the common stock to fall. In addition, any demand to include these shares in our registration statements could have an adverse effect on our ability to raise needed capital. See "Management--1997 Stock Option Plan," "Management--Director Compensation," "Principal Stockholders," "Risk Factors," and "Underwriting."

    ISG HAS A LIMITED UNDERWRITING HISTORY

    ISG was first registered a broker-dealer in 1997 and has completed three firm commitment public offerings in which it was a co-managing underwriter. Prospective purchasers of the securities offered hereby should consider this limited experience in evaluating this offering. There can be no assurance that the lack of experience of ISG will not adversely affect this offering or the subsequent development of a trading market for the shares. See "Underwriting."

    THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS PRESENT RISKS AND UNCERTAINTIES

    This prospectus contains forward-looking statements regarding our plans and objectives for the future. These forward-looking statements are based on current expectations that involve numerous risks and uncertainties. Our plans and objectives are based on a successful execution of our expansion strategy and are based upon a number of assumptions, including assumptions relating to the growth in the use of the Internet and that there will be no unanticipated material adverse change in our operations or business. These assumptions involve judgments with respect to, among other things, future economic, political, competitive, and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could prove inaccurate. The forward-looking statements included in this prospectus may prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, you should not regard these statements as representations by us or any other person that we will achieve our objectives and plans.

    THE TERMINATION OF OUR PRIOR PUBLIC OFFERING MAY AFFECT THIS OFFERING AND THE DEVELOPMENT OF A TRADING MARKET FOR OUR COMMON STOCK

    Our initial registration statement was declared effective on December 10, 1998 and on this date the shares of common stock subject to that registration statement commenced trading. For reasons unknown to us, our then-underwriter, Strasbourger Pearson Tulcin Wolff Incorporated, a registered broker-dealer, unilaterally terminated its obligations under the underwriting agreement. As a result, the NASD cancelled all trades effected on December 10, 1998. The events described in this paragraph may adversely affect this offering or the subsequent development of a trading market for the shares.

                                USE OF PROCEEDS

    The net proceeds to be received by us from the sale of the shares offered in this offering are estimated to be approximately $17,000,000. We presently intend to use the net proceeds of this offering as follows:

                                                                                                        APPROXIMATE
                                                                                        APPROXIMATE    PERCENTAGE OF
APPLICATION OF NET PROCEEDS                                                                AMOUNT      NET PROCEEDS
--------------------------------------------------------------------------------------  ------------  ---------------
Repayment of indebtedness.............................................................  $  5,373,000          31.6%

Marketing.............................................................................     3,500,000          20.6

Research and development..............................................................     2,000,000          11.8

Acquisition of capital equipment......................................................       450,000           2.6

General corporate and working capital purposes, including possible acquisitions of,
 and investments in, competing or complementary businesses and technologies...........     5,677,000          33.4

    The following is a description of each of the items in the table above.

    REPAYMENT OF INDEBTEDNESS. Claimsnet.com will use the estimated net proceeds of this offering allocated to the repayment of indebtedness as follows:

    - to repay $2,000,000 pursuant to the promissory note from Claimsnet.com to American Medical Finance relating to the acquisition by Claimsnet.com of its Internet software, intellectual property rights, Internet technology, and technology rights from American Medical Finance, which accrues interest at the rate of 9.50% per annum and is collateralized by all of the rights and properties so purchased,

    - to repay approximately $1,462,000 pursuant to the American Medical Finance credit line,

    - to repay approximately $911,000 of accrued interest pursuant to this note and line of credit, and

    - to repay $1,000,000 pursuant to the Series A 12% Subordinated Notes issued by Claimsnet.com in its 1999 private placement.

In addition, see "Management's Discussion and Analysis of Financial Condition and Results of Operations_Liquidity and Capital Resources,"
"Management_Directors and Executive Officers," "Principal Stockholders," and "Related Party Transactions."

    MARKETING. Claimsnet.com will use the estimated net proceeds of this offering allocated to marketing for advertising on the Internet, trade publications, direct mail programs, vendor exhibits, salaries for personnel, brochures, and public relations.

    RESEARCH AND DEVELOPMENT. Claimsnet.com will use the estimated net proceeds of this offering allocated to research and development for the continued enhancement of its Internet-based healthcare transaction processing system.

    ACQUISITION OF CAPITAL EQUIPMENT. Claimsnet.com will use the estimated net proceeds of this offering allocated to the acquisition of capital equipment to purchase or otherwise acquire computers, servers, communication hardware and software, and networking equipment.

    GENERAL CORPORATE AND WORKING CAPITAL PURPOSES. Claimsnet.com will use the estimated net proceeds of this offering allocated to general corporate and working capital purposes to fund the capital requirements associated with its growth, including, without limitation, the retention and training of additional personnel. In the ordinary course of its business, Claimsnet.com from time to time evaluates technologies for acquisition or license that, if acquired, could be used in the development of product or software candidates. Claimsnet.com currently has no agreements, plans, or arrangements with respect to any acquisition or investment. Our management and in particular our board of directors and authorized officers will have broad discretion as to the application of these proceeds. In addition, the net proceeds, if any, from the exercise of the underwriters' over-allotment option will be used for general corporate and working capital purposes.

    The net proceeds, if any, from the exercise of the underwriters' over-allotment option will be utilized for general corporate and working capital purposes.

    Under the Securities Act, the rules and regulations under the Securities Act, and the interpretations of the Commission, we may be required to offer rescission to investors in our 1998 private placements and our 1999 private placement. If we are so required and all of those investors determine to exercise such rescission rights, we would be required to refund the entirety of the gross proceeds of these private offerings to those investors. Those proceeds would be paid in part with the net proceeds of this offering. See "Risk Factors--We may be required to rescind our 1998 private placements and our 1999 private placement."

    The foregoing represents our best estimate of the allocation of the net proceeds of the sale of the shares offered in this offering based upon our contemplated operations, our business plan, and current economic and industry conditions and is subject to reapportionment of proceeds among the categories listed above or to new categories in response to, among other things, changes in our plans, regulations, industry conditions, and future revenues and expenditures. The amount and timing of expenditures will vary depending on a number of factors, including changes in our contemplated operations or business plan and changes in economic and industry conditions.

    Based on our operating plan, we believe that the net proceeds of this offering, together with anticipated revenues from continuing operations, will be sufficient to satisfy our capital requirements and finance our plans for expansion for at least the next 18 months. We base this belief upon a number of assumptions, which may prove to be incorrect. Accordingly, there can be no assurance that these resources will satisfy our capital requirements for said period. We may require additional financing in order to expand our operations. Additional financing may take the form of the issuance of common or preferred stock or debt securities, and may involve bank or other lender financing. There can be no assurance that we will be able to obtain needed additional capital on a timely basis, on favorable terms, or at all.

    Pending their use, we will invest the net proceeds of this offering in short-term, interest bearing, investment grade securities.

                                    DILUTION

    As of December 31, 1998, the net tangible book value of Claimsnet.com, was $(5,154,241), or approximately $(1.42) per share of common stock based on 3,625,000 shares of common stock outstanding. The net tangible book value per share represents the amount of Claimsnet.com's total assets less the amount of its intangible assets and its liabilities, divided by the number of shares of common stock outstanding at December 31, 1998.

    After giving effect to the net proceeds of approximately $900,000 from our 1999 private placement and to the estimated net proceeds from the sale by Claimsnet.com of 2,500,000 shares of common stock offered in this offering at the initial public offering price per share of $8.00 and the initial application of those proceeds as described in "Use of Proceeds," the as adjusted net tangible book value of Claimsnet.com at December 31, 1998 would have been $12,162,301, or approximately $1.95 per share of common stock. This represents an immediate increase in the adjusted net tangable book value of $3.37 per share to existing stockholders and an immediate dilution in as adjusted net tangable book value of $6.05 per share, or 75.6%, to investors in this offering. The following table illustrates the per share dilution:

                                                                                                      PER SHARE OF
                                                                                                         COMMON
                                                                                                          STOCK
                                                                                                      -------------
Initial public offering price.........................................................                  $    8.00
  Net tangible book value at December 31, 1998........................................   $    (1.42)
  Increase in net tangible book value.................................................         3.37
                                                                                        ------------
As adjusted net tangible book value after this offering (1)...........................                       1.95
                                                                                                            -----
Dilution of net tangible book value to new investors (1)..............................                  $    6.05
                                                                                                            -----
                                                                                                            -----

    If the underwriters' over-allotment option is exercised in full, the as adjusted net tangible book value per share after this offering would be $2.23 and dilution per share to new investors in this offering would be $5.77.

    The following table sets forth, as of the date of this prospectus:

    - the number of shares of common stock purchased,

    - the percentage of total shares of common stock purchased,

    - the total consideration paid, and

    - the percentage of total consideration paid, and the average price per share of common stock paid by the investors in this offering and the current stockholders of Claimsnet.com.

                                                       SHARES OF COMMON
                                                        STOCK PURCHASED         TOTAL CONSIDERATION        AVERAGE
                                                    -----------------------  --------------------------   PRICE PER
                                                      NUMBER    PERCENTAGE      AMOUNT      PERCENTAGE      SHARE
                                                    ----------  -----------  -------------  -----------  -----------
Stockholders as of December 31, 1997..............   3,111,458        49.8%  $   4,535,500        16.7%   $    1.46
1998 private placements and 1999 private placement
  Stockholders....................................     638,542        10.2%      2,579,000         9.5%   $    4.04
New Investors.....................................   2,500,000        40.0%     20,000,000        73.8%   $    8.00
                                                    ----------       -----   -------------       -----
Total.............................................   6,250,000       100.0%  $  27,114,500       100.0%
                                                    ----------       -----   -------------       -----
                                                    ----------       -----   -------------       -----

                                 CAPITALIZATION

    The following table sets forth, as of December 31, 1998:

    - the actual capitalization of Claimsnet.com,

    - the as adjusted capitalization of Claimsnet.com, adjusted to give effect to its receipt of proceeds of approximately $1,000,000 from our 1999 private placement, and

    - the as adjusted capitalization of Claimsnet.com, adjusted to give effect to its receipt of proceeds of approximately $1,000,000 from our 1999 private placement and the sale of the shares offered in this offering at the initial public offering price per share of $8.00 and the initial application of the net proceeds from this offering as set forth under the heading "Use of Proceeds."

    The data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Claimsnet.com's consolidated financial statements and related notes and other financial information included elsewhere in this prospectus.

                                                          DECEMBER 31, 1998
                                        -----------------------------------------------------
                                                                                AS ADJUSTED
                                                                                 AFTER 1999
                                                                                  PRIVATE
                                                            AS ADJUSTED        PLACEMENT AND
                                                         AFTER 1999 PRIVATE    INITIAL PUBLIC
                                           ACTUAL            PLACEMENT            OFFERING
                                        -------------  ----------------------  --------------
Short-term debt:......................  $     350,000      $      350,000       $    350,000
                                        -------------         -----------      --------------
                                        -------------         -----------      --------------
Long-term debt:.......................      4,323,127           5,323,127                 --
                                        -------------         -----------      --------------
Stockholders' equity
  Preferred stock--$0.001 par value,
    Authorized--4,000,000 shares;
    issued and outstanding--0
    shares............................             --                  --                 --
  Common stock--$0.001 par value,
    Authorized-- 40,000,000 shares;
    issued and outstanding 3,625,000
    shares, actual; 6,250,000 shares,
    as adjusted.......................          3,625               3,750              6,250
Additional paid-in capital............      3,881,875           3,985,750         20,983,250
Accumulated deficit...................     (7,749,817)         (7,849,817)        (7,953,817)
                                        -------------         -----------      --------------
Total stockholders' equity............     (3,864,317)         (3,860,317)        13,035,683
                                        -------------         -----------      --------------
Total capitalization..................  $     458,810      $    1,462,810       $ 13,035,683
                                        -------------         -----------      --------------
                                        -------------         -----------      --------------

                            SELECTED FINANCIAL DATA

    The following selected statement of operations data is for the period from our inception on April 8, 1996 through December 31, 1996 and the years ended December 31, 1997 and 1998. The selected balance sheet data as of December 31, 1996, 1997 and 1998 and statement of operations data are derived from Claimsnet.com's consolidated financial statements and related notes included elsewhere in this prospectus audited by King Griffin & Adamson P.C., independent certified public accountants for Claimsnet.com. The selected statement of operations data for the year ended December 31, 1997 includes the results of operations of Medica from June 2, 1997, its date of acquisition. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Claimsnet.com's consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                             PERIOD FROM
                                                            APRIL 8, 1996
                                                             (INCEPTION)       YEAR ENDED DECEMBER 31,
                                                               THROUGH       ----------------------------
                                                          DECEMBER 31, 1996      1997           1998
                                                          -----------------  -------------  -------------
STATEMENT OF OPERATIONS DATA:
Revenues................................................    $    --          $      81,712  $     154,653
                                                          -----------------  -------------  -------------
Total operating expense.................................          147,918        2,514,290      4,509,553
                                                          -----------------  -------------  -------------
Interest expense--affiliate.............................          158,123          389,548        313,680
Interest income.........................................         --                (40,817)        (6,113)
                                                          -----------------  -------------  -------------
Net loss................................................    $    (306,041)   $  (2,781,309) $  (4,662,467)
                                                          -----------------  -------------  -------------
                                                          -----------------  -------------  -------------
Loss per weighted average common share outstanding
  (basic and diluted)...................................    $       (0.13)   $       (0.98) $       (1.41)
                                                          -----------------  -------------  -------------
                                                          -----------------  -------------  -------------
Weighted average common shares outstanding (basic and
  diluted)..............................................        2,348,894        2,850,796      3,309,280
                                                          -----------------  -------------  -------------
                                                          -----------------  -------------  -------------

                                                                                      DECEMBER 31,
                                                                       -------------------------------------------
                                                                           1996           1997           1998
                                                                       -------------  -------------  -------------
BALANCE SHEET DATA:
Current assets.......................................................  $      15,659  $     419,329  $     105,691
Total assets.........................................................        978,332      2,174,597      1,653,479
Working capital......................................................         15,659         36,202     (1,088,978)
Long-term debt.......................................................      4,408,373      3,468,320      4,323,127
Stockholders' deficit................................................     (3,430,041)    (1,676,850)    (3,864,317)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND OTHER PORTIONS OF THIS PROSPECTUS CONTAIN FORWARD-LOOKING INFORMATION THAT INVOLVE RISKS AND UNCERTAINTIES. CLAIMSNET.COM'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY THESE FORWARD-LOOKING INFORMATION. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER THE HEADING "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH CLAIMSNET.COM'S CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

IN GENERAL

    As of December 31, 1996, December 31, 1997 and December 31, 1998, Claimsnet.com had working capital of $15,659, $36,202, and $(1,088,978), respectively, and stockholders' equity (deficit) of $(3,430,041), $(1,676,850), and $(3,864,317), respectively. Claimsnet.com generated revenues of $81,712 through December 31, 1997, and $154,653 for the year ended December 31, 1998. Claimsnet.com has incurred net losses since inception and expects to continue to operate at a loss for the foreseeable future. For the period from our inception on April 8, 1996 through December 31, 1996, the years ended December 31, 1997, and 1998, Claimsnet.com incurred net losses of $(306,041), $(2,781,309), and $(4,662,467), respectively. There can be no assurance that Claimsnet.com will ever achieve profitability. In addition, during the year ended December 31, 1998, Claimsnet.com recorded negative cash flow of $351,152.

    Claimsnet.com is in the early stage of operations and, as a result, the relationships between revenue, cost of revenue, and operating expenses reflected in the financial information included in this prospectus do not represent future expected financial relationships. Much of the cost of revenue and operating expenses reflected in Claimsnet.com's consolidated financial statements are relatively fixed costs. Claimsnet.com expects that these expenses will increase with the escalation of sales and marketing activities and transaction volumes, but at a much slower rate of growth than the corresponding revenue increase. Accordingly, Claimsnet.com believes that, at its current stage of operations period to period comparisons of results of operations are not meaningful.

PLAN OF OPERATIONS

    Claimsnet.com's business strategy is:

    - to aggressively market electronic claims processing services to outpatient healthcare providers, including clinics, hospitals, physicians, HMOs, third party administrators, dentists, and other outpatient service providers,

    - to expand the services offered by Claimsnet.com to include additional transaction processing functions, such as eligibility for benefit coverage, HMO encounter forms, and practice management functions, such as in order to diversify sources of revenue.

    - to acquire and integrate electronic claims processing companies that enable Claimsnet.com to accelerate its entry into the inpatient hospital claims market, and

    - to license its claims processing technology for stand-alone purposes, Internet systems, private label use, and original equipment manufacturers.

    Through June 30, 1999, Claimsnet.com anticipates that its primary source of revenues will be fees paid by users for insurance claim and patient statement services. Afterwards, Claimsnet.com expects to receive fees from commercial medical and dental payors and other payors for delivering claims electronically. In addition, after an initial free period of unlimited technical support, Claimsnet.com intends to charge users a fee for technical support comparable to those charged by other healthcare software vendors.

    Claimsnet.com's principal operating costs are anticipated to be marketing, research and development, acquisition of capital equipment, and general and administrative expenses. Claimsnet.com intends to continue to develop and upgrade its technology and transaction-processing systems and continually update and improve its website to incorporate new technologies, protocols, and industry standards. Claimsnet.com intends to engage in a dedicated marketing and sales plan, including advertising at relevant sites on the Internet and in trade publications, conducting direct mail programs targeting healthcare providers and payors, such as commercial medical and dental payors, hiring additional sales and marketing personnel, preparing brochures and other promotional materials, and engaging in a public relations campaign designed to expose Claimsnet.com and its services to healthcare providers and payors which otherwise would not be exposed to Claimsnet.com and its products and services. In connection with the expansion of the its business, Claimsnet.com intends to acquire additional computers and networking equipment to permit an increased volume of claims to be processed by it. General and administrative expenses include all corporate and administrative functions that serve to support Claimsnet.com's current and future operations and provide an infrastructure to support future growth. Major items in this category include management and staff salaries and benefits, travel, network administration and data processing, training, and rent.

RESULTS OF OPERATIONS

    YEARS ENDED DECEMBER 31, 1997 AND 1998

    REVENUES. Revenues increased from $81,712 in 1997 to $154,653 in 1998. The increase is due to an increase in the number of customers subscribing to and using Claimsnet.com's service to file insurance claims.

    COST OF REVENUES. Cost of revenues increased from $250,889 in 1997 to $648,748 in 1998. The increase results primarily from an increase in the number of employees involved in setting up customers as sales and marketing efforts expanded and supporting customers as the customer base increased. The increase in cost of revenues is disproportionately larger than the increase in revenues because much of the cost is attributable to the initial setup of clients that will produce recurring revenues over future periods.

    RESEARCH AND DEVELOPMENT. Research and development expense increased from $461,245 in 1997 to $530,502 in 1998. The increase is attributed to an increase in the number of employees involved in software development and testing activities related to improvements in the claims processing system and the introduction of complementary products such as patient statement processing services and eligibility verification of patient coverage.

    SOFTWARE AMORTIZATION. Software amortization expense increased from $402,835 in 1997 to $672,328 in 1998. The increase is due to the capitalization of $911,741 of software development costs associated with the acquisition of Medica in June 1997 and the related full-year amortization charge in 1998 versus the partial-year charge in 1997.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expense increased from $1,399,321 in 1997 to $2,657,975 in 1998. The increase is the result of an increase of approximately $500,000 in sales and marketing expenses, an increase of approximately $350,000 in information systems expenses, and the write-off of $411,641 of deferred financing costs incurred in conjunction with an initial public offering that was not completed.

    INTEREST EXPENSE - AFFILIATE. Interest expense -- affiliate decreased from $389,548 in 1997 to $313,680 in 1998. The decrease is due to the completion of a series of private equity placements in 1997 and 1998, from which the proceeds were used to reduce the line of credit due to affiliate until such time as the funds were needed for operating activities.

    INTEREST INCOME. Interest income decreased from $40,817 in 1997 to $6,113 in 1998. The decrease is due to a reduction in the average balance of short term investments. During late 1997, the proceeds from private equity placements were sufficient to fully repay the line of credit due to affiliate and the excess funds were invested in short term securities. During early 1998 all remaining short term investments were liquidated to provide working capital and the proceeds from the subsequent private equity placements did not exceed the balance of the line of credit due to affiliate.

    Net cash used by operating activities increased from $1,583,579 in 1997 to $2,681,172 in 1998. The increase is generally attributable to the increase in operating expenses, offset by an increase in non-cash amortization expense and an increase in accrued liabilities, primarily related to deferred offering costs. Net cash used in investing activities decreased from $436,864 in 1997 to $120,159 in 1998. During 1997, cash used in investing activities included non-recurring uses of $84,336 related to the Medica acquisition and $193,173 related to capitalized software development costs. Net cash provided by financing activities increased slightly from $2,399,697 in 1997 to $2,450,179 in 1998. Proceeds from common stock issuances related to private equity placements decreased by $226,000 and net borrowings under the line of credit due to affiliate increased by $1,031,288 while payments for deferred offering costs increased by $754,806.

LIQUIDITY AND CAPITAL RESOURCES

    On July 31, 1996, Claimsnet.com acquired all of the Internet software, licenses, intellectual property rights, and technology developed by an affiliated company, American Medical Finance, in exchange for $3,740,000 in the form of a promissory note. As discussed below, the principal amount of this note represents a portion of the indebtedness incurred by American Medical Finance in connection with the financing of the development of Claimsnet.com's proprietary software. On September 23, 1997, American Medical Finance reduced the principal amount of this note to $2,000,000 and contributed the remaining $1,740,000 in principal amount of this note to the capital of Claimsnet.com. American Medical Finance is affiliated to Claimsnet.com through common stockholders, including Mr. Lycke, the Chairman of the board of directors, President, and Chief Executive Officer of Claimsnet.com, and Messrs. Bensen and Brown, Directors of Claimsnet.com, and as a stockholder of Claimsnet.com. The note accrues interest at the rate of 9.50% per annum and is collateralized by all of the Internet software, intellectual property rights, Internet technology, and technology rights of Claimsnet.com, including software development costs. Claimsnet.com intends to utilize a portion of the net proceeds of this offering to satisfy such obligation. The acquisition of the Internet software, licenses, intellectual property rights, and technology was recorded at the book value of the assets purchased.

    Upon the consummation of the acquisition of the Internet software, licenses, intellectual property rights, and technology developed by American Medical Finance, American Medical Finance agreed to provide Claimsnet.com with a credit line of up to $2,000,000 to facilitate additional development of Claimsnet.com's services and technology. During June 1998, American Medical Finance purchased nine units of Claimsnet.com's then pending 1998 private placement, each unit consisting of 11,967 shares of common stock, for an aggregate of 107,704 shares. As consideration for the purchase, American Medical Finance canceled $450,000 of the principal balance then outstanding under the credit line. At December 31, 1998, advances under this line of credit were approximately $1,462,000. The line of credit accrues interest at the rate of 9.50% per annum and is secured by all of the assets of Claimsnet.com, other than the collateral securing the note from Claimsnet.com to American Medical Finance described above. Accrued interest at December 31, 1998, under the line of credit and this note totaled $860,789 and is due on October 3, 2000. Claimsnet.com intends to utilize a portion of the net proceeds of this offering to satisfy such obligation.

    American Medical Finance will use all of the funds received from Claimsnet.com in repayment of the note and the line of credit to repay a portion of its debt incurred to finance our software and operations. None of our executive officers or directors will be the recipient of any of these funds. See "Related Party Transactions."

    In May 1997, Claimsnet.com consummated the private offering of 45 units, each unit consisting of 12,885 shares of common stock, for aggregate gross proceeds of $2,250,000. Claimsnet.com has used, and intends to use, the net proceeds of the 1997 private placement for ongoing working capital requirements.

    On June 2, 1997, Claimsnet.com acquired 100% of the capital stock of Medica, a software development firm from which it had licensed a portion of its healthcare transaction processing software. In accordance with the terms of the acquisition agreement, the purchase price for all of the outstanding capital stock of Medica was:

    - 119,671 shares of common stock,

    - $100,000 in cash, paid upon the consummation of the acquisition,

    - $125,000 in cash payable on February 9, 1999 and $225,000 on December 11, 1999 and accruing interest at the rate of 8% per annum, and

    - $57,797 representing 50% of amounts collected on outstanding accounts receivable of Medica that existed on the closing date.

The software technology of Medica constitutes the primary value to Claimsnet.com from the acquisition. Randall S. Lindner, Vice President of Technology of Claimsnet.com, served as the President of Medica prior to the consummation of the Medica acquisition.

    During the second quarter of 1998, Claimsnet.com consummated a private placement of 20 units, each unit consisting of 11,967 shares of common stock, for aggregate gross proceeds of $1,000,000. From July through October 1998 Claimsnet.com consummated a private placement of 29.5 units, each unit consisting of 9,295 shares of common stock, for aggregate gross proceeds of approximately $1,475,000. During March 1999, Claimsnet.com consummated a private placement of 20 units, each unit consisting of $50,000 principal amount of Series A 12% Notes due 2000 and 6,250 shares of common stock, for aggregate gross proceeds of $1,000,000. Claimsnet.com has used, and intends to use, the net proceeds of its 1998 private placements and its 1999 private placement for ongoing working capital purposes. Pursuant to the Securities Act, the rules and regulations thereunder, and the interpretations of the Commission, Claimsnet.com may be required to offer rescission to investors in its 1998 private placements and its 1999 private placement. If Claimsnet.com is required to offer rescission of the private placements and all of such investors determine to exercise such rescission rights, Claimsnet.com would be required to refund the entirety of the gross proceeds of such private offerings to such investors. In such event, the business, prospects, financial condition, and results of operations of Claimsnet.com could be materially adversely affected.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with these "Year 2000" requirements. Claimsnet.com's business is dependent on the operation of numerous systems that could potentially be impacted by Year 2000 related problems. Those systems include, among others:

    - hardware and software systems used by Claimsnet.com to deliver services to its customers, including Claimsnet.com's proprietary software systems as well as hardware and software supplied by third parties,

    - communications networks, such as the Internet and private intranets, which Claimsnet.com depends on to provide electronic transactions to its customers,

    - the internal systems of Claimsnet.com's customers and suppliers,

    - the hardware and software systems used internally by Claimsnet.com in the management of its business, and

    - non-information technology systems and services used by Claimsnet.com in its business, such as telephone systems and building systems.

    Claimsnet.com has internally reviewed the proprietary software systems it uses to deliver services to its customers. Although Claimsnet.com believes that its internally developed applications and systems are designed to be Year 2000 compliant, Claimsnet.com utilizes third-party equipment and software that may not be Year 2000 compliant. Failure of third-party or currently owned equipment or software to operate properly with regard to the Year 2000 could require Claimsnet.com to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on its business, prospects, financial condition, and results of operations. Claimsnet.com does not believe that its expenditures to upgrade its internal systems and applications will be material to its business, prospects, financial condition, and results of operations.

    Futhermore, the success of Claimsnet.com's efforts may depend on the success of other healthcare participants in dealing with their Year 2000 issues. Many of these organizations are not Year 2000 compliant, and the impact of widespread customer failure on Claimsnet.com's systems is difficult to determine. Customer difficulties due to Year 2000 issues could interfere with healthcare transactions or information, which might expose Claimsnet.com to significant potential liability. If client failures result in the failure of Claimsnet.com's systems, its business, prospects, financial condition, and results of operations would be materially adversely affected. Futhermore, the purchasing patterns of these customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to become Year 2000 compliant. The costs of becoming Year 2000 compliant for current or potential customers may result in reduced funds being available to purchase and implement Claimsnet.com's applications and services.

    Claimsnet.com is conducting a formal assessment of its Year 2000 exposure in order to determine what steps beyond those identified by its internal review may be advisable. Claimsnet.com does not presently have a contingency plan for handling Year 2000 problems that are not detected and corrected prior to their occurrence. Any failure of Claimsnet.com to address any unforeseen Year 2000 issue could adversely affect its business, prospects, financial condition, and results of operations.

                                    BUSINESS

IN GENERAL

    Claimsnet.com is an electronic commerce company engaged in healthcare transaction processing for the medical and dental industries by means of the Internet. Claimsnet.com's proprietary software, which was developed over the last six years and resides entirely on its servers, allows healthcare providers to prepare and enter healthcare claims interactively on the Internet and electronically transmits the claims to Claimsnet.com for processing. It also allows Claimsnet.com to download claims from the healthcare providers' computers directly to its servers. The software provides real-time editing of the claims data for compliance with the format and content requirements of payors and converts the claims to satisfy payor's specific processing requirements. Claimsnet.com then electronically transmits processed claims on behalf of healthcare providers by means of the Internet, directly or indirectly, to medical and dental payors that accept claims processing transmissions electronically. In addition, Claimsnet.com's software provides for secure encryption of all claims data transmitted in compliance with the regulations of the United States Health Care Financing Administration. The payors to which claims processed by Claimsnet.com have been submitted, primarily through clearinghouses, such as HBO & Company and Envoy Corporation with which it has agreements, include plans and affiliates of Aetna Life & Casualty Company, Inc., MetLife Healthcare/Metropolitan Healthcare Corporation, Cigna Healthcare, Inc., The Prudential Insurance Company of America, Blue Shield/Blue Cross of Louisiana, and United Healthcare Corporation.

    Claimsnet.com believes that the following are significant advantages of its electronic claims transmission services over other currently available services:

    - the ability of healthcare providers utilizing its website to interactively prepare claims on the Internet and receive real time edits prior to claim submission,

    - the ease and availability of Claimsnet.com-provided training over the Internet,

    - the minimal software and processing power required for providers to utilize the Claimsnet.com's proprietary software, and

    - the ability to add incremental services, such as patient statements, eligibility verification, electronic remittance advices and data modeling, through the same browser interface and website as the Claimsnet.com's claims processing services.

    Claimsnet.com believes that the improved claims processing procedure will result in a sharply reduced average number of outstanding accounts receivable days, which should improving the provider's working capital. Claimsnet.com believes that the services offered by its competitors are generally based on legacy mainframe technology, proprietary networks, and proprietary file formats, which limit the ability of those competitors to offer interactive Internet-based processing services on an economical basis. In addition, competitors' services generally require extensive formal training, the installation of substantial software on each healthcare provider's computer, and significant processing power.

    Claimsnet.com seeks to generate revenue from claim processing services by charging commercial payors, or clearinghouses acting for commercial payors, a transaction fee for claims submitted electronically and by charging healthcare providers a subscription fee for use of its services. Generally, Claimsnet.com collects a monthly subscription fee of $19.95 from customers who subscribed to its services on or after January 1, 1998. Claimsnet.com has, however, determined to waive all provider subscription fees through January 31, 1999 for customers who subscribed to its services prior to January 1, 1998 as part of its marketing strategy to attract healthcare providers to use its services. Claimsnet.com may be unable to collect subscription fees from these healthcare providers after January 31, 1999.

    In December 1998, Claimsnet.com began offering patient statement processing services for healthcare providers. Claimsnet.com began generating revenue by charging a transaction fee for each statement processed and uses a subcontractor to print and mail the bar-coded and customized statements along with a return envelope. Claimsnet.com also began offering real time eligibility verification of patient benefit coverage. Claimsnet.com seeks to generate revenue by charging the healthcare provider an additional subscription fee as well as transaction fees for verification purposes.

ELECTRONIC CLAIMS PROCESSING MARKET

    The healthcare electronic claims processing market, including dental claims, is estimated by Health Data Management, an industry publication, to include over
4.0 billion healthcare claim and HMO encounter form or claim submissions in 1997. This publication has forecasted this market to grow at the rate of approximately 7% per annum through the year 2000 and has determined that, of the current total claim volume, approximately 1.6 billion claims or more are submitted on paper forms. Currently, electronic claims processing is used to process approximately 40% of all medical outpatient claims and 15.5% of all dental claims. Claimsnet.com believes that, as a result of the low penetration of electronic claims processing among healthcare providers and dentists, this market presents an attractive opportunity for it to offer a low-cost effective service. Claimsnet.com intends to focus its marketing efforts on outpatient claims, including claims of clinics, hospitals, physicians, dentists, and other outpatient service providers, as it believes they are the underserved segments of the market.

    Claimsnet.com believes that the least developed market segment for electronic claims processing is the dental community. Due to the lower average number of claims submitted by dental practitioners compared to medical providers, current claims processing systems used in the dental market result in a high cost per claim for dentists. Claimsnet.com intends to enroll dentists and install its healthcare transaction processing software. An estimated 30,000 dental practices have computer resources for Internet access.

    The number of non-electronic paper claims transactions in the HMO market is increasing rapidly and Claimsnet.com believes that another underserved segment of the outpatient claims processing market is HMO claims. Currently there is no formal transmission document standard. Accordingly, Claimsnet.com believes that the opportunity exists for it to utilize its claims processing configuration to make available a document scanning service using hypertext markup language. This will enable Claimsnet.com to convert an encounter form into a document that appears identical to the printed version, yet is designed to reconfigure the data entered and presents it in a format that conforms to a payor's specific requirements.

    Healthcare claims are generally processed by clearinghouses using a similar operating structure to that which exists in the credit card industry. A merchant that accepts a credit card for payment does not send payment requests directly to the bank that issued the card, but sends the payment request to a clearinghouse. The payment request is processed and transmitted to the appropriate bank. Healthcare claim clearinghouses accept, sort, process, edit, and then forward the claims to the appropriate payors, either electronically or on paper. The major healthcare clearinghouses operate in a mainframe computer environment. This operating configuration is both expensive and time consuming due to the source code changes required to continuously process claims correctly to meet payor requirements. In contrast, Claimsnet.com's healthcare transaction processing software system on the Internet is designed to operate in an open client-server configuration. This operating alternative can offer the provider a method of bypassing the clearinghouse and communicating directly with the payor in a rapid, accurate, and cost-effective manner. Claimsnet.com believes that if the industry evolves toward direct payor submission of claims, its software will be able to offer efficient access to payors to its healthcare provider customers.

BUSINESS STRATEGY

    Claimsnet.com's business strategy is as follows:

    - to aggressively market electronic claims processing services to outpatient healthcare providers, including clinics, hospitals, physicians, HMOs, third party administrators, dentists, and other outpatient service providers,

    - to expand the services offered by Claimsnet.com to include additional transaction processing functions, such as eligibility for benefit coverage, HMO encounter forms, and practice management functions in order to diversify sources of revenue,

    - to acquire and integrate electronic claims processing companies that enable Claimsnet.com to accelerate its entry into the inpatient hospital claims market, and

    - to license its claims processing technology for other applications, including stand-alone purposes, Internet systems, private label use, and original equipment manufacturers.

    There can be no assurance that any of Claimsnet.com's business strategies will succeed or that any of its business objectives will be met with any success.

    EXPANDED MARKETING EFFORTS

    To date, Claimsnet.com has engaged in limited marketing efforts. Achieving market penetration will require significant efforts by Claimsnet.com to create awareness of, and demand for, its products and services. Claimsnet.com intends to utilize a portion of the net proceeds from this offering to upgrade its marketing services to include advertising on the Internet, an expanded sales staff, targeted e-mail and mail campaigns, and participation in major trade shows.

    Claimsnet.com is also actively seeking partners for alliances and joint ventures, including managed care companies, Internet service and information providers, traditional healthcare information systems providers, and major payors, seeking solutions to the costly handling of paper claims. See "Business-- Customers" for a description of contracts that Claimsnet.com has entered.

    Claimsnet.com believes that there are opportunities for joint marketing with banks, insurance companies, and pharmaceutical companies that desire online interfacing with healthcare providers. There can be no assurance that Claimsnet.com will secure any alliances or joint venture relations, or if it does, that such alliances or joint ventures relationships will be profitable.

    On each of Claimsnet.com's Internet and extranet Web pages, there is space reserved for advertisers. Claimsnet.com intends to sell the space to quality advertisers desiring to target healthcare providers.

    EXPANSION OF ONLINE SERVICES

    Claimsnet.com recently commenced offering additional services to its subscribers with the introduction of patient statement processing services and real-time eligiblity verification of patient benefit coverage. Following this offering, Claimsnet.com intends to develop and offer other services to increase its revenue per client. The targeted services will include HMO encounter forms, practice management functions, such as CPT code analysis and fee schedule analysis, batched claims delivery, and statistical data processing as it relates to claim payments from insurance companies.

    IDENTIFICATION OF POTENTIAL STRATEGIC ACQUISITIONS

    Claimsnet.com is seeking opportunities to capitalize on the fragmented nature of the healthcare electronic claims processing market through the acquisition of regional "wholesale" claims processing companies or software companies complementing its current services. Acquisitions would be targeted which allow Claimsnet.com to enter the hospital inpatient healthcare claims processing marketplace rapidly and would permit Claimsnet.com to implement its Internet based healthcare transaction processing software solution in that marketplace. Claimsnet.com currently has no agreement, plan or arrangement with respect to any acquisition, and there can be no assurance that Claimsnet.com's management will be able identify suitable acquisition candidates, and if candidates are located, that Claimsnet.com will be able to consummate any such transaction.

    Nevertheless, investors should be aware that Claimsnet.com's future plans are subject to a number of variables outside its control, such as the availability of suitable acquisition candidates, the availability of sufficient management resources, the continued growth of Internet commerce, and the continued acceptance of the Internet as a suitable medium of transmission for healthcare claims. There can be no assurance that Claimsnet.com will be able to implement any of these plans, or that these plans, when and if implemented, will be successful.

    ENTERING INTO LICENSING AGREEMENTS

    Claimsnet.com may seek to offer a complete private label solution on the Internet to clearinghouses or payors seeking an Internet solution to claims processing.

HEALTHCARE TRANSACTION PROCESSING SOFTWARE AND SECURITY

    Claimsnet.com's healthcare transaction processing software is designed for in-patient, out-patient, and dental claims. The software is modular, providing valuable flexibility, and generally consists of the following components:

    - industry standard website management software,

    - state-of-the-art commercial security and encryption software licensed by Claimsnet.com from third parties, including Citrix, and

    - core processing software developed by Medica which provides claims review, claims processing, hard-coding of claims, and a "table-based" software coding of claims variables.

    The expensive and time-consuming hard-coding routines required by traditional systems have been replaced by a user friendly system that is table-based. This permits payor-specific edits to meet the requirements of payors and avoids expensive onsite software changes. Claimsnet.com personnel inputs new edits. Once healthcare providers connect to Claimsnet.com's secure website, Claimsnet.com's software edits claims on-line automatically, using a database containing more than 22,000 edit variables. The direct provider-payor connections offered by Claimsnet.com's system are designed to allow for immediate billing data and information exchange when it becomes available from the payors. In the event that a particular payor cannot accept submission of claims electronically, Claimsnet.com prints and mails hard copies of the claims to these payors and charges the provider for this additional service.

    During the initial application process, a new customer interacts with Claimsnet.com's proprietary "Print Wizard," that downloads claim files from the provider's practice management system. When connecting to the Internet, the provider's browser encryption is automatically enabled at the client extranet site. The user must "log-in" through a secure firewall to reach Claimsnet.com's healthcare transaction processing system. At this point, the healthcare provider, at his option, may automatically enable an additional level of encryption, claims are extracted from the provider's PC, and editing begins. Only claims containing errors are identified for editing. Once claims are edited, they are queued with accurate claims for transmission to payors. Should a claim not be acceptable electronically by a payor, the claim is automatically printed and mailed by the payor gateways. This mailing service is optional to the providers. To assure proper network operation and allow other revenue producing services, such as custom reports, eligibility inquiries, and decision support tools, Claimsnet.com monitors all traffic through its private application server and firewall.

    Claimsnet.com's healthcare transaction processing software system is based upon a client-server computing model and includes a variety of different software applications. Individual applications work together to provide the extraction and encryption of claims from a provider's practice management system to Claimsnet.com's Internet claims processing server, where editing and formatting occurs in a secure environment. Claimsnet.com's system then delivers the claims to the payor gateway. The different software applications have either been purchased, licensed, or developed by Claimsnet.com. In June 1997, Claimsnet.com consummated the Medica acquisition. Medica had licensed the core editing software to Claimsnet.com.

    Claimsnet.com's website is structured into three sections: "PUBLIC INTERNET," "CLIENT EXTRANET," and "PRIVATE INTRANET." The PUBLIC INTERNET site provides company background, product demonstrations, and customer enrollment forms. The CLIENT EXTRANET provides a secure individual customer area for private customer communication and encrypted claims transmission. The United States Healthcare Financing Administration has deferred security requirements for Internet communications including healthcare data. Claimsnet.com operates in compliance with these requirements. Traditional claims clearinghouses that use regular phone and private data networks cannot provide this level of data security. The PRIVATE INTRANET site is designed for internal communications, website operating reports, customer support, and reporting.

    With the exception of the commercial software, such as that provided by Citrix and Microsoft, Claimsnet.com has either identified back-up sources for all the software used or, in the event of a business failure by the licensing vendor, Claimsnet.com owns the source code.

TRAINING AND HARDWARE REQUIREMENTS

    The training for the various products and services offered by Claimsnet.com is free and delivered online through its client extranet to the provider, seven days a week, 24 hours a day. The tutorial and other training documents are always available at Claimsnet.com's Web home page the location of which on the Web is http://claimsnet.com. After an initial free period of unlimited service, Claimsnet.com will charge users a fee for technical support comparable to those charged by other healthcare software vendors.

    No significant hardware investment by the customer is required in order to take advantage of Claimsnet.com's services. The system requires the provider to use a 28,800 bps asynchronous modem and a PC with Windows 3.11 or Windows 95 or 98 operating system installed. An Internet Service Provider, such as AT&T Worldnet, MCI, and Physicians' Online, offers local telecommunication to the Internet. Claimsnet.com's customers are responsible for obtaining and maintaining the Internet Service Provider connection.

INTERNET/INTRANET

    The processing configuration used by Claimsnet.com requires limited electronic claims processing software to reside at the level of the healthcare provider. All editing and formatting takes place at Claimsnet.com's Internet application server site. American Medical Finance initially developed this application internally, and subsequently, Claimsnet.com acquired this application. From the standpoint of the user, Claimsnet.com's system has "the latest" software version and all format changes available instantly. Claimsnet.com's healthcare transaction processing software has the effect of turning a provider's "old" or "outdated" hardware into a terminal capable of operating in a 32-bit Windows environment.

    Claimsnet.com's processing does not take place on the Internet, but rather in an extranet configuration. The main advantage of this approach is to assure that the communication between Claimsnet.com and a provider takes place in a highly-controlled, secure, and encrypted environment. The dual encryption utilized by Claimsnet.com occurs at the browser software and application server level. All processing and data storage occurs behind a firewall, providing secure and controlled access to all data.

CUSTOMERS

    Claimsnet.com views its customers as both the healthcare providers submitting claims and the payors accepting claims.

    Claimsnet.com is currently processing claims for approximately 1,000 providers. The providers are geographically dispersed and represent a mix of physician specialties and dentists. Approximately 340 additional providers are in a "testing mode." This requires verification of each provider's claims format with proper payors. There are over 1,000 providers in various stages of submitting test claims through Claimsnet.com's electronic claims processing system.

    Claimsnet.com requires each healthcare provider using Claimsnet.com's services to enter into a standard subscription agreement available on the home page of Claimsnet.com's website. This system allows the healthcare provider to access, complete, and return the subscription agreement on the Internet, and enables the provider to immediately access Claimsnet.com's services. Each subscription agreement provides (1) that the healthcare provider shall pay to Claimsnet.com monthly a subscription fees which fee Claimsnet.com has determined to waive through at least January 31, 1999 for those which subscribed to Claimsnet.com's services prior to January 1, 1998, and (2) the nature of the services to be rendered by Claimsnet.com and the terms and conditions under which, will render its services. These contracts are terminable by the healthcare provider upon 30 days prior written notice. There can be no assurance that Claimsnet.com will be able to charge and collect subscription fees after January 31, 1999 from those not currently paying such fees, or if charged, what the level of fees will be, either individually or in the aggregate.

    Claimsnet.com also enters into agreements with the commercial medical and dental payors or regional clearinghouses to which Claimsnet.com submits processed claims. Generally, such agreements provide for the payment of a fee per claim averaging approximately $.10 to be paid to Claimsnet.com once certain minimum volume requirements have been met. As a result of the varying submission requirements of many insurance and other plans within any payor, Claimsnet.com treats each plan as a separate payor with its own particular requirements.

    In February 1998, Claimsnet.com entered into a development and marketing agreement with Millbrook Corporation, a Microsoft solution provider, to be the default claims processing, statement, and remittance advice vendor for all healthcare provider customers of Millbrook. The processing solution offered by Claimsnet.com to Millbrook is tightly integrated through distinctive software controls allowing automatic updates within each provider's practice management system.

    In April 1998, Claimsnet.com signed an agreement with Island Automated Medical Services, Inc. to provide services to 2,500 Island customers providing physician billing services. Claimsnet.com and Island will jointly market the program through training programs, newsletters and fee reduction for new customers utilizing the Island standard software.

    In September 1998, Claimsnet.com entered into an agreement with Electronic Data Interchange Services, a department of Blue Cross/Blue Shield of Louisiana, to provide claim processing services to Blue Cross/Blue Shield of Louisiana network providers. Under this agreement, Claimsnet.com and Blue Cross/Blue Shield of Louisiana will jointly promote Claimsnet.com's services to the 9,600 network providers of Blue Cross/Blue Shield of Louisiana through website links, Blue Cross/Blue Shield of Louisiana network communication resources, educational seminars, telemarketing, and direct mail campaigns.

    In September 1998, Claimsnet.com entered into a group purchasing agreement with Provider Select, Inc., an affiliate of Premier, Inc., the nation's largest alliance of hospitals and health care organizations. Under this agreement, Claimsnet.com will provde claim processing, patient statements, eligibility verification, and other services to participating members of Premier.

    In November 1998, Claimsnet.com signed an agreement with Southern Medical Association, a physician association which provides services to over 35,000 physicians in seventeen Southern states. Under the agreement, Claimsnet.com will provide claim processing, patient statements, eligibility verification, and other services to participating members of Southern Medical Association.

COMPETITION

    Several large companies such as Envoy Corporation, HBO & Company, National Data Corporation, QuadraMed Corporation, ProxyMed Inc., and Healtheon dominate the segment of the industry in which Claimsnet.com operates. Each of these companies operates a regional or national clearinghouse of medical and dental claims. In most cases, these companies have large existing capital and software investments and focus on large healthcare providers, such as hospitals and large clinics, or act as wholesale clearinghouses for smaller electronic claims processing companies. Claimsnet.com estimates, based on information from various trade journals, that there are approximately 300 or more small independent electronic claims processing companies and clearing houses in addition to these large competitors, which operate as local sub-clearinghouses for the processing of medical and dental claims.

    While Claimsnet.com competes with all other providers of electronic claims processing services, it is not aware of any other companies that provide healthcare electronic claims processing services in the same manner as those provided by Claimsnet.com and thus represent a direct competitor.

    Claimsnet.com believes that its pricing structure and total cost is very competitive with other providers of electronic claims processing services. Claimsnet.com further believes that existing competitors are constrained not only by capital investments and existing hardware/software configurations, but by existing customer agreements. Despite these facts, Claimsnet.com anticipates that competition will arise in the processing of claims on the Internet. No assurance can be given that Claimsnet.com will successfully compete in any market in which it conducts or may conduct operations.

    Some segments of the medical and dental claims processing industry are not currently suited to the use of inpatient electronic claims processing. Some of these segments are psychiatry and surgery, each of which requires substantial documentation in addition to the claim to be submitted. In these market segments, Claimsnet.com believes that it is not currently able to compete with existing potential competitors and, accordingly, it has designed its business plan to address other market segments.

EMPLOYEES

    As of March 1999, Claimsnet.com had a total of 45 full-time employees, three of whom were executive officers, 28 of whom were technical personnel, ten of whom were sales personnel, and four of whom were administrative personnel. Eleven of these employees were individuals whose services had previously been obtained under the services agreement with American Medical Finance. Three of the remaining employees were obtained as a result of the Medica acquisition. None of Claimsnet.com's employees are represented by a labor organization. Claimsnet.com believes that its relations with its employees are satisfactory.

    Mr. Lycke, the Chairman of the Board of Directors, President, and Chief Executive Officer of Claimsnet.com, and Messrs. Bensen and Brown, Directors of Claimsnet.com, also serve as Chairman of the Board of Directors, a Director and Senior Vice President, and a Director, respectively, of American Medical Finance. See "Related Party Transactions."

FACILITIES

    Claimsnet.com currently leases 7,397 square feet of office space at the rate of $13,561 per month. Their offices are located at Suite 1515, 12801 North Central Expressway, Dallas, Texas 75243. The lease expires September 30, 1999. Claimsnet.com believes that, in the event alternative or larger offices are required, such space is available at competitive rates. See "Related Party Transactions." For Claimsnet.com's servers, Claimsnet.com utilizes DIGEX Business Internet Solutions, including a nationwide DS-3 backbone, a substantial dedicated Web server management facility, and a 24 hour per day, 7 day per week Network Operations Center at a cost of $11,400 per month.

LEGAL MATTERS

    Claimsnet.com is not currently a party to any litigation.

                                   MANAGEMENT

OUR DIRECTORS, DIRECTOR-NOMINEE, AND EXECUTIVE OFFICERS

    The directors, director-nominee and executive officers of Claimsnet.com, their ages, and their positions held with Claimsnet.com are as follows:

NAME                                                    AGE                           POSITION
--------------------------------------------------      ---      --------------------------------------------------
Bo W. Lycke.......................................          52   Chairman of the Board of Directors, President,
                                                                 Chief Executive Officer, and Class I Director
Terry A. Lee......................................          44   Executive Vice President of Marketing and
                                                                 Technology and Class II Director
Paul W. Miller....................................          42   Vice President and Chief Financial Officer
Randall S. Lindner................................          39   Vice President of Technology
William C. Guynup.................................          44   Vice President of Sales and Marketing
C. Kelly Campbell.................................          40   Vice President, Corporate Controller, and
                                                                 Secretary
Abbas R. Kafi.....................................          45   Vice President of Information Systems
Cheryl L. Corless.................................          42   Vice President of Customer Operations
Ward L. Bensen....................................          56   Class I Director, Treasurer
Robert H. Brown, Jr...............................          45   Class I Director
Sture Hedlund.....................................          60   Class II Director
John C. Willems, III..............................          43   Class II Director
Westcott W. Price, III............................          59   Class II Director-Nominee

    The following is certain summary information with respect to the executive officers, director-nominee, and directors of Claimsnet.com.

    BO W. LYCKE has served as the Chairman of the Board of Directors, President, and Chief Executive Officer of Claimsnet.com since its inception. In 1990, Mr. Lycke founded American Medical Finance for the purpose of financing and processing medical accounts receivable and, since such time, has served as the Chairman of the Board of Directors thereof. During the period from 1983 to 1990, Mr. Lycke was involved in a variety of entrepreneurial undertakings in the fields of satellite antenna manufacturing, precious metal scrap recovery, and independent radio programming production. He also has extensive experience as a director of several private companies and is currently on the board of Diagnostic Health Services, Inc., a public corporation. In 1972, Mr. Lycke founded, and from 1973 to 1983, was president and director, of Scanoil, Inc., a company engaged in domestic and international oil futures trading, as well as chartering and operating ocean-going oil tankers. From 1971 to 1983 Mr. Lycke also served as a President and director of various domestic operating subsidiaries of the Volvo Automotive/Beijer Group, the indirect owner of Scanoil, Inc.

    TERRY A. LEE has served as Executive Vice President of Marketing and Technology of Claimsnet.com since September 1996 and has served as director of Claimsnet.com since 1998. From October 1995 until September 1996, Mr. Lee served as a director of North American Sales and Marketing, Internetworking Product Group of Compaq Computer Corporation. From January 1995 through December 1995, Mr. Lee served as Vice President of Sales of Networth, a network hardware manufacturer acquired by Compaq. From October 1988 to January 1995, Mr. Lee served as Director of Major Accounts, with Lotus Development Corporation, a software developer and marketer. From November 1983 to October 1988, Mr. Lee served as a district manager with CompuServe, Inc., an online service provider.

    PAUL W. MILLER is a Certified Public Accountant and served as Chief Financial Officer of Claimsnet.com since November 1997. From September 1995 to October 1997, Mr. Miller served as

Chief Financial Officer and Vice President of Quality Management Services for Sweetwater Health Enterprises, Inc., a NCQA accredited credentials verification organization and commercial software firm serving the managed healthcare industry. From April 1991 to May 1995, Mr. Miller served as Chief Financial Officer and Secretary of Quantra Corporation, formerly, Melson Technologies, an information systems company serving the commercial real estate industry. From January 1984 to February 1991, Mr. Miller held a variety of financial and operations management positions in the independent clinical laboratory industry with SmithKline Beecham Clinical Laboratories, Inc. and Nichols Institute Laboratories North Texas, Ltd. Mr. Miller began his career in 1978 in the audit division of Arthur Andersen & Company.

    RANDALL S. LINDNER serves as Vice President of Technology of Claimsnet.com, coming to Claimsnet.com as the former President of Medica, in connection with its acquisition of Medica. Mr. Lindner has over nineteen years of software development and management experience, eight of which were dedicated to healthcare and electronic claims processing. Mr. Lindner founded Medica in May 1994, and under Mr. Lindner's presidency, Medica developed a fourth generation electronic claims processing and editing software, CyberClaim for Windows. From 1990 to April 1994, Mr. Lindner served as Director of Development after developing a MS-DOS claims processing and tracking system for Vision Software, Inc. From 1987 to 1990, Mr. Lindner served as Systems Director of Neilson Media Research, a division of Dun & Bradstreet, and assumed responsibility for management and development of products for the over 300 clients using over 35 different operating systems. From 1986 to 1987, Mr. Lindner was a member of CIS, Inc., a company that developed one of the first electronic claims processing systems for the hospital market and healthcare industry.

    WILLIAM C. GUYNUP joined Claimsnet.com in February 1999 as the Vice President of Sales. Mr. Guynup has over 13 years of experience in the Electronic Data Interchange services industry. From August 1996 to February 1999 Mr. Guynup served as Regional Manager for ENVOY-NEIC, a division of Envoy Corporation. From May 1988 to July 1996 Mr. Guynup served as President and owner of ECMS, a medical/dental software and credit card merchant services company located in Clark, New Jersey. From January 1986 to April 1988 Mr. Guynup served as Vice President of Marketing for Intellidata Business Systems, Inc., a bank card services company. Prior positions include logistics and operations experience with Mercedes Benz of North America, Witco Chemical Company, and Toys "R" Us.

    C. KELLY CAMPBELL has served as Vice President and Corporate Controller, as well as Secretary, of Claimsnet.com and in other positions with Claimsnet.com since April 1996. Mr. Campbell served as the Chief Financial Officer of American Medical Finance from September 1994 until May 1998. From September 1988 to September 1994, Mr. Campbell was President of Campbell Rojas & Associates, Inc., which provided consulting services for the Resolution Trust Corporation, the Federal Deposit Insurance Corporation, banks, and other companies. From July 1984 to September 1988, he served as Vice President and Controller for Turtle Creek National Bank in Dallas, Texas. Mr. Campbell began his career in 1980 in the audit division of KPMG Peat Marwick.

    ABBAS R. KAFI has served as the Vice President of Information Systems of Claimsnet.com since July 1998. Mr. Kafi has over 17 years of software development and information systems management experience. From August 1996 to July 1998 Mr. Kafi served as Senior Director, Business Systems Development and Operations for Citizens Communications, Inc. in Dallas, Texas, where he was responsible for supporting 1.2 million customers nationwide. From September 1995 to August 1996, Mr. Kafi served as Executive Director of Information Technology for PrimeCo Personal Communications, L.P., Dallas, Texas, during its start up period. At PrimeCo, Mr. Kafi was responsible for designing, developing, and implementing a state of the art client/server environment capable of supporting
4.0 million subscribers nationwide. Mr. Kafi's prior experience includes software development and management positions with Value-Added Communication, USDATA Corporation, Harris Corporation, and American Micro Products.

    CHERYL L. CORLESS joined Claimsnet.com in February 1999 as the Vice President of Customer Operations. Ms. Corless has over 12 years of experience in operations and management positions for high volume and technical customer support operations. From June 1998 to February 1999 Ms. Corless served as Senior Manager of Greyhound Lines, Inc. where she managed call center operations handling 10 million calls annually. From March 1987 to February 1998 Ms. Corless held various positions with National TechTeam, Inc., most recently as Call Center and Remote Site Director. At TechTeam, Ms. Corless established and managed technical call centers employing 500 support technicians and successfully implemented and achieved ISO 9001 quality certification. TechTeam provided outsourcing services to Hewlett-Packard, AST, 3COM, WordPerfect, Novell, General Electric, Micrografx, Chrysler, Ford and General Motors.

    WARD L. BENSEN has been a director of Claimsnet.com since April 1996 and has served as Treasurer of Claimsnet.com since inception. Since 1990, he has served as a director of American Medical Finance. Since June 1994, he served as Senior Vice President of American Medical Finance where he is primarily responsible for its marketing efforts in the western United States and receivables acquisitions nationwide. From March 1993 until September 1993, Mr. Bensen was Vice President of Investment, and marketed investment programs for both Prudential Securities and Shearson Lehman Brothers, and, from 1991 to 1993, provided specialized investment banking services as a partner of John Casey and Associates, a contract wholesale securities marketing firm. From 1984 to 1991, he served as Division Vice President for Jones International Securities and prior thereto, held various positions with Shearson American Express, The Safeco Insurance Co. and Procter & Gamble.

    ROBERT H. BROWN, JR. has served as a director of Claimsnet.com since April 1996 and had been a director of American Medical Finance since 1990. Since January 1999, Mr. Brown has served as President and Chief Executive Officer of Frost Securities, Inc. From July 1998 to December 1998, Mr. Brown served as President and Chief Executive Officer of RHB Capital, LLC, a Dallas-based private investment firm. From 1990 to 1998, Mr. Brown was employed by Dain Rauscher, Inc., a regional investment banking and brokerage firm, as an Executive Vice President. Mr. Brown was Senior Vice President of TM Capital Corporation during 1989. From 1985 to 1989, Mr. Brown was a Vice President of Thompson McKinnon Securities, where he was responsible for all corporate finance activities in the southwestern United States. Mr. Brown also serves as a director of Stevens International, Emerson Radio Inc. and Competitive Technologies Inc.

    STURE HEDLUND has served as a director of Claimsnet.com since 1998. Since January 1987, Mr. Hedlund has also served as Chairman of the board of directors of Scandinavian Merchant Group AB, a Swedish corporation engaged in venture capital investing. Since 1993, Mr. Hedlund has been a director of Ortivus AB, a public company engaged in the business of medical technology, and has been a director of Ortivus Medical AB, a company engaged in the manufacture of heart monitoring devices and a subsidiary of Ortivus AB.

    JOHN C. WILLEMS, III has served as a director of Claimsnet.com since 1998 and has been legal counsel to Claimsnet.com since April 1996. Since September 1993, Mr. Willems has been an attorney with the law firm of McKinley, Ringer & Zeiger, PC, in Dallas, Texas, practicing in the area of business law. From January 1992 to August 1993, Mr. Willems was an attorney in the law firm of Settle & Pou, PC, also located in Dallas, Texas.

DIRECTOR-NOMINEE

    The following individual is a nominee to Claimsnet's board of directors and will be appointed as a class II director at the close of this offering.

    WESTCOTT W. PRICE, III is the former President, Chief Executive Officer and Vice Chairman of the board of directors of FHP International Corporation ("FHP"), a publicly-held managed health care company. During his fifteen-year tenure at FHP, FHP's annual revenues grew from under $50 million to over $4 billion. In February 1997, FHP was acquired for $2.1 billion. Before joining FHP in 1981, Mr. Price served as President and Chief Executive Officer of Wm. Flaggs, Inc., a restaurant chain. From 1970 to 1973, Mr. Price was the Chief Operating Officer of California Medical Centers, a publicly-held long-term care and retail pharmacy-operating company in Los Angeles. Mr. Price has in the past served on various boards, including Health Maintenance Life Insurance Company and Talbert Medical Management Company, a physician practice management company with revenues of $460 million. He currently serves as a director of Scripps Health, a non-profit hospital operating company, and of StorComm, Inc., as well as other private companies. Mr. Price is a member of the Advisory Board for the School of Medicine at the University of California-Irvine.

STRUCTURE OF THE BOARD OF DIRECTORS

    The board of directors is divided into two classes with each class consisting of, as nearly as possible, one-half of the total number of directors constituting the entire board of directors. The board of directors currently consists of three members in class I and three members in class II. Class I currently consists of Messrs. Lycke, Bensen, and Brown, the terms of which expire at the 2000 meeting of stockholders. Class II currently consists of Messrs. Lee, Hedlund, and Willems, the terms of which expire at the 1999 meeting of stockholders. Upon the close of this offering, Mr. Price will be appointed as a class II director. After the initial term, each class is elected for a term of two years. At each annual meeting of stockholders, directors are elected to succeed those in the class the term of which expires at that annual meeting, such newly elected directors to hold office until the second succeeding annual meeting and the election and qualification of their respective successors.

ELECTION OF OFFICERS

    Officers are elected annually by the board of directors and hold office at the discretion of the board of directors. There are no family relationships among Claimsnet.com's directors and executive officers.

COMMITTEES OF THE BOARD OF DIRECTORS

    In April 1997, the board of directors created a compensation committee, which is currently comprised of Messrs. Lycke, Brown, and Hedlund. The Compensation Committee has (1) full power and authority to interpret the provisions of, and supervise the administration of, the 1997 Plan and (2) the authority to review all compensation matters relating to Claimsnet.com.

    In April 1997, the board of directors also created an audit committee, which is currently comprised of Messrs. Lycke, Brown, and Hedlund. The audit committee is responsible for reviewing the plans and results of the audit engagement with the independent auditors; reviewing the adequacy, scope, and results of the internal accounting controls and procedures; reviewing the degree of independence of the auditors; reviewing the auditors' fees; and recommending the engagement of auditors to the full board of directors.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid or accrued by Claimsnet.com for services rendered in all capacities during the years ended December 31, 1998, 1997 and 1996 by the chief executive officer and each of the four other most highly compensated executive officers of Claimsnet.com.

                           SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION

                                                                                           ANNUAL COMPENSATION
                                                                                    ---------------------------------
                           NAME AND PRINCIPAL POSITION                                YEAR       SALARY      BONUS
----------------------------------------------------------------------------------  ---------  ----------  ----------
Bo W. Lycke.......................................................................       1998  $  108,333  $   --
  Chairman of the Board of Directors, President, and Chief Executive Officer             1997      50,415      --
                                                                                         1996      17,500      --

Terry A. Lee......................................................................       1998     125,000      --
  Executive Vice President of Marketing and Technology                                   1997     122,806     153,500
                                                                                         1996      28,365      --

Randall S. Lindner................................................................       1998     100,000      --
  Vice President of Technology                                                           1997      74,498      --

Paul W. Miller....................................................................       1998     100,000      20,000
  Vice President and Chief Financial Officer                                             1997      11,538      --

Samuel A. Carrel..................................................................       1998      96,154      14,790
  Former Vice President of Sales and Marketing

    A portion of the annual bonus to Terry A. Lee consisted of common stock valued at $78,500. See "Management--Employment Agreements."

DIRECTOR COMPENSATION

    During the year ended December 31, 1998, directors received no compensation for their services other than reimbursement of expenses relating to attending meetings of the board of directors.

    DIRECTORS' STOCK OPTION PLAN

    In April 1998, Claimsnet.com adopted the Directors' Plan to tie the compensation of outside non-employee directors to future potential growth in Claimsnet.com's earnings, if any, to provide such directors and encourage them to remain on its board of directors, to provide outside directors with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of Claimsnet.com, and to join the interests of the outside directors through the opportunity for increased stock ownership, with the interests of Claimsnet.com's stockholders. Only outside directors shall be eligible to receive options under the Directors' Plan.

    Upon the closing of this offering, options exercisable for an aggregate of 80,000 shares of common stock shall have been granted under the Directors' Plan. Stock options granted under the Directors' Plan will give the option holder the right to purchase common stock at an exercise price fixed in the stock option agreement executed by the option holder and Claimsnet.com at the time of grant. The option exercise price will not be less than the fair market value of a share of the authorized and issued common stock on the date the option is granted.

    The period for exercising an option will begin on the first anniversary of the date of grant and generally will end ten years from the date the option is granted. With the exception of those options to be issued to Mr. Price, the terms of which are described below, fifty percent of the options granted under the Directors' Plan become "vested" in the option holder on the first anniversary of the date of grant with the remainder vesting on the second anniversary of the date of grant. During the period an option is exercisable, the option holder may pay the purchase price for the share subject to the option in cash, except the stockholder may, under some circumstances, permit this payment to be by surrender of shares of common stock, valued at their then fair market value on the date of exercise, or by a combination of cash and shares.

    Mr. Price will be granted 30,000 options upon the closing of this offering with an excercise price equal to the initial public offering price per share. The options will expire ten years from the date of grant. Mr. Price's options will "vest" every 90 days, commencing 90 days after the close of this offering in 7,500 share increments. During the period an option is excercisable, Mr. Price may pay the purchase price for the shares subject to the option in cash, except he may, under some circumstances, make payments by surrendering shares of common stock, valued at their then fair market value on the date of excercise, or by combination of cash and shares.

    An aggregate of 111,538 shares of common stock are reserved for issuance to participants under the Directors' Plan. In the event of any changes in the common stock by reason of stock dividends, split-ups, recapitalization, mergers, consolidations, combinations, or other exchanges of shares and the like, appropriate adjustments will be made by the board of directors to the number of shares of common stock available for issuance under the Directors' Plan, the number of shares subject to outstanding options, and the exercise price per share of outstanding options, as necessary substantially to preserve option holders' economics interests in their options.

    No shares will be issued under the Directors' Plan until full payment has been made to Claimsnet.com. A holder of an option will have none of the rights of a stockholder, including voting, dividend, and other ownership rights, until the shares are issued to him or her.

    Shares subject to an option which remain unpurchased at the expiration, termination, or cancellation of an option will again be available for use under the Directors' Plan, but shares surrendered as payment for an option, as described above will not again be available for use under the Directors' Plan.

    An administrator, who is Claimsnet.com's corporate Secretary or any person designated by the board of directors, shall administer the Directors' Plan.

    Unless earlier terminated, the Directors' Plan will terminate on December 31, 2007.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Claimsnet.com did not have a compensation committee during the period from our inception on April 8, 1996 through April 4, 1997. During this period, Messrs. Lycke and Bensen, officers of Claimsnet.com, participated in deliberations of Claimsnet.com's board of directors concerning executive officer compensation. There were no interlocking relationships between Claimsnet.com and other entities that might affect the determination of the compensation of the directors and executive officers of Claimsnet.com.

EMPLOYMENT AGREEMENTS

    In April 1997, Claimsnet.com entered into an employment agreement with Mr. Lycke providing that, commencing on the effective date of this prospectus relating to this offering, and expiring on December 31, 2002, Mr. Lycke will serve as Chairman of the board of directors, President, and Chief Executive Officer of Claimsnet.com at a base salary equal to $250,000, increasing by 5% per annum subject to increase by the board of directors, and any bonuses as may be determined by the board of directors. In addition, Mr. Lycke will receive use of a company-owned automobile or an automobile allowance. In the event of a change in control of Claimsnet.com, as defined in the employment agreement, all options previously granted to Mr. Lycke which remain unvested will automatically vest immediately. Upon a termination of Mr. Lycke's employment following a change in control, unless Mr. Lycke voluntarily terminates his employment for other than listed reasons described in the employment agreement, Claimsnet.com is required to pay Mr. Lycke a lump sum severance payment equal to one-half his then current annual salary. In addition, if Mr. Lycke's employment is terminated
(1) upon his death, (2) by Claimsnet.com due to disability, (3) by Claimsnet.com without cause, or

(4) by Mr. Lycke voluntarily upon Claimsnet.com's default or an unremedied adverse change in duties, as defined in the agreement, then Claimsnet.com is required to pay Mr. Lycke a lump sum severance payment equal to his then current annual salary. Mr. Lycke may terminate his employment at any time upon at least 30 days written notice to Claimsnet.com. Upon the termination of such agreement, Mr. Lycke is subject to a non-compete, non-disturbance, and non-interference provisions for one year.

    In September 1996, Claimsnet.com entered into an employment agreement, which was amended on March 26, 1997 and March 1998, with Mr. Lee, Executive Vice President of Marketing and Technology of Claimsnet.com, providing that, for an initial term of two years subject to annual extension, Mr. Lee will devote his full business time and efforts to Claimsnet.com for a base salary per annum of $125,000 plus bonus for achieving designated milestones. In addition and according to this agreement, Mr. Lee was issued 46,385 shares of common stock on March 26, 1997. Mr. Lee is also entitled to participate in insurance and other benefit plans established by Claimsnet.com for its employees. Upon the termination of Mr. Lee's employment for cause, Mr. Lee shall be restricted from competing with Claimsnet.com for a period of six months. In the event Mr. Lee is terminated without cause or other reasons at the discretion of Claimsnet.com, Mr. Lee will be entitled to receive $40,000 in consideration of his termination and will be restricted from competing with Claimsnet.com for a period of six months. In January 1998, Mr. Lee was granted an option to purchase 109,189 previously issued shares of common stock at a price of $3.89 per share from three stockholders of Claimsnet.com. See "Principal Stockholders."

    In connection with the Medica acquisition, Claimsnet.com entered into an employment agreement with Mr. Lindner, the Vice President of Technology of Claimsnet.com, providing that, commencing on June 2, 1997 and terminating three years later, Mr. Lindner will devote his full business time and efforts to Claimsnet.com for a base salary per annum of $100,000 plus bonuses for achieving designated milestones. In addition, as part of the Medica acquisition, Mr. Lindner was issued 83,606 shares of common stock on June 2, 1997. Mr. Lindner is also entitled to participate in insurance and other benefit plans established by Claimsnet.com for its employees. Upon the termination of Mr. Lindner's employment for cause, he shall be restricted from competing with Claimsnet.com for a period of one year. In the event Mr. Lindner is terminated without cause or for other reasons at the discretion of Claimsnet.com, Mr. Lindner shall be entitled to receive between $20,000 and $30,000 in consideration of the termination of his employment.

1997 STOCK OPTION PLAN

    In April 1997, the board of directors and stockholders of Claimsnet.com adopted the 1997 Plan. The 1997 Plan provides for the grant of options to purchase up to 557,692 shares of common stock to employees, officers, directors, and consultants of Claimsnet.com. Options may be either "incentive stock options" or non-qualified options under the Federal tax laws. Incentive stock options may be granted only to employees of Claimsnet.com, while non-qualified options may be issued to non-employee directors, consultants, and others, as well as to employees of Claimsnet.com.

    The 1997 Plan will be administered by "disinterested members" of the board of directors or the compensation committee, who determine, among other things, the individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of common stock issuable upon the exercise of each option, and the option exercise price.

    Subject to some exceptions, the exercise price per share of common stock subject to an incentive option may not be less than the fair market value per share of common stock on the date the option is granted. The per share exercise price of the common stock subject to a non-qualified option may be established by the board of directors, but shall not, however, be less than 85% of the fair market value per share of common stock on the date the option is granted. The aggregate fair market value of common stock for which any person may be granted incentive stock options which first become exercisable in any calendar year may not exceed $100,000 on the date of grant.

    No stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the option will be exercisable only by the optionee. In the event of termination of employment or engagement other than by death or disability, the optionee will have no more than three months after such termination during which the optionee shall be entitled to exercise the option, unless otherwise determined by the board of directors. Upon termination of employment or engagement of an optionee by reason of death or permanent and total disability, the optionee's options remain exercisable for one year to the extent the options were exercisable on the date of such termination. No similar limitation applies to non-qualified options.

    Claimsnet.com must grant options under the 1997 Plan within ten years from the effective date of the 1997 Plan. The effective date of the 1997 Plan is April 5, 1997. Subject to some exceptions, holders of incentive stock options granted under the 1997 Plan cannot exercise these options more than ten years from the date of grant. Options granted under the 1997 Plan generally provide for the payment of the exercise price in cash and may provide for the payment of the exercise price by delivery to Claimsnet.com of shares of common stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of these methods. Therefore, if that is provided in an optionee's options, the optionee may be able to tender shares of common stock to purchase additional shares of common stock and may theoretically exercise all of his stock options with no additional investment other than the purchase of his original shares.

    Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by Claimsnet.com become available again for issuance under the 1997 Plan.

    Claimsnet.com intends to grant to, among others, some of its employees, approximately 425,000 options under the 1997 Plan upon the consummation of this offering.

DIRECTORS' LIMITATION OF LIABILITY

    Claimsnet.com's certificate of incorporation and by-laws include provisions to (1) indemnify the directors and officers to the fullest extent permitted by the Delaware General Corporation Law, including circumstances under which indemnification is otherwise discretionary and (2) eliminate the personal liability of directors and officers for monetary damages resulting from breaches of their fiduciary duty, except for liability for breaches of the duty of loyalty, acts, or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit. Claimsnet.com believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

    Claimsnet.com has applied for directors and officers liability insurance in an amount of not less than $2 million.

    Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers, and controlling persons of Claimsnet.com as stated in the foregoing provisions or otherwise, Claimsnet.com has been advised that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of the date of this prospectus,

    - each person who is known by Claimsnet.com to be the owner of record or beneficial owner of more than 5% of the outstanding common stock,

    - each director and each executive officer of Claimsnet.com,

    - all directors and executive officers of Claimsnet.com as a group, and

    - the number of shares of common stock beneficially owned by each such person and such group and the percentage of the outstanding shares owned by each such person and such group.

    As used in the table below and elsewhere in this prospectus, the term BENEFICIAL OWNERSHIP with respect to a security consists of sole or shared voting power, including the power to vote or direct the vote, and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the next 60 days following the date of this prospectus. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated. Because the table below provides information with respect to securities of Claimsnet.com beneficially owned by the persons indicated, we have segregated from this information the information relating to securities of Claimsnet.com owned, but not beneficially owned, by the persons indicated according to this definition. At the date of this prospectus, these securities consist of shares of common stock issuable upon the exercise of options granted under our stock option plans described in "Management--Director Compensation" and "Management--1997 Stock Option Plan." None of these stock options is exercisable within 60 days following the date of this prospectus.

    Except as otherwise noted below, the address of each of the persons in the table is c/o Claimsnet.com inc., 12801 N. Central Expressway, Suite 1515, Dallas, Texas 75243.

    Unless otherwise noted, beneficial ownership consists of sole ownership, voting, and investment power with respect to all common stock shown as beneficially owned by them.

                                                   SHARES BENEFICIALLY OWNED
                                         ---------------------------------------------
                                                                                          OPTIONS
                                                                                          GRANTED
                                                                                         UNDER OUR
                                                                                           STOCK
NAME AND ADDRESS                           NUMBER OF     PERCENT PRIOR   PERCENT AFTER    OPTION
OF BENEFICIAL OWNER                         SHARES        TO OFFERING      OFFERING        PLANS
---------------------------------------  -------------  ---------------  -------------  -----------
Bo W. Lycke (1) (5) (6)................    1,627,993            43.4%           26.0%       20,000
Terry A. Lee (5).......................      155,573             4.1             2.5        20,000
Paul W. Miller.........................           --              --              --        50,000
Randall S. Lindner (4).................       83,606             2.2             1.3       118,900
William C. Guynup......................           --              --              --        10,000
C. Kelly Campbell......................           --              --              --        10,000
Abbas R. Kafi..........................           --              --              --        12,000
Cheryl L. Corless......................           --              --              --        10,000
Ward L. Bensen (1) (2).................      576,904            15.4             9.2        25,000
Robert H. Brown, Jr. (1) (3)...........      692,354            18.5            11.1        10,000
Sture Hedlund..........................        9,277               *               *        10,000
John C. Willems, III...................        9,277               *               *         5,000
American Medical Finance ..............      381,603            10.2             6.1            --
  12801 N. Central Expressway
  Suite 1515
  Dallas, Texas 75243

                                                   SHARES BENEFICIALLY OWNED
                                         ---------------------------------------------
                                                                                          OPTIONS
                                                                                          GRANTED
                                                                                         UNDER OUR
                                                                                           STOCK
NAME AND ADDRESS                           NUMBER OF     PERCENT PRIOR   PERCENT AFTER    OPTION
OF BENEFICIAL OWNER                         SHARES        TO OFFERING      OFFERING        PLANS
---------------------------------------  -------------  ---------------  -------------  -----------
Otto Candies, LLC......................      279,040             7.4             4.5            --
  17271 U.S. Hwy. 90
  Des Allemends, LA 70030
All directors and executive officers of
Claimsnet.com as a group (12 persons)
(3) (4) (5)............................    2,282,589            60.2            36.5       300,900

------------------------

*   Less than one percent.

(1) Includes 381,603 shares of common stock owned of record by American Medical Finance, 16,333 shares of which are subject to an option agreement with Terry A. Lee. Mr. Lycke serves as the Chairman of the Board of Directors of American Medical Finance. Messrs. Lycke, Bensen, and Brown are stockholders of American Medical Finance owning 70.1%, 11.2%, and 17.7% of the outstanding capital stock of American Medical Finance, respectively. Therefore, Messrs. Lycke, Bensen, and Brown may be deemed to beneficially own the shares of common stock owned by American Medical Finance.

(2) Consists of 195,301 shares of common stock owned of record by Mr. Bensen and 381,603 shares of common stock owned of record by American Medical Finance.

(3) Consists of 310,751 shares of common stock owned of record by Mr. Brown, 18,531 shares of which are subject to an option agreement with Terry A. Lee and 381,603 shares of common stock owned of record by American Medical Finance.

(4) Excludes 3,279 shares of common stock owned of record by Mr. Lindner's wife, as to which shares Mr. Lindner disclaims beneficial ownership.

(5) Includes an option, granted by Bo Lycke, Robert H. Brown, Jr. and American Medical Finance to Terry A. Lee to purchase 109,189 shares of common stock at an exercise price of $3.88 per share.

(6) Consists of 1,246,390 shares of common stock owned of record by Mr. Lycke, 74,325 shares of which are subject to an option agreement with Terry A. Lee and 381,603 shares of Common Stock owned of record by American Medical Finance.

                           RELATED PARTY TRANSACTIONS

    American Medical Finance is the record owner of 381,603 shares of common stock, representing 10.2% of the outstanding common stock prior to this offering and 6.1% of the outstanding common stock following this offering. Bo W. Lycke, the Chairman of the Board, President, and Chief Executive Officer, Ward L. Bensen, a Director, and Robert H. Brown, Jr., a Director of Claimsnet.com are the Chairman of the Board, a Director and Senior Vice President, and a Director, respectively, of American Medical Finance. Messrs. Lycke, Bensen, and Brown are all stockholders of American Medical Finance, owning 70.1%, 11.2%, and 17.7% of the outstanding capital stock of American Medical Finance, respectively. See "Principal Stockholders." These individuals will devote minimal time to winding up the business and affairs of American Medical Finance for approximately three months following this offering.

    On July 31, 1996, Claimsnet.com acquired all of the Internet software, licenses, intellectual property rights, and technology developed by American Medical Finance in exchange for a promissory note in the amount of $3,740,000. On September 19, 1997, American Medical Finance reduced the principal amount of this note to $2,000,000 and contributed the remaining $1,740,000 in principal amount of this note to the capital of Claimsnet.com. This note accrues interest at the rate of 9.50% per annum and is collateralized by all of the Internet software, intellectual property rights, Internet technology and technology rights of Claimsnet.com, including software development costs. Claimsnet.com intends to utilize a portion of the net proceeds of this offering to satisfy this obligation.

    In connection with this acquisition, American Medical Finance and Claimsnet.com entered into a service agreement in which American Medical Finance provides staff and office support services to Claimsnet.com and for which Claimsnet.com was billed monthly. This agreement was canceled by Claimsnet.com effective April 1, 1997. Claimsnet.com believes that the cost of the services provided by American Medical Finance was comparable to, or lower than, available alternatives. Commencing April 1, 1997, Claimsnet.com established its own payroll and personnel/management structure and assumed direct responsibility for all of its support services.

    From April 1996 until August 1997, Claimsnet.com subleased 4,000 square feet of office space from American Medical Finance, on a month-to-month basis, at the rate of $4,000 per month.

    Upon the consummation of the acquisition transaction with American Medical Finance, American Medical Finance agreed to provide Claimsnet.com with a credit line of up to $2,000,000 to facilitate additional development of Claimsnet.com's services and technology. During June 1998, American Medical Finance purchased nine units in Claimsnet.com's then pending private placement each unit consisting of 11,967 shares of common stock, for an aggregate of 107,704 shares. As consideration for the purchase, American Medical Finance cancelled $450,000 of the principal balance then outstanding under the credit line. At December 31, 1998, advances under this line of credit were approximately $1,462,000. This line of credit accrues interest at the rate of 9.50% per annum and is secured by all of the assets of Claimsnet.com, other than the collateral securing the note to American Medical Finance described above. Claimsnet.com intends to utilize a portion of the net proceeds of this offering to satisfy this obligation.

    All future transactions between Claimsnet.com and its officers, directors, and 5% stockholders will be on terms no less favorable to Claimsnet.com than can be obtained from unaffiliated third parties and will be approved by a majority of the independent and disinterested directors of Claimsnet.com.

                           DESCRIPTION OF SECURITIES

GENERAL

    Claimsnet.com is authorized by its certificate of incorporation to issue an aggregate of 40,000,000 shares of common stock, par value $.001 per share, and 4,000,000 shares of preferred stock, par value $.001 per share. As of December 31, 1998, 3,625,000 shares of common stock were outstanding and held of record by 30 stockholders and no shares of preferred stock were outstanding.

COMMON STOCK

    Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for the election of directors. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by the board of directors out of funds legally available for that purpose and, upon the liquidation, dissolution, or winding up of the Claimsnet.com, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully-paid, and nonassessable. In the event Claimsnet.com were to elect to sell additional shares of common stock following this offering, investors in this offering would have no prior right to purchase additional shares. As a result, their percentage equity interest in Claimsnet.com would be diluted.

    The shares of common stock offered in this offering will be, when issued and paid for, fully paid and not liable for further call or assessment. Holders of the common stock do not have cumulative voting rights, which means that the holders of more than one half of the outstanding shares of common stock, subject to the rights of the holders of the preferred stock, can elect all of Claimsnet.com directors, if they choose to do so. In this event, the holders of the remaining shares of common stock would not be able to elect any directors. The board of directors is empowered to fill any vacancies on the board, except vacancies caused by an increase in the number of directors, which are filled by the stockholders. Except as otherwise required by Delaware law, and subject to the rights of the holders of preferred stock, all stockholder action is taken by the vote of a majority of the outstanding shares of common stock voting as a single class present at a meeting of stockholders at which a quorum consisting of a majority of the outstanding shares of common stock is present in person or proxy.

PREFERRED STOCK

    Preferred stock may be issued in one or more series and having the rights, privileges, and limitations, including voting rights, conversion privileges, and redemption rights, as may, from time to time, be determined by the board of directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters as the board of directors deems appropriate. In the event that any shares of preferred stock are to be issued, a certificate of designation containing the rights, privileges, and limitations of such series of preferred stock shall be filed with the Secretary of State of the State of Delaware. The effect of such preferred stock is that Claimsnet.com's board of directors alone, and subject to, Federal securities laws and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control of Claimsnet.com without further action by the stockholders, and may adversely affect the voting and other rights of the holders of the common stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

ANTI-TAKEOVER PROVISIONS


    Upon consummation of this offering, Claimsnet.com will be subject to the provisions of Section 203 of the Delaware General Corporation Law. The Board of Directors and stockholders of Claimsnet.com have, however, taken all corporation action necessary to make these provisions inapplicable to Claimsnet.com commencing as soon as permitted by Delaware Law. Section 203 of the Delaware Law provides, subject to a number of exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or an associate of an affiliate, who is an "interested stockholder" for a period of three years from the date that person became an interested stockholder unless:


    - the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder,

    - the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes this person an interested stockholder, excluding shares owned by persons who are both officers and directors of the corporation, and the shares held by certain employee stock ownership plans, or

    - on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66-2/3% of the corporations outstanding voting stock at an annual or special meeting, excluding the shares owned by the interested stockholder. Under Section 203 of the Delaware Law, an "interested stockholder" is defined as any person who is either the owner of 15% or more of the outstanding voting stock of the corporation or an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

    A corporation may, at its option, exclude itself from coverage of Section 203 of the Delaware Law by amending its certificate of incorporation or by-laws, by action of its stockholders, to exempt itself from coverage, provided that the amendment to the certificate of incorporation or by-laws does not become effective until 12 months after the date it is adopted. Claimsnet.com has not adopted this amendment to its certificate of incorporation or by-laws.

REGULATION OF THE INTRODUCTION OF BUSINESS AT ANNUAL MEETINGS OF STOCKHOLDERS

    Claimsnet.com's by-laws include provisions which regulate the submission by persons other than the board of directors of matters to a vote of stockholders. Generally, at an annual meeting of the stockholders, the only business conducted must be brought before the annual meeting either by or at the direction of the board of directors or by any stockholder of Claimsnet.com who is a stockholder of record at the time of giving of notice for such meeting, who shall be entitled to vote at such annual meeting and who complies with the notice procedures set forth in the by-laws. For business to be properly brought before an annual meeting by a stockholder, the stockholder must be given timely notice thereof in writing to the Secretary of Claimsnet.com. To be timely, a stockholder's notice must be delivered or mailed to, and received at, the principal executive offices of Claimsnet.com not less than 60 days nor more than 90 days prior to the annual meeting, regardless of any postponement, deferrals, or adjournments of that meeting to a later date; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting the following:

    - a brief description of the business desired to be brought before the annual meeting and the reasons for conducting this business at the annual meeting,

    - the name and address, as they appear on Claimsnet.com's books, of the stockholder proposing this business,

    - the class and number of shares of Claimsnet.com which are beneficially owned by the stockholder, and

    - any material interest of the stockholder in the business he wishes to bring before the annual meeting.

    Notwithstanding anything in the by-laws to the contrary, no business shall be conducted at the stockholder meeting, except in accordance with the procedures set forth in the by-laws. The chairman of the meeting, as determined in accordance with the by-laws, shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and, in accordance with the provisions of these by-laws, and if he should so determine, he shall so declare to the meeting and any business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the above.

QUOTATION ON NASDAQ SMALLCAP MARKET AND BOSTON STOCK EXCHANGE

    The common stock has been approved for quotation on the Nasdaq SmallCap Market under the symbol "CLAI" and has been approved for listing on the Boston Stock Exchange under the symbol "CLA."

TRANSFER AGENT

    Claimsnet.com's transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, Claimsnet.com will have 6,250,000 shares of common stock outstanding. Of these shares, the 2,500,000 shares offered in this offering will be freely tradeable without further registration under the Securities Act. All officers and directors of Claimsnet.com, current stockholders, and option holders under the 1997 Plan have agreed not to sell, or otherwise dispose of any securities of Claimsnet.com for a period of at least 12 months from the date of this offering without the underwriters' prior written consent.

    All of the presently outstanding 3,750,000 shares of common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act and, if held for at least one year, would be eligible for sale in the public market in reliance upon, and in accordance with, the provisions of Rule 144 following the expiration of a one-year period. In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including a person who may be deemed to be an "affiliate" of Claimsnet.com as that term is defined under the Securities Act, would be entitled to sell within any three month period a number of shares beneficially owned for at least one year that does not exceed the greater of (1) 1% of the then outstanding shares of common stock, or (2) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to requirements as to the manner of sale, notice, and the availability of current public information about Claimsnet.com. However, a person who is not deemed to have been an affiliate of Claimsnet.com during the 90 days preceding a sale by such person and who has beneficially owned such shares of common stock for at least two years may sell such shares without regard to the volume, manner of sale, or notice requirements of Rule 144.

    Prior to this offering, there has been no public market for Claimsnet.com's securities. Following this offering, Claimsnet.com cannot predict the effect, if any, that sales of shares of common stock pursuant to Rule 144 or otherwise, or the availability of these shares for sale, will have on the market price prevailing from time to time. Nevertheless, sales by the current stockholders of a substantial number of shares of common stock in the public market could materially adversely affect prevailing market prices for the common stock. In addition, the availability for sale of a substantial number of shares of common stock acquired through the exercise of the representatives' warrants or the outstanding options under the 1997 Plan or the Director's Plan could materially adversely affect prevailing market prices for the common stock. See "Risk Factors--Shares eligible for future sale and registration rights may affect the market for the common stock."

    Claimsnet.com has agreed to register the 1,110,644 shares of common stock issued in its 1997 private placement and its 1998 private placements for resale commencing 18 months from the date of this prospectus. Claimsnet.com has agreed that, under some limited circumstances, it will register the 125,000 shares of common stock issued in its 1999 private placement for resale commencing not earlier than 12 months from the date of this prospectus.

    In addition, according to the terms of the Medica acquisition, Claimsnet.com granted "piggy-back" registration rights with respect to the 119,671 shares of common stock issued in connection with that acquisition. These shares of common stock shall be included in any registration of common stock which occurs after this offering, subject to some restrictions.

    Up to 250,000 additional shares of common stock may be purchased by the underwriters during the period commencing on the first anniversary of the date of this prospectus and terminating on the fifth anniversary of the date of this prospectus through the exercise of the representatives' warrants. Any and all securities purchased upon the exercise of the representatives' warrants may be freely tradeable, provided that Claimsnet.com satisfies the securities registration and qualification requirements in accordance with the terms of the representatives' warrants. See "Underwriting."

                                  UNDERWRITING

    Subject to the terms and conditions contained in the underwriting agreement, Claimsnet.com has agreed to sell to each of the underwriters named below, and each of the underwriters, for which Cruttenden Roth and ISG are acting as representatives, has severally, and not jointly, agreed to purchase the number of shares offered in this offering set forth opposite their respective names below.

                                                                                   NUMBER OF
NAME                                                                                 SHARES
---------------------------------------------------------------------------------  ----------
Cruttenden Roth Incorporated.....................................................
ISG Solid Capital Markets, LLC...................................................
                                                                                   ----------
    Total........................................................................   2,500,000

    A copy of the underwriting agreement has been filed as an exhibit to this registration statement. The underwriting agreement provides that the obligation of the underwriters to purchase the shares is subject to some conditions. The underwriters shall be obligated to purchase all of the shares other than those covered by the underwriters' over-allotment option described below, if any are purchased.

    The representatives have advised Claimsnet.com that the underwriters propose to offer the shares to the public at the initial public offering price on the cover page of this prospectus and that they may allow some dealers who are members of the NASD, and some foreign dealers, concessions not in excess of
$    per share, of which amount a sum not in excess of $    per share may in
turn be reallowed by such dealers to other dealers who are members of the NASD and to some foreign dealers. After the commencement of this offering, the offering price, the concession to selected dealers, and the reallowance to other dealers may be changed by the Representatives.

    Claimsnet.com has agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or will contribute to payments the underwriters may be required to make in this respect.

    Claimsnet.com has agreed to pay to the representatives an expense allowance, on a non-accountable basis, equal to 2.5% of the gross proceeds derived from the sale of 2,500,000 shares offered in this offering, or 2,875,000 shares if the underwriters' over-allotment option is exercised in full. Claimsnet.com paid an advance on this allowance in the amount of $25,000. Claimsnet.com has also agreed to pay some of the representatives' expenses in connection with this offering, including expenses in connection with qualifying the shares offered in this offering for sale under the laws of such states as the representatives may designate and the placement of tombstone advertisements.

    In connection with this offering, Claimsnet.com has granted the representatives the right, for the three-year period commencing on the closing date of this offering, to appoint an observer to attend all meetings of Claimsnet.com's board of directors. This designee has the right to notice of all meetings of the board of directors and to receive reimbursement for all out-of-pocket expenses incurred to attend these meetings. In addition, the designee will be entitled to indemnification to the same extent as Claimsnet.com's directors.

    Claimsnet.com has agreed to retain the representatives as financial consultants for a period of two years to commence on the closing of this offering at an aggregate fee of $150,000, $100,000 of which shall be payable at the closing of this offering and the remainder of which shall be due on the first anniversary of such closing. According to the underwriting agreement, the representatives shall provide advisory services related to mergers and acquisitions activity, corporate finance and other related matters.

    The representatives have advised Claimsnet.com that the underwriters do not intend to confirm sales of the shares offered in this offering to any account over which they exercise discretionary authority.

    Claimsnet.com, and its officers, directors, and stockholders, have agreed not to offer, assign, issue, sell, hypothecate, or otherwise dispose of any shares of common stock, securities of Claimsnet.com convertible into, or exercisable or exchangeable for, shares of common stock, or shares of common stock received upon conversion, exercise, or exchange of these securities, to the public without the prior written consent of Cruttenden Roth for a period of at least 12 months after the date of this prospectus.

    Prior to this offering, there has been no public trading market for the common stock. The initial public offering price for the shares has been determined by arms-length negotiations between Claimsnet.com and the representatives and does not necessarily bear any relationship to Claimsnet.com's book value, assets, past operating results, financial condition, or other established criteria of value. The factors considered in these negotiations were prevailing market conditions, the history and prospects for Claimsnet.com and the industry in which Claimsnet.com competes, an assessment of its management, its capital structure, and such other factors deemed relevant.

    Claimsnet.com has also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase at the public offering price per share, less the underwriting discount, up to an aggregate of 375,000 shares of common stock. To the extent this option is exercised, the underwriters will become obligated, subject to some conditions, to purchase additional shares of common stock. The underwriters may exercise this right of purchase only for the purpose of covering over-allotments, if any, made in connection with the sale of shares. Purchases of shares of common stock upon exercise of the over-allotment option will result in the realization of additional compensation by the underwriters.

    In connection with this offering, Claimsnet.com has agreed to sell to the representatives, individually and not as representatives of the several underwriters, at the price of $.001 per warrant, the representatives' warrants to purchase an aggregate of 250,000 shares of common stock. The representatives' warrants are exercisable for a period of four years commencing one year after the date of this prospectus at an exercise price per share equal to $13.20. The representatives' warrants may not be sold, transferred, assigned, pledged, or hypothecated for a period of 12 months from the date of this prospectus, except to members of the selling group and to officers and partners of the Representatives and members of the selling group. The representatives' warrants contain anti-dilution provisions providing for adjustments of the exercise price and number of shares issuable on exercise of the representatives' warrants, upon the occurrence of some events, including stock dividends, stock splits, and recapitalizations. The holders of the representatives' warrants have no voting, dividend, or other rights as stockholders of Claimsnet.com with respect to shares of common stock underlying the representatives' warrants, unless the representatives' warrants shall have been exercised.

    A new registration statement or post-effective amendment to the registration statement will be required to be filed and declared effective before distribution to the public of the representatives' warrants and the underlying shares. Claimsnet.com has agreed, on one occasion during the period beginning one year after the date of this prospectus and ending four years after the date of this prospectus, if requested by the holders of a majority of the representatives' warrants or shares of common stock issued on their exercise, to make all necessary filings to permit a public offering of the representatives' warrants and underlying shares and to use its best efforts to cause this filing to become effective under the Securities Act and to remain effective for at least 12 months, at Claimsnet.com's sole expense. In addition, Claimsnet.com has agreed to give advance notice to holders of the representatives' warrants and the underlying shares of common stock of its intention to file a registration statement, and in such case, holders of the representatives' warrants and the underlying shares shall have the right to require Claimsnet.com to include such shares of common stock in such registration statement at Claimsnet.com's expense, subject to a number of limitations.

    During and after this offering, the underwriters may purchase and sell common stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with this offering. The underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the common stock sold in this offering for their account may be reclaimed by the syndicate if these shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the common stock which may be higher than the price that might otherwise prevail in the open market. Neither Claimsnet.com nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither Claimsnet.com nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued at any time.

    ISG, one of the representatives of the underwriters, was first registered a broker-dealer in 1997 and has completed three firm commitment public offerings in which it was a co-managing underwriter. Prospective purchasers of the shares offered hereby should consider this limited experience in evaluating this offering. There can be no assurance that the lack of experience of ISG will not adversely affect this offering or the subsequent development of a trading market for the shares.

    Claimsnet.com's initial registration statement was declared effective on December 10, 1998 and on that date the shares of common stock subject to that registration statement commenced trading. For reasons unknown to Claimsnet.com, Claimsnet.com's then-underwriter, Strasbourger Pearson Tulcin Wolff Incorporated, a registered broker-dealer, unilaterally terminated its obligations under the underwriting agreement. As a result, the NASD terminated all trades effected on December 10, 1998. The events described in this paragraph may adversely affect this offering or the subsequent development of a trading market for our common stock.

                                 LEGAL MATTERS

    Legal matters will be passed upon for Claimsnet.com by Brock Silverstein LLC, New York, New York. Legal matters will be passed upon for the underwriters by Greenberg Traurig, New York, New York. Brock Silverstein LLC renders legal services to each of Cruttenden Roth and ISG in connection with matters other than this offering and owns beneficially and of record an aggregate of 23,192 shares of common stock.

                                    EXPERTS

    The consolidated financial statements of Claimsnet.com as of December 31, 1996 and for the period from our inception April 8, 1996 to December 31, 1996 and as of December 31, 1997 and 1998 and for the years then ended, and the financial statements of Medica as of December 31, 1996 and 1995 and for the years then ended, and the period from May 1, 1994 to December 31, 1994 included in this prospectus have been audited by King Griffin & Adamson P.C., Dallas, Texas, independent certified public accountants, as indicated in their reports with respect thereto, and are included in this prospectus in reliance upon reports given upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    Claimsnet.com has filed with the Securities and Exchange Commission two registration statements on Form S-1, including the exhibits, schedules and amendments to these registration statements, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statements. For further information with respect to Claimsnet.com and the shares of common stock to be sold in this offering, we make reference to the registration statements. Although this prospectus contains all material information regarding Claimsnet.com, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance we make reference to the copy of such contract, agreement or other document filed as an exhibit to the registration statements, each such statement being qualified in all respects by such reference.

    You may read and copy all or any portion of the registration statements or any other information Claimsnet.com files at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Claimsnet.com's Securities and Exchange Commission filings, including the registration statement, are also available to you on the Securities and Exchange Commission's Web site (http://www.sec.gov).

    As a result of this offering, Claimsnet.com will become subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. Such reports, proxy and information statements may also be inspected at the offices of the Boston Stock Exchange, One Boston Place, Boston, Massachusetts 02108.

                               CLAIMSNET.COM INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                            -----------
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Statement of Operations for the year ended December 31, 1998....................................         F-3

CLAIMSNET.COM INC.

    Report of Independent Certified Public Accountants....................................................         F-4

    Financial Statements

        Balance Sheets as of December 31, 1996, 1997, and 1998............................................         F-5

        Statements of Operations for the period from April 8, 1996 (inception) to December 31, 1996, and
       the years ended December 31, 1997, and 1998........................................................         F-6

        Statements of Changes in Stockholders' Deficit for the period from April 8, 1996 (inception) to
       December 31, 1996, and the years ended December 31, 1997, and 1998.................................         F-7

        Statements of Cash Flows for the period from April 8, 1996 (inception) to December 31, 1996, and
       the years ended December 31, 1997 and 1998.........................................................         F-8

        Notes to Financial Statements for the period from April 8, 1996 (inception) to December 31, 1996,
       and the years ended December 31, 1997 and 1998.....................................................        F-10

MEDICA SYSTEMS, INC.

    Report of Independent Certified Public Accountants....................................................        F-19

    Financial Statements

        Balance Sheets as of December 31, 1996 and 1995...................................................        F-20

        Statements of Operations for the years ended December 31, 1996 and 1995
        and the period from May 1, 1994 (inception) to December 31, 1994..................................        F-21

        Statements of Changes in Stockholders' Equity (Deficit) for the years ended December 31, 1996 and
       1995 and the period from May 1, 1994 (inception) to December 31, 1994..............................        F-22

        Statements of Cash Flows for the years ended December 31, 1996 and 1995
        and the period from May 1, 1994 (inception) to December 31, 1994..................................        F-23

        Notes to Financial Statements for the years ended December 31, 1996 and 1995
        and the period from May 1, 1994 (inception) to December 31, 1994..................................        F-24

        Unaudited Balance Sheet as of March 31, 1997......................................................        F-27

        Unaudited Statement of Operations for the three months ended March 31, 1997.......................        F-28

        Unaudited Statement of Cash Flows for the three months ended March 31, 1997.......................        F-29

        Notes to Unaudited Financial Statements as of March 31, 1997......................................        F-30

                               CLAIMSNET.COM INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    The unaudited pro forma statement of operations for the year ended December 31, 1998 reflects the intended use of proceeds from the proposed initial public offering as if it had been completed on January 1, 1998.

    The unaudited pro forma statement is not necessarily indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it necessarily indicative of the future results of the entity. The unaudited pro forma statement of operations should be read in conjunction with the separate historical financial statements of the Company and related notes appearing elsewhere in this registration statement.

                               CLAIMSNET.COM INC.
                         (FORMERLY AMERICAN NET CLAIMS)

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)

                                                                                        PRO FORMA
                                                                         HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                                        -------------  -----------  -------------
REVENUES..............................................................  $     154,653   $  --       $     154,653
                                                                        -------------  -----------  -------------

OPERATING EXPENSES
  Depreciation and amortization.......................................        707,478      --             707,478
  Other...............................................................      3,802,075     142,000(B)     3,944,075
                                                                        -------------  -----------  -------------
    Total operating expenses..........................................      4,509,553     142,000       4,651,553

INTEREST EXPENSE--affiliate...........................................       (313,680)    313,680(A)      --

INTEREST INCOME.......................................................          6,113      --               6,113
                                                                        -------------  -----------  -------------

NET INCOME (LOSS) BEFORE TAXES........................................     (4,662,467)    171,680      (4,490,787)

INCOME TAXES..........................................................       --            --            --
                                                                        -------------  -----------  -------------

NET LOSS..............................................................  $  (4,662,467)  $ 171,680   $  (4,490,787)
                                                                        -------------  -----------  -------------
                                                                        -------------  -----------  -------------

LOSS PER WEIGHTED AVERAGE
  COMMON SHARES OUTSTANDING (basic and diluted).......................  $       (1.41)              $       (0.77)
                                                                        -------------               -------------
                                                                        -------------               -------------

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING (basic and diluted)..............................      3,309,280                   5,809,280
                                                                        -------------               -------------
                                                                        -------------               -------------

------------------------

(A) To reflect the reduction in interest expense resulting from the debt reduction in accordance with the use of proceeds from the offering.

(B) To reflect contractual salary increases, assuming the offering had been completed on January 1, 1998.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Claimsnet.com inc.
(formerly American NET Claims)

    We have audited the accompanying consolidated balance sheets of Claimsnet.com inc. (formerly American NET Claims) and subsidiary as of December 31, 1998, 1997 and 1996, and the related statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 1998 and 1997 and the period from April 8, 1996 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Claimsnet.com inc. and subsidiary as of December 31, 1998, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1998 and 1997 and the period from April 8, 1996 (inception) to December 31, 1996, in conformity with generally accepted accounting principles.

                                          KING GRIFFIN & ADAMSON P.C.

Dallas, Texas
January 22, 1999, except for Note M which is as of February 28, 1999.

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                         (FORMERLY AMERICAN NET CLAIMS)

                          CONSOLIDATED BALANCE SHEETS

                                                                                            DECEMBER 31,
                                                                                 -----------------------------------
                                                                                    1996        1997        1998
                                                                                 ----------  ----------  -----------
                                          ASSETS
CURRENT ASSETS
  Cash.........................................................................  $   15,659  $  394,913   $  43,761
  Accounts receivable net of allowance for doubtful accounts of $10,000 and
    $43,700 in 1997 and 1998, respectively.....................................      --          13,240      41,996
  Employee receivable..........................................................      --           3,000       1,450
  Prepaid assets...............................................................      --           8,176      18,484
                                                                                 ----------  ----------  -----------
    Total current assets.......................................................      15,659     419,329     105,691
                                                                                 ----------  ----------  -----------
FIXED ASSETS
  Computer hardware and software...............................................      29,135     184,971     272,917
  Furniture and fixtures.......................................................      --           3,519      10,732
  Office equipment.............................................................      --          24,694      24,694
                                                                                 ----------  ----------  -----------
                                                                                     29,135     213,184     308,343
  Accumulated depreciation and amortization....................................      --         (18,620)    (75,479)
                                                                                 ----------  ----------  -----------
    Total fixed assets.........................................................      29,135     194,564     232,864
                                                                                 ----------  ----------  -----------
OTHER ASSETS
  Software development costs net of accumulated amortization of $398,535 and
    $1,049,154 at December 31, 1997 and 1998, respectively.....................     831,869   1,524,001     873,382
  Note receivable from employee................................................      --          --          25,000
  Deferred offering costs......................................................     101,669      36,703     416,542
                                                                                 ----------  ----------  -----------
    Total other assets.........................................................     933,538   1,560,704   1,314,924
                                                                                 ----------  ----------  -----------
TOTAL ASSETS...................................................................  $  978,332  $2,174,597   $1,653,479
                                                                                 ----------  ----------  -----------
                                                                                 ----------  ----------  -----------
                           LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
  Accounts payable.............................................................  $   --      $   98,278   $ 173,412
  Accrued expenses.............................................................      --         159,849     671,257
  Contingent payable...........................................................      --         125,000     125,000
  Notes payable................................................................      --              --     225,000
                                                                                 ----------  ----------  -----------
    Total current liabilities..................................................      --         383,127   1,194,669
                                                                                 ----------  ----------  -----------
LONG-TERM LIABILITIES
  Line of credit--affiliate....................................................     510,250     695,650   1,462,338
  Note payable--affiliate......................................................   3,740,000   2,000,000   2,000,000
  Notes payable................................................................      --         225,000      --
  Accrued interest--affiliate..................................................     158,123     547,670     860,789
                                                                                 ----------  ----------  -----------
    Total long-term liabilities................................................   4,408,373   3,468,320   4,323,127
                                                                                 ----------  ----------  -----------
TOTAL LIABILITIES..............................................................   4,408,373   3,851,447   5,517,796
                                                                                 ----------  ----------  -----------
COMMITMENTS AND CONTINGENCIES (Notes A, B, C, D, H, I, J and L)
STOCKHOLDERS' DEFICIT
  Preferred stock--$.001 par value; 4,000,000 shares authorized; no shares issued or outstanding......................................................
  Common stock--$.001 par value; 40,000,000 shares authorized; 2,365,596 shares issued and outstanding at December 31, 1996, 3,111,458 shares issued and outstanding at December 31, 1997 and 3,625,000 shares issued and
    outstanding at December 31, 1998...........................................       2,365       3,111       3,625
  Additional paid-in capital...................................................  (3,125,365)  1,407,389   3,881,875
  Accumulated deficit..........................................................    (306,041) (3,087,350) (7,749,817)
                                                                                 ----------  ----------  -----------
                                                                                 (3,429,041) (1,676,850) (3,864,317)
  Less note receivable for shares..............................................      (1,000)     --          --
                                                                                 ----------  ----------  -----------
TOTAL STOCKHOLDERS' DEFICIT....................................................  (3,430,041) (1,676,850) (3,864,317)
                                                                                 ----------  ----------  -----------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT....................................  $  978,332  $2,174,597   $1,653,479
                                                                                 ----------  ----------  -----------
                                                                                 ----------  ----------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                         (FORMERLY AMERICAN NET CLAIMS)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

        PERIOD FROM APRIL 8, 1996 (INCEPTION) TO DECEMBER 31, 1996, AND

                   THE YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                       PERIOD ENDED    YEAR ENDED     YEAR ENDED
                                                                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                                           1996           1997           1998
                                                                       -------------  -------------  -------------

REVENUES.............................................................  $    --        $      81,712  $     154,653
COST OF REVENUES.....................................................       --              250,889        648,748
                                                                       -------------  -------------  -------------
GROSS LOSS...........................................................       --             (169,177)      (494,095)
                                                                       -------------  -------------  -------------
OPERATING EXPENSES
  Research and development...........................................       --              461,245        530,502
  Software amortization..............................................       --              402,835        672,328
  Selling, general and administrative................................        147,918      1,399,321      2,657,975
                                                                       -------------  -------------  -------------
LOSS FROM OPERATIONS.................................................       (147,918)    (2,432,578)    (4,354,900)
                                                                       -------------  -------------  -------------
OTHER INCOME (EXPENSE)
  Interest expense--affiliate........................................       (158,123)      (389,548)      (313,680)
  Interest income....................................................       --               40,817          6,113
                                                                       -------------  -------------  -------------
    Total Other Income (Expense).....................................       (158,123)      (348,731)      (307,567)
                                                                       -------------  -------------  -------------
NET LOSS.............................................................  $    (306,041) $  (2,781,309) $  (4,662,467)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
BASIC LOSS PER SHARE.................................................  $       (0.13) $       (0.98) $       (1.41)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
DILUTED LOSS PER SHARE...............................................  $       (0.13) $       (0.98) $       (1.41)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (Basic and diluted).......      2,348,894      2,850,796      3,309,280
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                      (FORMERLY AMERICAN NET CLAIMS, INC.)

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

        PERIOD FROM APRIL 8, 1996 (INCEPTION) TO DECEMBER 31, 1996, AND

                   THE YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                            ADDITIONAL
                                                  NUMBER OF     COMMON        PAID-IN        NOTE       ACCUMULATED
                                                    SHARES       STOCK        CAPITAL     RECEIVABLE      DEFICIT
                                                  ----------  -----------  -------------  -----------  -------------
April 8, 1996--Issuance of common stock at
  inception.....................................   2,342,404   $   2,342   $      (1,342)  $  --       $    --
Issuance of common stock for note...............      23,192          23             977      (1,000)       --
Deemed distribution related to purchase of asset
  from affiliate (Note H).......................      --          --          (3,125,000)     --            --
Net loss for 1996...............................      --          --            --            --            (306,041)
                                                  ----------  -----------  -------------  -----------  -------------
Balances at December 31, 1996...................   2,365,596       2,365      (3,125,365)     (1,000)       (306,041)
                                                  ----------  -----------  -------------  -----------  -------------
Issuance of stock for compensation..............      46,385          46          78,454      --            --
Issuance of stock for cash pursuant to PPM......     579,806         580       2,249,420      --            --
Issuance of stock related to the purchase of
  Medica........................................     119,671         120         464,880      --            --
American Medical Finance capital contribution...      --          --           1,740,000       1,000        --
Net loss for the year ended December 31, 1997...      --          --            --            --          (2,781,309)
                                                  ----------  -----------  -------------  -----------  -------------
Balances at December 31, 1997...................   3,111,458       3,111       1,407,389      --          (3,087,350)
                                                  ----------  -----------  -------------  -----------  -------------
Issuance of stock pursuant to private
  placements....................................     513,542         514       2,474,486      --            --
Net loss for the year ended December 31, 1998...      --          --            --            --          (4,662,467)
                                                  ----------  -----------  -------------  -----------  -------------
Balances at December 31, 1998...................   3,625,000   $   3,625   $   3,881,875   $  --       $  (7,749,817)
                                                  ----------  -----------  -------------  -----------  -------------
                                                  ----------  -----------  -------------  -----------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                      (FORMERLY AMERICAN NET CLAIMS, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

        PERIOD FROM APRIL 8, 1996 (INCEPTION) TO DECEMBER 31, 1996, AND
                   THE YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                       PERIOD ENDED   YEAR ENDED     YEAR ENDED
                                                                       DECEMBER 31,  DECEMBER 31,   DECEMBER 31,
                                                                           1996          1997           1998
                                                                       ------------  -------------  -------------
CASH FLOWS USED IN OPERATING ACTIVITIES
Net loss.............................................................   $ (306,041)  $  (2,781,309) $  (4,662,467)
Adjustments to reconcile net loss to net cash used by operating activities
    Depreciation and amortization....................................       --             417,155        707,478
    Common stock issued for compensation.............................       --              78,500       --
    Allowance for doubtful accounts..................................       --              10,000         33,700
    Offering costs written off.......................................       --             101,669        411,671
    Changes in assets and liabilities net of effects of acquisition:
      (Increase) decrease in accounts receivable.....................       --              93,069        (62,456)
      Increase in other current assets...............................       --             (10,988)        (8,758)
      Increase in accounts payable and other current liabilities.....       --             118,776        586,539
      Increase in accrued interest...................................      158,123         389,549        313,121
                                                                       ------------  -------------  -------------
    Net cash used by operating activities............................     (147,918)     (1,583,579)    (2,681,172)
                                                                       ------------  -------------  -------------
CASH FLOWS USED IN INVESTING ACTIVITIES
Cash in acquired subsidiary..........................................       --              15,664       --
Cash paid to acquire subsidiary......................................       --            (100,000)      --
Issuance of employee note receivable.................................       --            --              (25,000)
Purchases of property and equipment..................................      (29,135)       (159,355)       (95,159)
Software development costs...........................................     (216,869)       (193,173)      --
                                                                       ------------  -------------  -------------
    Net cash used in investing activities............................     (246,004)       (436,864)      (120,159)
                                                                       ------------  -------------  -------------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
Increase in line of credit--affiliate................................      510,250         185,400      1,216,688
Payments for deferred offering costs.................................     (101,669)        (36,703)      (791,509)
Proceeds from common stock issuances.................................        1,000       2,251,000      2,025,000
                                                                       ------------  -------------  -------------
    Net cash provided by financing activities........................      409,581       2,399,697      2,450,179
                                                                       ------------  -------------  -------------
NET INCREASE IN CASH.................................................       15,659         379,254       (351,152)
Cash--beginning balance..............................................       --              15,659        394,913
                                                                       ------------  -------------  -------------
Cash--ending balance.................................................   $   15,659   $     394,913  $      43,761
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                      (FORMERLY AMERICAN NET CLAIMS, INC.)

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

        PERIOD FROM APRIL 8, 1996 (INCEPTION) TO DECEMBER 31, 1996, AND
                   THE YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                       PERIOD ENDED   YEAR ENDED     YEAR ENDED
                                                                       DECEMBER 31,  DECEMBER 31,   DECEMBER 31,
                                                                           1996          1997           1998
                                                                       ------------  -------------  -------------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Purchase of asset from affiliate--net................................   $  615,000   $    --        $    --
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------
Common stock issued for compensation.................................   $   --       $      78,500  $    --
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------
Common stock issued for acquisition of subsidiary....................   $   --       $     465,000  $    --
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------
Other liabilities incurred for acquisition of subsidiary.............   $   --       $      57,798  $    --
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------
Conversion of portion of note payable--affiliate to equity...........   $   --       $   1,740,000  $    --
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------
Conversion of portion of line of credit--affiliate to equity.........   $   --       $    --        $     450,000
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                         (FORMERLY AMERICAN NET CLAIMS)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE A--ORGANIZATION AND BACKGROUND

    Claimsnet.com inc. (formerly American Net Claims) ("Claimsnet.com" or the "Company") was incorporated in the state of Texas on April 8, 1996. Effective February 3, 1997, the Company assumed the name Claimsnet.com in the State of Texas. On December 7, 1998, the Company reincorporated under the laws of the state of Delaware. The Company owns and licenses software used for processing medical insurance claims on the internet.

    On July 31, 1996, the Company acquired all the internet software, licenses, intellectual property rights and technology developed by an affiliated company, American Medical Finance ("American Medical Finance"). American Medical Finance is affiliated through common stockholders, and as a stockholder of the Company. On June 2, 1997, the Company acquired Medica Systems, Inc., which owned the CyberClaim software source code previously licensed to the Company for use in conjunction with the software purchased from American Medical Finance. (See Note
C). The acquisition was completed through a merger with a newly created, wholly-owned subsidiary, ANC Holdings, Inc. which is the surviving corporation in the merger.

    The Company has generated losses of $306,041 during the period ended December 31, 1996, and $2,781,309 and $4,662,467 during the years ended December 31, 1997 and 1998, respectively. During these same periods, the Company used cash in its operations of $147,918, $1,583,579 and $2,792,843, respectively. Through the date of this report, the Company has generated minimal revenues and has relied on private equity placement proceeds and financing from an affiliate to fund its operations and development activities. At December 31, 1998 liabilities significantly exceeds assets.

    During the period from April to October 1998, the Company completed two private equity placements which raised gross proceeds of $2,475,000, for which the Company received net proceeds of $2,025,000 cash and conversion of $450,000 of debt outstanding under a line of credit agreement (see Note D). In order to make the investment necessary to expand its business and to meet its cash flow requirements, the Company plans to raise additional capital. The Company is in the process of completing an initial public offering ("Offering") to raise net proceeds of approximately $17,000,000 (excluding underwriters overallotment options), although no assurance can be given that such offering will be successful. The Company received net proceeds of $900,000 pursuant to the note agreement (See Note M). Based on the above and managements belief that additional equity and debt financing can be raised, management believes that the Company has the ability to continue its business through December 31, 1999.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

    The accompanying financial statements include the accounts of Claimsnet.com inc. and its subsidiary from the date of acquisition. All material intercompany accounts and transactions from that date have been eliminated in consolidation.

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                         (FORMERLY AMERICAN NET CLAIMS)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
STATEMENT OF CASH FLOWS

    For purposes of the statement of cash flows, cash equivalents include time deposits, certificates of deposits, and all highly liquid debt instruments with original maturities of 3 months or less when purchased.

SOFTWARE

    Financial Accounting Standard No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," provides for the capitalization of certain costs related to development of computer software products. Software development costs through December 31, 1998 include internally developed costs totaling $395,322, software purchased from American Medical Finance totaling $615,000 (See Note G), and software purchased through the acquisition of Medica totaling $911,741 (See Note C). Capitalized computer software costs include direct labor, labor-related overhead costs and interest. The software is amortized over its expected useful life of 3 years. Amortization expense related to developed software since the product was introduced in 1997 totaled $398,535 and $650,619 for 1997 and 1998, respectively. Management periodically evaluates the recoverability, valuation, and amortization of capitalized software cost. As part of this review, management considers the undiscounted projected future net cash flows. If the undiscounted future net cash flows is less than the stated value, software costs will be written down to fair value.

REVENUE

    Monthly subscription fee revenue is recognized ratably over the applicable subscription period. Claim processing revenues are recognized when the claims are processed. Enrollment fee revenue is recognized upon enrollment of customers. Customer support fees are recognized when support services are rendered.

FIXED ASSETS

    Fixed assets are stated at cost. Depreciation is provided using the straight line method over the estimated useful lives of the depreciable assets which range from three to seven years. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. Depreciation and amortization related to fixed assets totaled $0, $18,620 and $56,859 in 1996, 1997 and 1998, respectively.

DEFERRED OFFERING COSTS

    Deferred offering costs are capitalized and recorded as a reduction to stockholders' equity upon completion of a Company Offering, or expensed if an Offering is unsuccessful.

INCOME TAXES

    The Company accounts for income taxes in accordance with the asset and liability approach. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                         (FORMERLY AMERICAN NET CLAIMS)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

LOSS PER SHARE

    The Company adopted SFAS No. 128, "Earnings Per Share", in 1997, which requires the disclosure of basic and diluted net income (loss) per share. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares and common stock equivalents outstanding for the period. The Company's common stock equivalents are not included in the diluted loss per share for 1996, 1997 and 1998 as they are antidilutive. As such, diluted and primary loss per share is identical. Net loss per share has been stated for all periods presented in accordance with SFAS No. 128.

CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    One customer acquired as part of the Medica acquisition generated revenue of $51,011, representing 62% of the Company's total revenue for the year ended December 31, 1997. The Company has subsequently cancelled its contract with this customer. The Company does not generally require collateral. Management provides an allowance for doubtful accounts which reflects its estimate of the uncollectible receivables. In the event of non-performance, the maximum exposure to the Company is the recorded amount of the receivable at the balance sheet date.

USE OF ESTIMATES AND ASSUMPTIONS

    Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could vary from the estimates that were used.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income", which establishes new guidance for the reporting and display of comprehensive income and its components. The Company has adopted this Statement as of January 1, 1998, however, this standard does not currently impact disclosures.

    In July 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement expands certain reporting and disclosure requirements for segments from current Standards and was adopted January 1, 1998. Claimsnet currently operates only one segment of business, therefore, this standard does not currently impact disclosures.

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                         (FORMERLY AMERICAN NET CLAIMS)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1), to be effective for fiscal years beginning after December 15, 1998. The Statement establishes the criteria for capitalizing and expensing costs incurred for such development activities, measuring and recognizing impairment, and amortization of capitalized costs. The Company is reviewing the effect, if any, of the adoption of this pronouncement.

    In June 1998, the Financial Accounting Standards Board issued Standard No. 133 "Accounting for Derivative Instruments and Hedging Activities." The Standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. The new Standard is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. Claimsnet does not expect the adoption of the new Standard to have a material impact on its financial position or results of operations.

ADVERTISING COSTS

    Advertising costs are expensed as incurred. Advertising expense totaled $1,720, $45,606 and $98,970 for the periods ended December 31, 1996, 1997 and
1998, respectively.

RECLASSIFICATION

    Certain 1996 and 1997 amounts have been reclassified to conform with the 1998 presentation.

NOTE C--MEDICA SYSTEMS, INC. ACQUISITION

    On June 2, 1997, the Company completed the acquisition of Medica Systems, Inc. ("Medica"), giving them ownership of the underlying source code of a software program which processes medical insurance claims. The software was previously licensed from Medica under a software licensing agreement. The transaction was accounted for as a purchase. The Company received all of the outstanding stock of Medica in exchange for a purchase price of $972,798 which consisted of $100,000 cash at closing, 119,671 shares of the Company's common stock, a contingent cash payment of $125,000 due within 60 days of the effective date of a registration statement (February 9, 1999), notes for $225,000 due one year from the effective date of a registration statement (December 11, 1999), and 50% of the amounts collected relating to the accounts receivable of Medica existing on the closing date. The fair value of the common stock given as consideration in the transaction totaled $465,000 or $3.89 per share. The Company collected $115,595 of Medica's outstanding receivables at the closing date and has included $57,797 (50%) as a part of the purchase price. The contingent cash and notes payable have been recorded as a part of the purchase price as they were determinable at the date of closing.

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                         (FORMERLY AMERICAN NET CLAIMS)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE C--MEDICA SYSTEMS, INC. ACQUISITION (CONTINUED)
    The fair value of assets and liabilities acquired consisted of:

Software development costs......................................  $ 911,741
Accounts receivable, net........................................    115,595
Fixed assets....................................................     24,694
Other current assets............................................      2,319
Current liabilities.............................................    (81,551)
                                                                  ---------
                                                                  $ 972,798
                                                                  ---------
                                                                  ---------

    Unaudited pro forma financial information for the years ended December 31, 1996 and 1997 as though the acquistion had occurred on January 1, 1996 is as follows:

                                                                                  1996          1997
                                                                              ------------  ------------
Revenues....................................................................  $    395,396  $    407,656
                                                                              ------------  ------------
                                                                              ------------  ------------
Net loss....................................................................  $   (551,920) $  2,855,702
                                                                              ------------  ------------
                                                                              ------------  ------------
Net loss per common share (basic and diluted)...............................  $      (0.22) $      (0.99)
                                                                              ------------  ------------
                                                                              ------------  ------------
Weighted average common shares outstanding (basic and diluted)..............  $  2,471,630  $  2,900,632
                                                                              ------------  ------------
                                                                              ------------  ------------

NOTE D--LINE OF CREDIT AND NOTES PAYABLE

    The Company has a line of credit facility with American Medical Finance of up to $2,000,000. The line of credit bears interest at 9.50%, is due on October 3, 2000, and is collaterized by all of the assets of the Company, other than that collateral specified by the note payable to American Medical Finance below.

    The Company has a note payable to American Medical Finance (see Note G). The note bears interest at 9.5%, is due on October 3, 2000, and is collaterized by all internet software and technology of the Company including software development costs.

    Accrued interest under the note and line of credit with American Medical Finance totaled $158,123, $547,670 and $860,789, respectively and is due on October 3, 2000.

    Notes payable at December 31, 1997 and 1998 relate to debt incurred in conjunction with the purchase of Medica (see Note C). The notes are unsecured, due one year from the effective date of the registration statement (December 11, 1999), and bear interest at 8%.

NOTE E--FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments", requires disclosure about the fair value of all financial assets and liabilities for which it is practicable to estimate. The note payable and the line of credit (both amounts are fixed rate debt) have a carrying amount of $3,462,338 and a fair value of approximately the same amount at December 31,

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                         (FORMERLY AMERICAN NET CLAIMS)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE E--FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
1998. The fair value of the Company's fixed rate debt has been estimated based upon relative changes in the Company's variable borrowing rates since origination of the fixed rate debt.

NOTE F--INCOME TAXES

    Deferred tax assets and liabilities at December 31, 1996, 1997 and 1998 are as follows:

                                                       1996           1997           1998
                                                   -------------  -------------  -------------
Current deferred tax asset.......................  $    --        $       3,697  $      16,156
Non-current deferred tax asset...................        150,730      1,289,723      2,953,345
Non-current deferred tax liability...............        (37,587)      (417,382)      (191,029)
Valuation allowance..............................       (113,143)      (876,038)    (2,778,472)
                                                   -------------  -------------  -------------
  Net non-current deferred taxes.................  $    --        $    --        $    --
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

    The current deferred tax asset results from the provision for doubtful accounts which is not currently deductible for income tax purposes. The non-current deferred tax asset results from the net operating loss generated by the Company. The non-current deferred tax liability results from depreciation and amortization deducted for income tax purposes in excess of that expensed for financial reporting purposes and the remaining deferred tax liability established in connection with subsequent development costs acquired in the Medica acquisition. The net deferred tax asset has a 100% valuation allowance recorded against it due to the uncertainty of generating future taxable income.

    The Company's effective income tax rate differed from the Federal statutory rate of 34% as follows:

                                                       1996           1997           1998
                                                   -------------  -------------  -------------
Statutory rate of 34% applied to net loss........  $     104,054  $     945,645  $   1,585,239
Permanent differences............................       --               14,289         61,854
State income taxes, net of federal tax effect....       --               83,853        142,985
Change in valuation allowance....................       (104,054)    (1,043,787)    (1,790,078)
                                                   -------------  -------------  -------------
                                                   $    --        $    --        $    --
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

    At December 31, 1998, the Company has a net operating loss carryforward of approximately $7,988,000 which begins to expire in 2011 subject to the limitations of the Internal Revenue Code Section 382.

NOTE G--RELATED PARTY TRANSACTIONS

    On July 31, 1996, the Company purchased software, licenses, intellectual property rights and technology from American Medical Finance. As the software was purchased from a related entity, the asset was recorded by the Company at the basis (in accordance with Generally Accepted Accounting Principles) of American Medical Finance. Accordingly, the asset was recorded at $615,000 with a corresponding note payable to American Medical Finance $3,740,000. The difference between the

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                         (FORMERLY AMERICAN NET CLAIMS)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE G--RELATED PARTY TRANSACTIONS (CONTINUED) recorded cost of the asset and the note payable ($3,125,000) was reflected as a contra to paid-in capital (a deemed distribution). The asset was recorded at the net book value per the affiliates records, which was less than the estimated fair market value.

    On September 23, 1997, American Medical Finance agreed to reduce its note receivable from the Company by $1,740,000. The reduction in the note was recorded as a capital contribution by American Medical Finance and effectively reduced the $3,125,000 contra to paid-in capital described above.

    The Company has a note payable and a line of credit facility with American Medical Finance (see Note D).

    Certain of the Company's expenses were paid by American Medical Finance and represent costs such as rent, printing and office supplies. All such expenses were accounted for as increases in the line of credit. The relationship with American Medical Finance could result in operating results or financial position significantly different from that which would have been obtained if the entities were autonomous.

NOTE H--STOCKHOLDERS' DEFICIT

    During 1997, the Company raised $2,250,000 in gross proceeds under a private placement memorandum which closed on May 7, 1997. The Company sold 45 units, each unit consisting of 12,885 shares of common stock at $50,000 per unit, which totaled 579,806 shares.

    On May 15, 1997, the Board of Directors authorized a 2.325578 for 1 split in common shares and an increase in authorized common shares to 40,000,000. In addition, on November 18, 1998 the Board authorized a 1 for 2.796117 reverse split in common shares. In addition, in February 1999, the Board authorized a
1.115385 for 1 split in common shares. The financial statements, including all references to the number of shares of common stock and all per share information, have been adjusted on a retroactive basis to reflect these equity transactions.

    During the second quarter of 1998, the Company consummated a private offering of 20 units, each unit consisting of 11,967 shares of common stock, for aggregate gross proceeds of $1,000,000 in the form of $550,000 cash and $450,000 debt cancellation related to a portion of the line of credit--affiliate. During the period from July to October 1998, the Company consummated an additional private offering of 29.5 units, each unit consisting of 9,295 shares of the Company's common stock for aggregate gross proceeds of $1,475,000. Pursuant to the Securities Act of 1933, as amended, the rules and regulations thereunder, and the interpretations of the Securities and Exchange Commission, the Company may be required to offer rescission to investors in these offerings and the 1999 private placement offering described in Note M. In the event that the Company is so required and all of such investors determine to exercise such rescission rights, the Company would be required to refund the entirety of the gross proceeds of such private offerings to such investors. In such event, the business, prospects, financial condition, and results of operations of the Company could be materially adversely affected.

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                         (FORMERLY AMERICAN NET CLAIMS)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE H--STOCKHOLDERS' DEFICIT (CONTINUED)
    In July 1998, the Company issued warrants to acquire an aggregate of 11,154 shares of common stock to a non-employee. Such warrants are exercisable for a period of four years commencing one year following the IPO at a price per share equal to 110% of the IPO price.

NOTE I--COMMITMENTS AND CONTINGENCIES

    The Company has entered into employment agreements with several key employees. The agreements generally provide for an annual base salary, incentive compensation and termination provisions. Certain of the provisions are contingent upon the completion of an initial public offering. The minimum commitments under the agreements are set forth in the following table:

                                                                                  CONTINGENT
                                                                   COMMITMENTS    COMMITMENTS
                                                                  -------------  -------------
1999............................................................      175,000        220,000
2000............................................................       72,917        250,000
2001............................................................       --            250,000
2002............................................................       --            250,000

    Compensation expense of $78,500 related to the 46,385 common shares issued under these agreements is included in the statement of operations for the year
ended December 31, 1997. Such compensation expense was computed by             .

    The Company leases office space under a lease agreement that expires on September 30, 1999. Rent expense totaled $10,000, $56,225 and $116,008 for the years ended December 31, 1996, 1997 and 1998, respectively.

NOTE J--STOCK OPTIONS

    In April 1997 the Board of Directors adopted the 1997 Stock Option Plan (the "1997 Plan") which was amended in April 1998 to authorize the grant of 557,692 options to purchase shares of the Company's common stock. The 1997 Plan authorized the grant of such options to employees, officers, directors, and consultants of the Company.

    In April 1998, the Board of Directors adopted the Non-Employees and Directors Plan (the "Directors Plan"). The Directors Plan authorized the grant of options to outside directors to purchase up to 111,538 shares of common stock.

NOTE K--RETIREMENT PLAN

    The Company utilizes a third party for the processing and administration of its payroll and benefits. Under the agreement, the third party is legally a co-employer of all of the Company's employees, which are covered by the third party's 401(k) retirement plan. Under the plan, employer contributions are discretionary. The Company has made no contributions to the plan through December 31, 1998.

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                         (FORMERLY AMERICAN NET CLAIMS)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE L--YEAR 2000

    Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with each "Year 2000" requirements. Claimsnet.com's business is dependent on the operation of numerous systems that could potentially be impacted by Year 2000 related problems. Those systems include, among others; hardware and software systems used by Claimsnet.com to deliver services to its customers (including Claimsnet.com's proprietary software systems as well as hardware and software supplied by third parties; communications networks, such as the Internet and private intranets, which Claimsnet.com depends on to provide electronic transactions to its customers, the internal systems of Claimsnet.com's customers and suppliers, the hardware and software systems used internally by Claimsnet.com in the management of its business; and non-information technology systems and services used by Claimsnet.com in its business, such as telephone systems and building systems.

    Claimsnet.com has internally reviewed the proprietary software systems it uses to deliver services to its customers. Although Claimsnet.com believes that its internally developed applications and systems are designed to be Year 2000 compliant Claimsnet.com utilizes third-party equipment and software that may not be Year 2000 compliant. Failure of such third-party or currently owned equipment or software to operate properly with regard to the Year 2000 and thereafter could require Claimsnet.com to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on its business, prospects, financial condition, and results of operations. Claimsnet.com does not believe that its expenditures to upgrade its internal systems and applications will be material to its business, prospects, financial condition, and results of operations.

    Futhermore, the success of Claimsnet.com's efforts may depend on the success of other healthcare participants in dealing with their Year 2000 issues. Many of these organizations are not Year 2000 compliant and the impact of widespread customer failure on Claimsnet.com's systems is difficult to determine. Customer difficulties due to Year 2000 issues could interfere with healthcare transactions or information, which might expose Claimsnet.com to significant potential liability. If client failures result in the failure of Claimsnet.com's systems, its business, prospects, financial condition, and results of operations would be materially adversely affected. Furthermore, the purchasing patterns of these customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to become Year 2000 compliant. The costs of becoming Year 2000 compliant for current or potential customers may result in reduced funds being available to purchase and implement Claimsnet.com's applications and services.

    Claimsnet.com is conducting a formal assessment of its Year 2000 exposure in order to determine what steps beyond those identified by its internal review may be advisable. Claimsnet.com does not presently have a contingency plan for handling Year 2000 problems that are not detected and corrected prior to their occurrence. Any failure of Claimsnet.com to address any unforeseen Year 2000 issue could adversely affect its business, prospects, financial condition, and results of operations.

NOTE M--SUBSEQUENT EVENTS

    In February 1999, the Board of Directors authorized a 1.115385 for 1 split in common shares. (See Note H)

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                         (FORMERLY AMERICAN NET CLAIMS)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE M--SUBSEQUENT EVENTS (CONTINUED)
    On February 28, 1999 the Company completed the sale of the 1999 private placement for which the Company will issue 125,000 shares of common stock, and enter into note agreements in the amount of $1,000,000. Net proceeds from the transaction will be $900,000. The notes and all accrued interest will be due upon the earlier of the first day subsequent to the closing of the Company's initial public offering or one year from the closing of the private placement. The notes will bear interest at the rate of 12% per annum.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Medica Systems, Inc.

    We have audited the accompanying balance sheets of Medica Systems, Inc. as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended and the period from May 1, 1994 (inception) to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medica Systems, Inc. as of December 31, 1996 and 1995 and the results of its operations and cash flows for the years then ended and for the period from May 1, 1994 (inception) to December 31, 1994 in conformity with generally accepted accounting principles.

                                          KING GRIFFIN & ADAMSON P.C.

Dallas, Texas

June 2, 1997

                              MEDICA SYSTEMS, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                                                1996       1995
                                                                                              ---------  ---------
CURRENT ASSETS
  Cash......................................................................................  $  23,046  $  21,271
  Accounts receivable, net of allowance of $24,000 and $-0-.................................     32,216      6,991
  Prepaid expenses..........................................................................      4,388     --
  Deferred income taxes.....................................................................      3,316     10,465
                                                                                              ---------  ---------
    Total current assets....................................................................     62,966     38,727
                                                                                              ---------  ---------
FIXED ASSETS
  Office equipment..........................................................................     33,217     21,626
  Software..................................................................................     10,329      6,332
  Accumulated depreciation and amortization.................................................    (12,640)    (4,893)
                                                                                              ---------  ---------
                                                                                                 30,906     23,065
                                                                                              ---------  ---------
OTHER ASSETS................................................................................        560        770
                                                                                              ---------  ---------
TOTAL ASSETS................................................................................  $  94,432  $  62,562
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
  Accounts payable........................................................  $   8,683  $   3,469
  Accrued liabilities, including $1,300 due to stockholder................     51,978      1,300
  Deferred revenue........................................................     --         75,000
  Federal income taxes payable............................................      1,011        129
                                                                            ---------  ---------
    Total current liabilities.............................................     61,672     79,898
                                                                            ---------  ---------
DEFERRED INCOME TAXES, NON-CURRENT........................................      1,287      1,532
TOTAL LIABILITIES.........................................................     62,959     81,430
                                                                            ---------  ---------
COMMITMENTS AND CONTINGENCIES (Notes E, F and G)

STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock--no par value; 1,000 shares
    authorized; 730 shares issued and outstanding.........................     33,595     33,595
  Accumulated deficit.....................................................     (2,122)   (52,463)
                                                                            ---------  ---------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)......................................     31,473    (18,868)
                                                                            ---------  ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)......................  $  94,432  $  62,562
                                                                            ---------  ---------
                                                                            ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                              MEDICA SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

           YEARS ENDED DECEMBER 31, 1996 AND 1995 AND THE PERIOD FROM
                  MAY 1, 1994 (INCEPTION) TO DECEMBER 31, 1994

                                                                                    1996        1995       1994
                                                                                 ----------  ----------  ---------
CONSULTING INCOME..............................................................  $  395,396  $  120,902  $  79,952
                                                                                 ----------  ----------  ---------
OPERATING EXPENSES
  Bad debt provision...........................................................      24,000      --         --
  Claims processing............................................................       7,536      --         --
  Depreciation and amortization................................................       7,957       4,103      1,070
  Legal settlement.............................................................      50,000      --         --
  Professional fees............................................................      46,788      17,522      1,825
  Rents........................................................................       2,625      --         --
  Salaries and payroll taxes...................................................     161,253     150,086     62,767
  Telephone....................................................................      12,977       6,556      2,449
  Travel.......................................................................       8,352       8,779      1,000
  Other........................................................................      15,652       7,790     (1,826)
                                                                                 ----------  ----------  ---------
    Total operating expense....................................................     337,140     194,836     67,285
                                                                                 ----------  ----------  ---------
NET INCOME (LOSS) BEFORE INCOME TAXES..........................................      58,256     (73,934)    12,667
INCOME TAX BENEFIT (EXPENSE)...................................................      (7,915)     10,779     (1,975)
                                                                                 ----------  ----------  ---------
NET INCOME (LOSS)..............................................................  $   50,341  $  (63,155) $  10,692
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------

   The accompanying notes are an integral part of these financial statements.

                              MEDICA SYSTEMS, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

           YEARS ENDED DECEMBER 31, 1996 AND 1995 AND THE PERIOD FROM

                  MAY 1, 1994 (INCEPTION) TO DECEMBER 31, 1994

                                                                                                       RETAINED
                                                                                                       EARNINGS
                                                                             NUMBER OF     COMMON    (ACCUMULATED
                                                                              SHARES        STOCK      DEFICIT)
                                                                           -------------  ---------  -------------
Capital contribution at inception........................................          730    $  33,595    $  --
Net income...............................................................       --           --           10,692
                                                                                   ---    ---------  -------------
Balances at December 31, 1994............................................          730       33,595       10,692
Net loss.................................................................       --           --          (63,155)
                                                                                   ---    ---------  -------------
Balances at December 31, 1995............................................          730       33,595      (52,463)
Net income...............................................................       --           --           50,341
                                                                                   ---    ---------  -------------
Balances at December 31, 1996............................................          730    $  33,595    $  (2,122)
                                                                                   ---    ---------  -------------
                                                                                   ---    ---------  -------------

   The accompanying notes are an integral part of these financial statements.

                              MEDICA SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

           YEARS ENDED DECEMBER 31, 1996 AND 1995 AND THE PERIOD FROM
                  MAY 1, 1994 (INCEPTION) TO DECEMBER 31, 1994

                                                                                   1996        1995       1994
                                                                                 ---------  ----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)............................................................  $  50,341  $  (63,155) $  10,692
  Adjustments to reconcile net income (loss) to net
    cash provided (used) by operating activities...............................
    Depreciation and amortization..............................................      7,957       4,103      1,070
    Provision for bad debts....................................................     24,000      --         --
      Changes in assets and liabilities:
        Accounts receivable....................................................    (49,225)     23,460    (30,451)
        Prepaid expenses.......................................................     (4,388)     --         --
        Organization costs.....................................................     --          --         (1,050)
        Accounts payable.......................................................      5,214       2,504        965
        Accrued liabilities....................................................     50,677      (1,850)     3,150
        Deferred revenue.......................................................    (75,000)     75,000     --
        Federal income taxes payable...........................................        882         129     --
        Deferred income taxes..................................................      6,904     (10,908)     1,975
                                                                                 ---------  ----------  ---------
      Net cash provided (used) by operating activities.........................     17,362      29,283    (13,649)

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment..........................................    (15,587)    (13,979)   (11,164)
                                                                                 ---------  ----------  ---------
      Net cash used in investing activities....................................    (15,587)    (13,979)   (11,164)

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from common stock...................................................     --          --         30,780
                                                                                 ---------  ----------  ---------
      Net cash provided by financing activities................................     --          --         30,780

NET INCREASE IN CASH...........................................................      1,775      15,304      5,967
  Cash--beginning balance......................................................     21,271       5,967     --
                                                                                 ---------  ----------  ---------
  Cash--ending balance.........................................................  $  23,046  $   21,271  $   5,967
                                                                                 ---------  ----------  ---------
                                                                                 ---------  ----------  ---------

Supplemental disclosure of income taxes paid...................................  $     129  $   --      $  --
                                                                                 ---------  ----------  ---------
                                                                                 ---------  ----------  ---------

Supplemental schedule of non-cash investing and financing activities
  Equipment contributed by shareholder.........................................  $  --      $   --      $   2,815
                                                                                 ---------  ----------  ---------
                                                                                 ---------  ----------  ---------

   The accompanying notes are an integral part of these financial statements.

                              MEDICA SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                 DECEMBER 31, 1996 AND 1995 AND THE PERIOD FROM
                  MAY 1, 1994 (INCEPTION) TO DECEMBER 31, 1994

NOTE A--BACKGROUND AND ORGANIZATION

    Medica Systems, Inc. ("Medica" or the "Company") was incorporated in the state of Texas on May 1, 1994. Medica was formed for the purpose of developing software in the healthcare industry. The Company provides consulting services for medical billing processing.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

STATEMENT OF CASH FLOWS

    For purposes of the statement of cash flows, cash equivalents include time deposits, certificates of deposits, and all highly liquid debt instruments with original maturities of 3 months or less when purchased.

OFFICE EQUIPMENT

    Office equipment is stated at cost. Depreciation is provided using the straight line method over the estimated useful lives of the assets of five to seven years. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized.

SOFTWARE

    Software is stated at cost. Amortization is calculated using the straight line method over the estimated useful lives of the software of five years.

INCOME TAXES

    The Company accounts for income taxes in accordance with the asset and liability approach. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

REVENUE RECOGNITION

    Revenue relating to services is recognized upon completion of services, which are usually completed within one fiscal year. Payments for services received in advance are deferred and recognized when services have been rendered.

USE OF ESTIMATES AND ASSUMPTIONS

    Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts

                              MEDICA SYSTEMS, INC.

                 DECEMBER 31, 1996 AND 1995 AND THE PERIOD FROM
                  MAY 1, 1994 (INCEPTION) TO DECEMBER 31, 1994

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could vary from the estimates that were used.

NOTE C--FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments", requires disclosure about the fair value of all financial assets and liabilities for which it is practicable to estimate. All financial assets and liabilities are current and have carrying amounts and fair values of approximately the same amount.

NOTE D--INCOME TAXES

    Deferred tax assets and liabilities at December 31, 1996 and 1995 are as follows:

                                                                             1996       1995
                                                                           ---------  ---------
Current deferred tax asset...............................................  $   3,316  $  10,465
Current deferred tax liability...........................................     --         --
                                                                           ---------  ---------
  Net current deferred income taxes......................................      3,316     10,465
                                                                           ---------  ---------
                                                                           ---------  ---------
Non-current deferred tax asset...........................................     --         --
Non-current deferred tax liability.......................................     (1,287)    (1,532)
                                                                           ---------  ---------
  Net non-current deferred income taxes..................................  $  (1,287) $  (1,532)
                                                                           ---------  ---------
                                                                           ---------  ---------

    The current deferred tax asset results from the differences in timing of revenue recognition for income tax and financial reporting purposes and use of cash basis for income tax purposes. The non-current deferred tax liability results from differences in depreciation for income tax and financial reporting purposes.

    The components of income tax expense (benefit) for the years ended December 31, 1996 and 1995 and the period from May 1, 1994 to December 31, 1994 are as follows:

                                                                   1996        1995       1994
                                                                 ---------  ----------  ---------
Federal:
  Current......................................................  $   1,011  $      129  $  --
  Deferred.....................................................      6,904     (10,908)     1,975
                                                                 ---------  ----------  ---------
                                                                 $   7,915  $  (10,779) $   1,975
                                                                 ---------  ----------  ---------
                                                                 ---------  ----------  ---------

                              MEDICA SYSTEMS, INC.

                 DECEMBER 31, 1996 AND 1995 AND THE PERIOD FROM
                  MAY 1, 1994 (INCEPTION) TO DECEMBER 31, 1994

NOTE D--INCOME TAXES (CONTINUED)
    The Company's effective income tax rate differed from the Federal statutory rate of 15% as follows:

                                                                   1996        1995       1994
                                                                 ---------  ----------  ---------
Statutory rate of 15% (the Company's effective tax rates during
  the periods presented) applied to net income (loss)..........  $   8,738  $  (11,090) $   1,900
Non deductible expenses........................................       (228)       (240)        75
Other..........................................................       (595)        551     --
                                                                 ---------  ----------  ---------
                                                                 $   7,915  $  (10,779) $   1,975
                                                                 ---------  ----------  ---------
                                                                 ---------  ----------  ---------

NOTE E--CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    The Company's business activities are primarily with customers located within the state of Texas. During 1996, four customers accounted for approximately 96% of revenues. One of the customers, American Medical Finance ("American Medical Finance"), accounted for 22% of the revenues for 1996. The remaining three customers accounted for 39%, 22% and 13%, respectively. American Medical Finance is an affiliate of ANC (See Note G). At December 31, 1996, one customer comprised approximately 43% of trade accounts receivable. The Company has recorded an allowance of $24,000 related to this receivable. A second customer, American Medical Finance, comprised approximately 29% of trade accounts receivable. Management evaluates accounts receivable balances on an on-going basis and provides allowances as necessary for amounts estimated to eventually become uncollectible. In the event of complete non- performance of accounts receivable, the maximum exposure to the Company is the recorded amount shown on the balance sheet.

NOTE F--COMMITMENT

    The Company entered into a lease for office space in November, 1996 which expires in April, 1997. Minimum lease payments under this lease for 1997 total $3,500.

NOTE G--SUBSEQUENT EVENTS

    The Company was involved in litigation which was settled subsequent to December 31, 1996. In terms of the settlement, the Company is obligated to pay $50,000. This amount was accrued and has been reflected as legal settlement expense for the year ended December 31, 1996.

    On May 30, 1997, the Company was acquired by American Net Claims ("ANC") in exchange for cash, notes and common stock of ANC.

                              MEDICA SYSTEMS, INC.

                                 BALANCE SHEET

                                 MARCH 31, 1997

                                  (UNAUDITED)

                                           ASSETS
CURRENT ASSETS
  Cash............................................................................  $  36,113
  Accounts receivable, net of allowance of $30,000................................     37,226
  Deferred income taxes...........................................................      4,063
                                                                                    ---------
    Total current assets..........................................................     77,402
                                                                                    ---------
FIXED ASSETS
  Office equipment................................................................     35,322
  Software........................................................................     10,329
  Accumulated depreciation and amortization.......................................    (14,715)
                                                                                    ---------
                                                                                       30,936
                                                                                    ---------
OTHER ASSETS......................................................................        507
                                                                                    ---------
TOTAL ASSETS......................................................................  $ 108,845
                                                                                    ---------
                                                                                    ---------
                            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable................................................................  $  12,018
  Accrued liabilities, including $1,300 due to stockholder........................     57,010
  Federal income taxes payable....................................................      1,208
                                                                                    ---------
    Total current liabilities.....................................................     70,236
                                                                                    ---------
DEFERRED INCOME TAXES, NON-CURRENT................................................      1,487
TOTAL LIABILITIES.................................................................     71,723
                                                                                    ---------
STOCKHOLDERS' EQUITY
  Common stock--no par value; 1,000 shares authorized; 730 shares issued and
    outstanding...................................................................     33,595
  Retained earnings...............................................................      3,527
                                                                                    ---------
TOTAL STOCKHOLDERS' EQUITY........................................................     37,122
                                                                                    ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........................................  $ 108,845
                                                                                    ---------
                                                                                    ---------

   The accompanying notes are an integral part of these financial statements.

                              MEDICA SYSTEMS, INC.

                            STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1997

                                  (UNAUDITED)

CONSULTING INCOME.................................................................  $ 106,507
                                                                                    ---------

OPERATING EXPENSES
  Bad debt provision..............................................................      6,000
  Claims processing...............................................................      5,775
  Depreciation and amortization...................................................      2,128
  Professional fees...............................................................     11,530
  Rents...........................................................................      2,625
  Salaries and payroll taxes......................................................     62,206
  Telephone.......................................................................      4,345
  Travel..........................................................................      1,771
  Other...........................................................................      3,817
                                                                                    ---------
    Total operating expense.......................................................    100,197
                                                                                    ---------

NET INCOME BEFORE INCOME TAXES....................................................      6,310

INCOME TAX EXPENSE................................................................       (661)
                                                                                    ---------

NET INCOME........................................................................  $   5,649
                                                                                    ---------
                                                                                    ---------

   The accompanying notes are an integral part of these financial statements.

                              MEDICA SYSTEMS, INC.

                            STATEMENT OF CASH FLOWS

                       THREE MONTHS ENDED MARCH 31, 1997

                                  (UNAUDITED)

CASH FLOWS PROVIDED BY IN OPERATING ACTIVITIES
  Net income......................................................................  $   5,649
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization.................................................      2,128
    Provision for bad debts.......................................................      6,000
      Changes in assets and liabilities:
        Accounts receivable.......................................................    (11,010)
        Prepaid expenses..........................................................      4,388
        Accounts payable..........................................................      3,335
        Accrued liabilities.......................................................      5,032
        Federal income taxes payable..............................................        197
        Deferred income taxes.....................................................       (547)
                                                                                    ---------
      Net cash provided by operating activities...................................     15,172

CASH FLOWS USED IN INVESTING ACTIVITIES
  Purchases of property and equipment.............................................     (2,105)
                                                                                    ---------
    Net cash used in investing activities.........................................     (2,105)

NET INCREASE IN CASH..............................................................     13,067
  Cash--beginning balance.........................................................     23,046
                                                                                    ---------
  Cash--ending balance............................................................  $  36,113
                                                                                    ---------
                                                                                    ---------
Supplemental disclosure of income taxes paid......................................  $   1,011
                                                                                    ---------

   The accompanying notes are an integral part of these financial statements.

                              MEDICA SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           MARCH 31, 1997 (UNAUDITED)

NOTE A--INTERIM INFORMATION

    Interim information is unaudited; however, in the opinion of the Company's management, all adjustments necessary for a fair statement of interim results have been included in accordance with generally accepted accounting principles. All adjustments are of a normal recurring nature. The results for interim periods are not necessarily indicative of results to be expected for the entire year. These financial statements and notes should be read in conjunction with the Company's annual financial statements and the notes thereto for the fiscal year ended December 31, 1996.

NOTE B--SUBSEQUENT EVENT

    On June 2, 1997, the Company was acquired by American Net Claims ("ANC") in exchange for cash, notes and common stock of ANC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                            ------------------------

                               TABLE OF CONTENTS

                                                      PAGE
                                                      -----
Prospectus Summary...............................           3
Risk Factors.....................................           9
Use of Proceeds..................................          21
Dilution.........................................          23
Capitalization...................................          24
Selected Financial Data..........................          25
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............          26
Business.........................................          31
Management.......................................          39
Principal Stockholders...........................          47
Related Party Transactions.......................          49
Description of Securities........................          50
Shares Eligible for Future Sale..................          53
Underwriting.....................................          54
Legal Matters....................................          57
Experts..........................................          57
Additional Information...........................          57
Index to Financial Statements....................         F-1

                            ------------------------

    UNTIL         , 1999 ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK
WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                      [CRUTTENDEN ROTH INCORPORATED LOGO]

                                     [LOGO]

                                          , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by Claimsnet.com in connection with the issuance and distribution of the securities being offered hereby, excluding the underwriters' discounts and commissions (items marked with an asterisk (*) represent estimated expenses):

SEC Registration Fee...........................................  $ 3,209.54
Legal Fees and Expenses........................................  200,000.00*
Blue Sky Fees (including counsel fees).........................   35,000.00*
NASD Filing Fees...............................................    4,272.00
Listing Fees...................................................   20,000.00*
Accounting Fees and Expenses...................................   35,000.00*
Transfer Agent and Registrar Fees..............................    5,000.00*
Printing and Engraving Expenses................................   60,000.00
Miscellaneous..................................................  205,518.46
                                                                 ----------
    Total......................................................  $568,000.00*
                                                                 ----------
                                                                 ----------

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its board of directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit is obtained. Claimsnet.com's certificate of incorporation includes the following language:

    "The personal liability of the Directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of Subsection (b) of
Section 102 of the General Corporation Law of the State of Delaware as the same may be amended and supplemented."

    Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of Claimsnet.com, and, with respect to any criminal action, had reasonable cause to believe his conduct was lawful. Article VII, Section 7 of the by-laws of Claimsnet.com provides as follows:

    "The corporation shall indemnify its officers, directors, employees, and agents to the extent permitted by the General Corporation Law of Delaware."

    Article 11 of the certificate of incorporation of Claimsnet.com, as amended, permits indemnification of, and advancement of expenses to, among others, officers and directors of Claimsnet.com. Such Article provides as follows:

    "(a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation as a director, officer, employee, or agent of any other corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the indemnitee's heirs, executors, and administrators; provided, however, that, except as provided in paragraph (c) of this Article 11 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

    "(b) The right to indemnification conferred in paragraph (a) of this Article 11 shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Article 11 or otherwise.

    "(c) The rights to indemnification and to the advancement of expenses conferred in paragraphs (a) and (b) of this Article 11 shall be contract rights. If a claim under paragraph (a) or (b) of this Article 11 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 11 or otherwise, shall be on the Corporation.

    "(d) The rights to indemnification and to the advancement of expenses conferred in this Article 11 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

    "(e) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the Delaware General Corporation Law.

    "(f) The Corporation's obligation, if any, to indemnify any person who was or is serving as a director, officer, employee, or agent of any direct or indirect subsidiary of the Corporation or, at the request of the Corporation, of any other corporation or of a partnership, joint venture, trust, or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, or other enterprise.

    "(g) Any repeal or modification of the foregoing provisions of this Article 11 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification."

    Reference is made to the form of underwriting agreement filed as Exhibit 1.1 to the registration statement for certain provisions regarding indemnification of Claimsnet.com, its officers and directors, and any controlling persons by the Underwriters against certain liabilities for information furnished by the Underwriters.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Claimsnet.com pursuant to the foregoing provisions or otherwise, Claimsnet.com has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Set forth below in chronological order is information regarding the numbers of shares of common stock sold by Claimsnet.com, the number of options issued by Claimsnet.com, and the principal amount of debt instruments issued by Claimsnet.com since April 8, 1996 (inception), the consideration received by Claimsnet.com for such shares, options and debt instruments and information relating to the section of the Securities Act or rule of the Securities and Exchange Commission under which exemption from registration was claimed. None of these securities was registered under the Securities Act. Except as otherwise indicated, no sales of securities involved the use of an underwriters and no commissions were paid in connection with the sale of any securities.

    Each of such transactions was exempt from registration under the Securities Act by virtue of the provisions of Section 4(2) and/or Section 3(b) of the Securities Act. Each purchaser of the securities described below has represented that he/she/it understands that the securities acquired may not be sold or otherwise transferred absent registration under the Securities Act or the availability of an exemption from the registration requirements of the Securities Act, and each certificate evidencing the securities owned by each purchaser bears or will bear upon issuance a legend to that effect.

    All share numbers set forth below give effect to a 2.325578-for-one stock split effected on May 15, 1997, a 2.796117-for-one-reverse stock split effected on November 18, 1998, and a 1.115385-for-one stock split effected in February 1999.

    From Claimsnet.com's inception through December 31, 1996, Claimsnet.com issued to certain stockholders, including the founders of Claimsnet.com, certain other directors and officers of Claimsnet.com, a total of 2,356,596 shares of common stock at a price of $.001 per share.

    On March 26, 1997, Claimsnet.com issued to Terry A. Lee 46,385 shares of common stock at a price of approximately $1.69 per share.

    On May 21, 1997, Claimsnet.com completed a private placement, for $2,250,000, of 45 Units, each Unit consisting of 12,885 shares of common stock, at a price of $50,000 per Unit. Each of the investors agreed to acquire the Units for investment purposes only and not with a view to distribution. The certificates evidencing the common stock underlying the Units were appropriately legended. In the opinion of the Registrant, the offer and the sale of the Units was exempt by virtue of Section 4(2) of the Securities Act and the rules promulgated thereunder. During the second quarter of 1998, Claimsnet.com completed a private placement of 20 Units, each Unit consisting of 11,967 shares of common stock, at a price of $50,000 per Unit. Each of the investors agreed to acquire the Units for investment purposes only and not with a view to distribution. The certificates evidencing the common stock underlying the Units were appropriately legended. In the opinion of the Registrant, the offer and the sale of the Units was exempt by virtue of Section 4(2) of the Securities Act and the rules promulgated thereunder. During July to October 1998, Claimsnet.com completed a private placement of 29.5 Units, each Unit consisting of 9,245 shares of common stock, at a price of $50,000 per Unit. Each of the investors agreed to acquire the Units for investment purposes only and not with a view to distribution. The certificate evidencing the common stock underlying the Units were appropriately legended. On February 28, 1999, Claimsnet.com completed the sale of the 1999 private placement for which Claimsnet.com issued 125,000 shares of common stock, and entered into note agreements in the principal amount of $1,000,000. Net proceeds from the transaction were $900,000. The notes and all accrued interest will be due upon the earlier of the first day subsequent to the closing of Claimsnet.com's initial public offering or one year from the closing of the private placement. The notes will bear interest at the rate of 12% per annum. In the opinion of the Registrant, the offer and sale of the Units was exempt by virtue of Section 4(2) of the Securities Act and the rules promulgated thereunder. Each of the offerees and investors in such private placements provided representations to the Registrant that they were each "accredited investors," as defined in Rule 501 under the Securities Act, as well as highly sophisticated investors, and (ii) many of the investors in the 1998 private placements were existing stockholders of the Registrant at the time of such transaction. Each investor in such private placements, whether a new investor or existing investor, has been afforded the right to conduct a complete due diligence review of the Registrant if they so desire, has been offered the opportunity to ask questions of, and receive answers from Claimsnet.com, and to ask questions of this firm as securities counsel and the auditors of Claimsnet.com. An aggregate of 17 offerees were approached by the Registrant, one of which was a U.S. institutional investor, four of which were European institutional investors, and no more than 12 were highly accredited individuals resident in the U.S.

    On July 6, 1998, Claimsnet.com granted warrants to acquire an aggregate of 11,154 shares of common stock to Robert M. Rubin in connection with his retention as a healthcare consultant to Claimsnet.com. Such warrants are exercisable for a period of four years commencing one year following this offering at a price per share equal to 110% of the initial public offering price per share in this offering.

ITEM 16. EXHIBITS

    (a) The following exhibits are filed herewith:


EXHIBIT
 NO.
---------
   1.1**   Form of underwriting agreement

   3.1*    Certificate of Incorporation

   3.2     Bylaws, as amended

   3.3     Form of Certificate of Amendment to Certificate of Incorporation

   4.1**   Form of representatives' warrant

   4.2*    Form of Common Stock Certificate

   5.1**   Opinion of Brock Silverstein LLC

  10.1*    Employment Agreement, dated as of April 8, 1997 between Claimsnet.com inc. and Bo W. Lycke

  10.2*    1997 Stock Option Plan, as amended

  10.3*    Form of Indemnification Agreement

  10.4*    Agreement and Plan of Merger, dated June 2, 1997, among Claimsnet.com inc. (formerly, American NET
           Claims), ANC Holdings, Inc., Medica Systems, Inc., and the stockholders of Medica Systems Inc.

  10.5*    Promissory Note, dated July 31, 1996, from American NET Claims to American Medical Finance, in the principal amount of $3,740,000

  10.6*    Security Agreement, dated July 31, 1996, between Claimsnet.com inc. and American Medical Finance.

  10.7*    Employment Agreement, dated as of September 17, 1996, between Claimsnet.com inc. and Terry A. Lee, as amended as of March 26, 1997 and April 6, 1998.

  10.8*    Service Agreement, dated August 5, 1997, between American Medical Finance and Claimsnet.com inc.

  10.9*    Employment Agreement, dated June 2, 1997, between Claimsnet.com inc. and Randall S. Lindner

  10.10*   Form of Agreement, dated September 14, 1998, between Claimsnet.com and BlueCross BlueShield of
           Louisiana

  10.11*   Form of Non-Employee Director's Plan

  10.12*   Line of Credit with American Medical Finance in amount of $2,000,000

  10.13*   Financial Consulting Agreement.

  10.14**  Service Agreement, dated November 1998, between Claimsnet.com and Southern Medical Association.

  23.1     Consent of King Griffin & Adamson P.C.

  23.2**   Consent of Brock Silverstein LLC (contained in the Opinion filed as Exhibit 5.1).

  24.1**   Power of Attorney

99**       Consent of Westcott W. Price, III


------------------------

* Incorporated by reference to the corresponding exhibit filed by the Registrant with the registration statement on Form S-1 (Registration No. 333-36209).

+   To be filed by amendment.


**  Previously filed.

ITEM 17. UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) The Registrant hereby undertakes that it will:

    (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

    (2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering thereof.

    (c) The Registrant hereby undertakes that it will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (d) The Registrant hereby undertakes that it will:

    (1) File, during any period in which offers or sales are being nade, a post-effective amendment to this Registration Statement;

    (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) Reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 200 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

    (iii) Include any material information which with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment to the registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, Texas on April 2, 1999.


                                Claimsnet.com inc.

                                By:                /s/ BO W. LYCKE
                                      ------------------------------------------
                                                     Bo W. Lycke
                                         Chairman of the Board of Directors,
                                        President, and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Chairman of the Board of
       /s/ BO W. LYCKE            Directors, President, and
------------------------------    Chief Executive Officer       April 2, 1999
         Bo W. Lycke              (Principal Executive
                                  Officer)

                                Vice President and Chief
              *                   Financial Officer
------------------------------    (Principal Financial and      April 2, 1999
        Paul W. Miller            Accounting Officer)

              *                 Executive Vice President of
------------------------------    Marketing and Technology      April 2, 1999
         Terry A. Lee             and Director

              *
------------------------------  Director                        April 2, 1999
        Ward L. Bensen

              *
------------------------------  Director                        April 2, 1999
     Robert H. Brown, Jr.

              *
------------------------------  Director                        April 2, 1999
        Sture Hedlund

              *
------------------------------  Director                        April 2, 1999
     John C. Willems, III



*By:       /s/ BO W. LYCKE
      -------------------------
             Bo W. Lycke
          ATTORNEY-IN-FACT